UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

US Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

US Oncology, Inc. Common Stock, par value $0.01 per share.

(2)	Aggregate number of securities to which transaction applies:

            (1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 20, 2004, among US Oncology Holdings, Inc. f/k/a Oiler Holding Company, Oiler Acquisition Corp. and US Oncology, Inc., each issued and outstanding share of US Oncology, Inc. common stock, other than shares owned by stockholders who are entitled to and have exercised and perfected appraisal rights, shares owned by US Oncology Holdings, Inc. or Oiler Acquisition Corp. and shares held in US Oncology’s treasury, will be converted into the right to receive $15.05 in cash. In addition, pursuant to the terms of the Agreement and Plan of Merger, (a) each outstanding stock option will be fully vested and canceled in exchange for (i) the excess, if any, of $15.05 over the per share exercise price of the option multiplied by (ii) the number of shares of common stock subject to the option and (b) outstanding rights to receive shares of common stock under delayed stock delivery agreements will be canceled in exchange for an amount of cash equal to $15.05 multiplied by the number of shares of common stock otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates. The filing fee was calculated based upon (a) an estimated aggregate cash payment of $1,086,856,203 based on the proposed per share cash payment of $15.05 for 72,216,359 outstanding shares of common stock, excluding shares held by, or expected to be contributed prior to the merger to, US Oncology Holdings, Inc. or Oiler Acquisition Corp., (b) an estimated aggregate cash payment of $86,810,998 to holders of outstanding options to purchase an aggregate of 11,769,952 shares of common stock with per share exercise prices of less than $15.05 and (c) an estimated aggregate cash payment of $13,793,129 to holders of outstanding rights to receive an aggregate of 916,487 shares of common stock under delayed stock delivery agreements. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00012670 by the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,187,460,330

(5)	Total fee paid:

$150,452

(1) Based on the sum of (a) 72,216,359 shares of US Oncology common stock, which represents 86,211,514 shares of common stock outstanding as of March 31, 2004, less 13,995,155 shares held by, or expected to be contributed prior to the merger to, US Oncology Holdings, Inc. or Oiler Acquisition Corp., which will be canceled without payment at the effective time of the proposed merger, (b) 11,769,952 shares of common stock issuable pursuant to stock options with exercise prices less than the per share merger consideration of $15.05 and (c) 916,487 shares of common stock issuable under delayed stock delivery agreements.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

US ONCOLOGY, INC.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

                , 2004

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of US Oncology, Inc., to be held on                 , 2004 at                      at the                     . At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 2004, among US Oncology, Inc., US Oncology Holdings, Inc. (f/k/a Oiler Holding Company) and Oiler Acquisition Corp., and the merger contemplated by the merger agreement. Under the merger agreement, Oiler Acquisition Corp., a wholly owned subsidiary corporation of US Oncology Holdings, Inc., will be merged with and into US Oncology, with US Oncology being the surviving corporation. Both US Oncology Holdings, Inc. and Oiler Acquisition Corp. are Delaware corporations that were formed by Welsh, Carson, Anderson & Stowe IX, L.P. for the purpose of completing the merger and related financing transactions. Welsh, Carson, Anderson & Stowe IX, L.P. currently directly owns approximately 14.5% of US Oncology’s outstanding common stock and, together with its co-investors and the directors and executive officers of US Oncology that participate in the merger, will own all the capital stock of US Oncology Holdings, Inc. when the merger is consummated. R. Dale Ross, US Oncology’s Chairman and Chief Executive Officer, and certain other directors and executive officers of US Oncology will each participate in the merger by acquiring an equity interest in Holdings.

You will also be asked to consider and vote upon a proposal to approve and adopt an amendment to US Oncology’s 2002 Key Executive Performance Stock Option Plan. The amendment will accelerate the vesting of certain outstanding options held by executive officers, which is necessary for US Oncology to satisfy the conditions to the merger set forth in the merger agreement.

If the merger is completed, each issued and outstanding share of US Oncology common stock owned by you will be converted into the right to receive $15.05 in cash, without interest, unless you choose to be a dissenting stockholder and exercise and perfect your appraisal rights under Delaware law. Each outstanding option for US Oncology common stock will be canceled in exchange for (1) the excess, if any, of $15.05 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes. Outstanding rights to receive shares of common stock under existing delayed stock delivery agreements between US Oncology and certain physicians will be canceled in exchange for an amount in cash equal to (1) $15.05 multiplied by (2) the number of shares of common stock otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates, net of any applicable withholding taxes.

If the merger is completed, US Oncology will no longer be a publicly traded company.

The board of directors of US Oncology formed a special committee, composed of independent directors who are not officers or employees of US Oncology, are independent of and have no economic interest or expectancy of an economic interest in Welsh, Carson, Anderson & Stowe IX, L.P. or its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and do not have an economic interest or expectancy of an economic interest in US Oncology Holdings, Inc. or the surviving corporation, to evaluate, negotiate and make a recommendation to the board of directors regarding the merger proposal and transactions related thereto, including the terms of the merger agreement. If the merger is completed, two of the members of the special committee will, along with other option holders, receive cash payments for vested in-the-money options. See “Special Factors—Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page     . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee.

The board of directors, acting on the unanimous recommendation of the special committee, has approved the merger agreement and the merger. The special committee and the board of directors each have determined that the terms of the merger agreement and the proposed merger are advisable, fair to, and in the best interests of, US Oncology unaffiliated stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger. The board of directors also recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

The compensation committee of your board of directors has also approved the amendment to the 2002 Key Executive Performance Stock Option Plan. The board of directors recommends that you vote FOR the approval and adoption of the amendment to the 2002 Key Executive Performance Stock Option Plan.

The enclosed proxy statement provides information about the merger agreement, the proposed merger and the transactions contemplated thereby, the amendment to the 2002 stock option plan and the special meeting. You may obtain additional information about US Oncology from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger and the amendment to the 2002 stock option plan.

Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of (a) the holders of a majority of the outstanding shares of US Oncology common stock entitled to vote and (b) the holders of a majority of the outstanding shares of US Oncology common stock not held by US Oncology Holdings, Inc., Oiler Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of US Oncology’s board or management that are expected to participate in the merger. The conditions to the merger cannot be satisfied unless the amendment to the 2002 stock option plan is approved and adopted by the affirmative vote of the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting because the acceleration of vesting, cancellation and payment of cash for outstanding stock options is part of the merger transaction. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please vote in any of the following ways:

•	use the toll-free number shown on the voting instructions;

•	use the Internet website shown on the voting instructions; or

•	complete, sign, date and mail the enclosed proxy card at your first opportunity.

This solicitation for your proxy is being made by US Oncology on behalf of the board of directors of US Oncology. If you fail to vote on the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and the merger for purposes of the vote referred to above. If you fail to vote on the amendment to the 2002 stock option plan, it will have no effect on the approval of the amendment. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement, the merger, any postponement or adjournment of the special meeting referred to above and the amendment to the 2002 stock option plan. Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

/s/ R. DALE ROSS
Chairman and Chief Executive Officer

                , 2004

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                 , 2004 and is first being mailed to stockholders of US Oncology on or about                 , 2004.

US ONCOLOGY, INC.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                 , 2004

Notice is hereby given that a special meeting of stockholders of US Oncology, Inc., a Delaware corporation, will be held on                 , 2004, at                      at the                         , for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 2004, among US Oncology, US Oncology Holdings, Inc. (f/k/a Oiler Holding Company) and Oiler Acquisition Corp., and the merger contemplated by the merger agreement.

•	To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

•	To consider and vote upon a proposal to amend US Oncology’s 2002 Key Executive Performance Stock Option Plan to accelerate the vesting of unvested stock options held by key executive officers of US Oncology under that plan so that they may receive the excess, if any, of $15.05 over the per share exercise prices of such unvested options multiplied by the number of shares of common stock subject to such unvested options held by such officers, as contemplated under the terms of the merger agreement being submitted to stockholders.

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors, acting on the unanimous recommendation of the special committee, has approved the terms of the merger agreement and the proposed merger. The board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of, the US Oncology unaffiliated stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger. The board of directors also recommends that you vote FOR the approval of any postponement or adjournment of the special meeting referred to above.

The compensation committee of the board of directors has approved the amendment to the 2002 Key Executive Performance Stock Option Plan. The board of directors recommends that you vote FOR the approval and adoption of the amendment to the 2002 Key Executive Performance Stock Option Plan.

Only holders of record of US Oncology common stock at the close of business on                 , 2004, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Stockholders of US Oncology who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal to US Oncology before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of (a) the holders of a majority of the outstanding shares of US Oncology common stock entitled to vote and (b) the holders of a majority of the outstanding shares of US Oncology common stock not held by US Oncology Holdings, Inc., Oiler Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of US Oncology’s board or management that are expected to participate in the merger. Failure to vote on the merger has the same effect as a vote against the merger proposal. The conditions to the merger cannot be satisfied unless the amendment to the 2002 Key Executive Performance Stock Option Plan is approved and adopted by the affirmative vote of the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting because the acceleration of vesting, cancellation and payment of cash for outstanding options is part of the merger transaction. If you fail to vote on the amendment to the 2002 stock option plan, it will have no effect on the approval of the amendment. Even if you plan to attend the special meeting in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and mail the enclosed proxy card or submit your vote using the telephone or Internet. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail.

This solicitation for your proxy is being made by US Oncology on behalf of the board of directors of US Oncology. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder Communications Inc., which is assisting US Oncology, toll-free at (800) 903-4377.

The merger agreement, the merger and the amendment to the 2002 Key Executive Performance Stock Option Plan are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A and a copy of the 2002 Key Executive Performance Stock Option Plan as proposed to be amended is included as Appendix D to the accompanying proxy statement.

By Order of the Board of Directors,

/s/ LEO E. SANDS
Executive Vice President, Chief Administrative Officer and Secretary

Houston, Texas

                , 2004

SUMMARY TERM SHEET

This summary provides a brief description of the material terms of the merger agreement and the merger, and a proposed amendment to the 2002 Key Executive Performance Stock Option Plan, referred to as the 2002 stock option plan in this proxy statement. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information incorporated by reference and the information in the Appendices.

•	The Parties to the Merger

•	US Oncology—US Oncology, Inc. is a Delaware corporation that is headquartered in Houston, Texas. US Oncology is a leading national cancer-care services company. See “The Participants” beginning on page .

•	Holdings—US Oncology Holdings, Inc. (f/k/a Oiler Holding Company) is a Delaware corporation that is a wholly owned subsidiary of Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, referred to as Welsh Carson in this proxy statement. Welsh Carson is an investment partnership that was organized by Welsh, Carson, Anderson & Stowe, a New York based private equity firm. Welsh Carson currently directly owns approximately 14.5% of US Oncology’s outstanding common stock and, together with its co-investors (each of whom is listed under “Special Factors—Merger Financing—Holdings’ Equity Commitments”) and the continuing investors referred to below, will own all the capital stock of Holdings when the merger is consummated. Welsh Carson formed Holdings for the purpose of completing the merger and related financing transactions. See “The Participants” beginning on page .

•	Acquisition Corp.—Oiler Acquisition Corp. is a Delaware corporation that is a wholly owned subsidiary of Holdings. Welsh Carson formed Acquisition Corp. for the purpose of completing the merger and related financing transactions. See “The Participants” beginning on page .

•	The Merger

•	In the merger, Acquisition Corp. will merge with and into US Oncology, and US Oncology will no longer be a publicly traded company. Upon completion of the merger, Acquisition Corp. will cease to exist and US Oncology will continue as the surviving corporation and as a wholly owned subsidiary of Holdings. We have attached the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See “Special Factors” beginning on page and “The Merger Agreement” beginning on page .

•	Following the merger, current US Oncology stockholders (except for Welsh Carson, its co-investors and the continuing investors) will cease to have ownership interests in US Oncology or rights as US Oncology stockholders.

•	Stockholder Vote Required to Approve the Merger

•	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Approval and adoption of the merger agreement and the merger require the affirmative vote of (a) the holders of a majority of the outstanding shares of common stock of US Oncology entitled to vote and (b) the holders of a majority of the outstanding shares of US Oncology common stock not held by Holdings, Acquisition Corp., Welsh Carson, its co-investors or the continuing investors. Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, there were shares of common stock outstanding and entitled to be voted at the special meeting. See “The Special Meeting” beginning on page .

•	The merger agreement requires the board of directors of US Oncology or any committee administering stock option plans to take all actions necessary to cause all outstanding stock options granted under stock option plans to become vested and exercisable. Under the terms of the merger agreement, all outstanding options will be canceled and holders of options will receive the excess, if any, of $15.05 over the per share exercise prices of such options multiplied by the number of shares of common stock subject to such options held, net of any applicable withholding taxes. The 2002 stock option plan provides that stockholder approval is required to accelerate vesting of outstanding options under the plan. If vesting is not accelerated, one of the conditions to the closing of the merger will not be satisfied. If the 2002 stock option plan amendment is not approved, the merger could still be consummated if such condition to closing is waived. You are being asked to consider and vote upon a proposal to approve and adopt an amendment to the 2002 stock option plan permitting such acceleration of vesting. Approval and adoption of the amendment to the 2002 stock option plan requires the affirmative vote of the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting. Abstentions and broker non-votes are not included as votes cast on the proposal and have no effect on the vote on this proposal. See “Proposal to Amend the 2002 Key Executive Performance Stock Option Plan” beginning on page .

•	Recommendations of the Special Committee and the Board of Directors

•	The special committee is composed of independent directors who are not officers or employees of US Oncology, are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson or its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and do not have an economic interest or expectancy of an economic interest in Holdings or the surviving corporation. If the merger is completed, two of the members of the special committee will, along with other option holders, receive cash payments for vested in-the-money options. See “Special Factors—Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee.

•	The special committee and the board of directors have determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of, the US Oncology stockholders other than Holdings, Acquisition Corp. and Welsh Carson and their respective affiliates, including the co-investors, and the continuing investors and the officers and directors of US Oncology. In this proxy statement, we sometimes refer to the US Oncology stockholders other than Holdings, Acquisition Corp. and Welsh Carson and their respective affiliates, including the co-investors, and the continuing investors and the officers and directors of US Oncology as the “unaffiliated stockholders” or the “public stockholders” of US Oncology. For information as to the reasons for the special committee and the board of directors reaching such conclusion, see “Special Factors—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger” beginning on page . The board of directors, acting on the unanimous recommendation of the special committee, has approved the merger agreement and the merger and recommends that you vote FOR the approval and adoption of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

•	The compensation committee of the board of directors has approved the amendment to the 2002 stock option plan, and the conditions to the merger cannot be satisfied unless the stockholders approve the amendment. The board of directors recommends that you vote FOR the approval and adoption of the amendment to the 2002 stock option plan.

•	Purpose of the Merger and Timing

•	The principal purpose of the merger is to provide you with an opportunity to receive an immediate cash payment for your US Oncology shares at a price that is at a premium over recent market prices, and to enable Welsh Carson, its co-investors and the continuing investors to acquire US Oncology.

•	The merger is being proposed at this time in direct response to a proposal from Welsh Carson received by US Oncology on February 23, 2004.

•	Opinion of the Special Committee’s Financial Advisor

•	The special committee engaged Merrill Lynch & Co. to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the public holders of US Oncology common stock pursuant to the merger was fair from a financial point of view to the public holders.

•	On March 20, 2004, Merrill Lynch delivered its written opinion to the special committee and the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $15.05 per share in cash to be received by the public holders pursuant to the merger was fair from a financial point of view to the public holders.

•	The full text of the written opinion of Merrill Lynch, which sets forth assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. Stockholders are urged to read and should read the entire opinion carefully. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page .

•	Consideration; Effect of the Merger on US Oncology Stockholders

•	In the merger, each share of US Oncology common stock will be converted automatically into the right to receive $15.05 in cash, without interest, except for:

•	treasury shares of US Oncology common stock, all of which will be canceled without any payment;

•	shares of US Oncology common stock owned by Holdings or Acquisition Corp., including any shares held by Welsh Carson, its co-investors and one of the continuing investors that are contributed to Holdings prior to the merger in return for equity interests in Holdings; and

•	shares of US Oncology common stock held by stockholders who properly exercise and perfect appraisal rights, which will be available in accordance with Section 262 of the Delaware General Corporation Law. See “Special Factors—Appraisal Rights” beginning on page .

•	At the effective time of the merger (and, with respect to options under the 2002 stock option plan, subject to the stockholder approval of the 2002 stock option plan amendment contemplated by this proxy statement), each outstanding option under the US Oncology stock option plans will become fully vested and exercisable and will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $15.05 over the per share exercise price of the option and (2) the number of shares of US Oncology’s common stock subject to the option, net of any applicable withholding taxes. See “The Merger Agreement” beginning on page . The merger agreement requires the board of directors of US Oncology or any committee administering stock option plans to take all actions necessary to cause all outstanding stock options granted under stock option plans to become vested and exercisable at the effective time of the merger. See “The Merger Agreement—Treatment of Options” beginning on page and “Proposal to Amend the 2002 Key Executive Performance Stock Option Plan” beginning on page .

•	In the merger, all outstanding rights to receive shares of US Oncology common stock under existing delayed stock delivery agreements with certain physicians will be canceled in exchange for an amount in cash determined by multiplying (1) $15.05 by (2) the number of shares of US Oncology common stock that had been otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates, net of any applicable withholding taxes. See “The Merger Agreement—Treatment of Shares Issuable Under Delayed Stock Delivery Agreements” beginning on page     .

•	Upon completion of the merger, current US Oncology stockholders, other than Welsh Carson, its co-investors and the continuing investors, will cease to have ownership interests in US Oncology or rights as US Oncology stockholders, and Holdings, and indirectly Welsh Carson, its co-investors and the continuing investors, will own all of the surviving corporation’s outstanding capital stock. Therefore, current stockholders of US Oncology, other than such investors, will not participate in any future earnings or growth of US Oncology and will not benefit from any appreciation in value of US Oncology. See “Special Factors—Effects of the Merger” beginning on page .

•	As a result of the merger, US Oncology will be a privately held corporation and there will be no public market for its common stock. After the merger, US Oncology’s common stock will no longer be listed on the Nasdaq National Market and its registration under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act, will be terminated. See “Special Factors—Effects of the Merger” beginning on page .

•	Termination of the Merger Agreement

•	The merger agreement may be terminated prior to the closing of the merger under several circumstances, including:

•	by either US Oncology or Holdings (so long as such party’s breach of the merger agreement has not caused or resulted in such failure to complete the merger), if the merger is not completed on or before 5:00 p.m. Eastern Standard Time on August 31, 2004;

•	by either US Oncology or Holdings, if the stockholders of US Oncology do not approve and adopt the merger agreement and the merger by the requisite vote at the special meeting or an adjournment thereof;

•	by Holdings, if either the board of directors or the special committee withdraws or modifies its recommendation to approve the merger agreement and the merger in a manner that is materially adverse to Holdings or Acquisition Corp. or if either the board of directors or the special committee takes specified actions or fails to take specified actions with respect to a competing acquisition proposal; and

•	by US Oncology, if the board of directors or the special committee in the exercise of its good faith judgment as to its fiduciary duties determines that such termination is required by reason of a “superior proposal” having been made.

•	As used in the merger agreement, the term “superior proposal” means

•	either

•	any inquiry, proposal or offer from any person or group of persons relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of US Oncology and its subsidiaries, taken as a whole, or 50% or more of the outstanding common stock of US Oncology, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 50% or more of the outstanding common stock of US Oncology, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving US Oncology (or any subsidiary or subsidiaries of US Oncology whose business constitutes 50% or more of the net revenues, net income or assets of US Oncology and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement, or

•	a “company acquisition proposal” as a result of which the individuals comprising the board of directors of US Oncology prior to such transaction do not constitute a majority of the board of directors (or other governing body) of the entity surviving or resulting from such transaction or the ultimate parent entity following such transaction, and

•	which the board of directors of US Oncology or the special committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel),

•	would, if consummated, result in a transaction that is more favorable to the stockholders of US Oncology entitled to receive the merger consideration under the merger agreement (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby (including any changes to the financial terms of the merger agreement proposed by Holdings in response to such offer or otherwise) and

•	is capable of being, and is reasonably likely to be, completed without undue delay.

•	As used in the merger agreement, the term “company acquisition proposal” means any inquiry, proposal or offer from any person or group of persons relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of US Oncology and its subsidiaries, taken as a whole, or 20% or more of the outstanding common stock of US Oncology, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding common stock of US Oncology, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving US Oncology (or any subsidiary or subsidiaries of US Oncology whose business constitutes 20% or more of the net revenues, net income or assets of US Oncology and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

See “The Merger Agreement—Termination” beginning on page     .

•	Termination Fee

•	If the merger agreement is terminated under specified circumstances, including acceptance of a superior acquisition proposal, US Oncology may be required to pay to a Welsh Carson affiliate a $12.0 million termination fee and up to $1.0 million in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement—Fees and Expenses; Termination Fee” beginning on page .

•	Conditions of the Merger

•	The merger agreement and the merger are subject to approval by (a) the holders of a majority of the outstanding shares of US Oncology common stock entitled to vote and (b) the holders of a majority of outstanding shares of US Oncology common stock not held by Holdings, Acquisition Corp., Welsh Carson, its co-investors or the continuing investors, as well as other conditions, including obtaining the necessary financing to complete the merger, the tender of not less than a majority of the aggregate principal amount of US Oncology’s existing 9 5/8% senior subordinated notes, the total number of dissenting shares not exceeding 8% of the issued and outstanding shares of US Oncology’s common stock as of the effective time of the merger and obtaining required consents and approvals (including approvals necessary to meet the obligation contemplated by the merger agreement to allow the accelerated vesting of certain stock options held by executive officers). See “The Merger Agreement—Conditions to Completing the Merger” beginning on page and “Special Factors—Merger Financing” beginning on page .

•	Merger Financing

•	The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1,530.7 million, consisting of:

•	approximately $1,181.0 million to pay US Oncology’s stockholders (other than Holdings or Acquisition Corp.), option holders and holders of rights to receive shares under delayed stock delivery agreements the amounts due to them under the merger agreement, assuming that no US Oncology stockholder exercises and perfects its appraisal rights;

•	approximately $240.3 million to refinance existing indebtedness of US Oncology required as a condition to the merger, including the funding of the debt tender offer for US Oncology’s existing 9 5/8% senior subordinated notes; and

•	approximately $109.4 million to pay related fees and expenses.

See “Special Factors—Merger Financing” beginning on page     .

•	Holdings and Acquisition Corp. expect that the total amount necessary to complete the merger and the related transactions will be funded with (i) an equity investment by Welsh Carson, its co-investors and one of the continuing investors in Holdings, (ii) excess US Oncology cash, (iii) borrowing by the surviving corporation under a new senior secured credit facility and (iv) the issuance by Acquisition Corp. of both senior unsecured and senior subordinated notes and, if and to the extent Acquisition Corp. cannot complete a public offering or Rule 144A or other private offering of notes prior to the closing of the merger, borrowings of senior subordinated increasing rate bridge loans by the surviving corporation under a bridge loan facility. See “Special Factors—Merger Financing” beginning on page .

•	Holdings has received a commitment letter pursuant to which JPMorgan Chase Bank, Wachovia Bank, National Association and Citicorp North America, Inc. have committed, subject to the terms and conditions set forth in the commitment letter, to provide to the surviving corporation or Acquisition Corp.:

•	up to $550 million in senior secured credit financing to the surviving corporation, $450 million of which is expected to be in the form of term loans and $100 million of which is expected to be in the form of a revolving credit facility; and

•	in the event and to the extent that Acquisition Corp. is unable to complete a public offering or Rule 144A or other private offering of up to $625 million of senior subordinated notes prior to the closing of the merger, up to $625 million (less the amount of senior subordinated notes issued, if any) of senior subordinated increasing rate bridge loans under a bridge loan facility. The total principal amount of senior subordinated notes and loans under the bridge loan facility shall be reduced by the sum of (i) the aggregate principal amount of US Oncology’s 9 5/8% senior subordinated notes not tendered in the debt tender offer contemplated by the merger agreement and (ii) the amount of the tender premium offered in the debt tender offer and accrued and unpaid interest in respect of the untendered notes.

•	As a result of the merger, Acquisition Corp. will be merged with and into US Oncology and, thereafter, US Oncology as the surviving corporation will be (1) the borrower under the senior secured credit facilities and bridge loan facility, and (2) the issuer of both the senior unsecured and senior subordinated notes.

•	In addition, Holdings has received two commitment letters from Welsh Carson, pursuant to which Welsh Carson has committed, subject to the terms and conditions set forth in the commitment letters, to provide and/or deliver to Holdings up to an aggregate of $304.1 million in cash and 13,995,155 shares of US Oncology common stock in exchange for stock of Holdings.

•	Activities During the Solicitation Period

•	The merger agreement permitted US Oncology to solicit alternative acquisition proposals from March 20 until April 6, 2004. During that time, Merrill Lynch contacted 39 potential purchasers, (32 strategic parties and seven financial parties), and two of such potential purchasers entered into confidentiality agreements with US Oncology. US Oncology did not receive any written indications of interest during the solicitation period, as is contemplated by the merger agreement for continued discussions, from any such potential purchasers. On March 30, 2004, one of the potential purchasers that executed a confidentiality agreement indicated that it would not proceed with any further consideration of a transaction with US Oncology. On April 6, 2004, the other potential purchaser was in the process of conducting due diligence and, although it had not provided a written indication of interest, it was nevertheless treated as an “excluded party” by Holdings, Acquisition Corp. and US Oncology so that it could be determined whether it might consider a written indication of interest. As a result, such potential purchaser continued to conduct due diligence following April 6, 2004. On April 27, 2004, such other potential purchaser indicated that it would not proceed with any further consideration of a transaction with US Oncology. See “Special Factors—Background of the Merger” beginning on page and “The Merger Agreement—Solicitation of Transactions” beginning on page .

•	As used in the merger agreement, the term “excluded party” means any person or group of related persons from whom US Oncology has received, after the date of the merger agreement and prior to April 6, 2004, a written indication of interest that the US Oncology board of directors or special committee reasonably believed was bona fide and could reasonably be expected to result in a superior proposal. The two potential purchasers discussed in the preceding paragraph are the only parties who qualified as “excluded parties.”

•	The merger agreement provides that following April 6, 2004 and until the effective time or termination of the merger, US Oncology may continue discussions and negotiations with an excluded party regarding the excluded party’s efforts constituting or leading to an alternative acquisition proposal. During that period, US Oncology may accept an alternative acquisition proposal from an excluded party or may enter into an agreement with an excluded party requiring US Oncology to terminate the merger. US Oncology may not provide an excluded party with any non-public information without first entering into an acceptable confidentiality agreement and must also provide (if not provided previously) such information to Holdings. At this time, US Oncology does not anticipate any further discussions or negotiations with either excluded party noted above and it is not now possible under the merger agreement for any other party to qualify as an excluded party.

•	Litigation Challenging the Merger

•

Seven purported class action lawsuits have been filed naming US Oncology and each of its directors as defendants. Four of the lawsuits also name Welsh Carson (or Welsh, Carson, Anderson & Stowe) as a defendant and two also name Acquisition Corp. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of US Oncology by entering into the merger agreement. Among other things, the consideration offered in the merger is alleged to be inadequate and a result of unfair dealing. One of the lawsuits alleges that two of the three directors on the special committee, and several other directors, are not independent, and that certain facts were not disclosed. Boone Powell, Jr. was alleged not to be an independent director on account of an alleged “close connection” between US Oncology and Baylor University of which the Baylor University Medical Center in Dallas is a part. Baylor is alleged to have certain relationships with US Oncology and Mr. Powell is a former director and Chairman of the Baylor Health Care System. Burton S. Schwartz, M.D., is President and Medical Director of Minnesota Oncology Hematology, PA, which has a service agreement with US Oncology, and is alleged not to be an independent director because of amounts paid under such service agreement by such entity to US Oncology.

Messrs. Powell and Schwartz are also alleged to be “beholden” to Russell L. Carson, a principal of Welsh Carson, and R. Dale Ross, US Oncology’s President and Chief Executive Officer. The complaints seek an injunction against the proposed transaction or, if it is consummated, rescission of the transaction and imposition of a constructive trust, as well as money damages, attorneys’ fees, expenses and other relief. Additional lawsuits could be filed in the future. US Oncology believes that these lawsuits and the allegations contained therein lack merit and it intends to vigorously defend them. Three of the lawsuits were filed in the Court of Chancery of the State of Delaware and four of the lawsuits were filed in District Courts in Harris County, Texas by purported stockholders of US Oncology on behalf of all similarly situated stockholders. Each lawsuit alleges that a class should be certified and the plaintiff be named as representative of the purported class. No class has been certified at present and, accordingly, US Oncology regards all the actions to date as purported class actions. See “Special Factors—Litigation Challenging the Merger” beginning on page     .

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides brief answers to some of the more likely questions raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information incorporated by reference and the information in the Appendices.

Q:	What am I being asked to vote on?

A:	You are being asked to approve and adopt the merger agreement and the merger, which provides for the acquisition of US Oncology by Holdings, and to vote on a proposal to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. After the merger, US Oncology will become a privately held company and a wholly owned subsidiary of Holdings, which will be owned by Welsh Carson, its co-investors and the continuing investors. You are also being asked to vote on an amendment to the 2002 stock option plan for US Oncology’s key executive officers to allow acceleration of vesting of outstanding stock options under the 2002 stock option plan, as contemplated by the merger agreement.

The board of directors, acting upon the unanimous recommendation of the special committee, approved the merger agreement and the merger and the compensation committee of the board of directors approved the amendment to the 2002 stock option plan. The special committee and the board of directors believe that the terms of the merger agreement and the proposed merger are advisable, fair to, and in the best interests of, the US Oncology unaffiliated stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger, FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting, and FOR the amendment to the 2002 stock option plan.

Q:	What are the consequences of the merger to present members of management and the board of directors?

A:	In considering the recommendations of the board of directors, US Oncology stockholders should be aware that some of US Oncology’s executive officers and members of US Oncology’s board of directors have interests in the transaction that are different from, or in addition to, the interests of US Oncology stockholders generally. These interests include:

•

Holdings expects that certain executive officers and directors of US Oncology will participate in the merger by making an investment in Holdings and acquiring shares of preferred stock and common stock on the same basis that Welsh Carson and its co-investors are investing in Holdings. We refer to these executive officers and directors throughout this proxy statement as the continuing investors. They are: Robert A. Ortenzio (Director), R. Dale Ross (Chairman and Chief Executive Officer), Lloyd K. Everson, M.D. (Director), Bruce D. Broussard (Chief Financial Officer and Executive Vice President of Pharmaceutical Services), Atul Dhir, M.B.B.S., D.Phil. (President, Cancer Information and Research), George D. Morgan (Chief Operating Officer), Leo E. Sands (Executive Vice President, Chief Administrative Officer and Secretary) and Phillip H. Watts (General Counsel). Prior to closing, additional employees of US Oncology may also agree to participate in the merger as continuing investors. It is contemplated that prior to the merger Robert A. Ortenzio, together with his father, will contribute shares of US Oncology common stock held by him to Holdings in exchange for such equity securities in Holdings and may invest additional cash in Holdings. The aggregate investment in Holdings by the Ortenzios is expected to be approximately $         million (which we anticipate at the time the merger is completed will be approximately         % of the full equity capitalization of Holdings). All other continuing investors are expected to purchase equity securities in Holdings (which we anticipate at the time the merger is completed will be less than 2% of the full equity capitalization of Holdings) for approximately $10.0 million in cash which is expected to be received by such investors in the merger in exchange for their existing equity interests in US Oncology.

•	In connection with the merger, Holdings will also adopt a restricted stock and option plan. The aggregate shares issuable pursuant to grants under that plan are expected to be approximately 20% of the fully diluted common stock of Holdings upon consummation of the merger (which we anticipate at that time will be approximately 4% of the full equity capitalization of Holdings). Depending on the future results of Holdings, the value of the common equity received under the restricted stock and option plan may increase over time as a percentage of the full equity capitalization of Holdings. Members of US Oncology’s management, including some of the continuing investors, will receive awards under this plan upon consummation of the merger. In addition, management will be entitled to participate in a long-term cash incentive plan to the extent US Oncology exceeds targeted returns on invested capital over a period of time preceding a liquidity event, such as a sale of the company or another initial public offering within a specified number of years.

•	In connection with the merger (and, with respect to options under the 2002 stock option plan, subject to the stockholder approval of the 2002 stock option plan amendment contemplated by this proxy statement), all outstanding options (including those held by US Oncology’s directors and executive officers) will become immediately exercisable and canceled in exchange for (1) the excess, if any, of $15.05 over the per share exercise prices of the options multiplied by (2) the number of shares of common stock subject to the options, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order that the full amount of such options may be canceled in exchange for cash. Pursuant to this provision, US Oncology’s directors and executive officers will receive an aggregate of $56.7 million for their options with per share exercise prices below $15.05, a portion of which will be reinvested in Holdings by certain of the continuing investors as described above. Members of the board of directors and executive officers of US Oncology collectively hold 7,013,319, or 63.7%, out of 11,014,712 outstanding in-the-money options. Out of a total of $86,175,682 paid out in respect of in-the-money options in connection with the merger, $56,680,362, or 65.8%, will be paid to directors or executive officers of US Oncology.

•	Russell L. Carson, a current director of US Oncology, is a managing member of the general partner of Welsh Carson, a co-investor and a founder of Welsh, Carson, Anderson & Stowe. In the merger, stock options held by Mr. Carson will be canceled in exchange for the same consideration to be received by other option holders described above. In addition, shares of stock held by trusts for the benefit of his children will be exchanged for $15.05 in cash in the merger. Shares of US Oncology common stock directly owned by Mr. Carson will be contributed to Holdings immediately prior to the merger in exchange for the same equity securities to be purchased by Welsh Carson immediately prior to the merger and Mr. Carson may invest additional cash in Holdings. Excluding the direct investment made by Welsh Carson, the aggregate investment in Holdings by Mr. Carson is expected to be approximately $ million (which we anticipate at the time the merger is completed will be approximately % of the full equity capitalization of Holdings).

•	It is currently expected that the members of the current management of US Oncology will remain as members of management of the surviving corporation. Each of the executive officers of US Oncology currently has an employment agreement with US Oncology with a three year term. Upon completion of the merger, those officers will enter into new employment agreements with substantially the same terms and provisions as the previous agreements, including salaries, entitlement to annual bonuses and noncompetition provisions, except that some or all of the new agreements will have an automatic renewal provision under which, if the surviving company elects not to renew the agreement, the executive officer would receive severance pay of one year’s salary and bonus.

These interests are more fully described under “Special Factors—Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page     .

The special committee was aware of these interests and considered them, among other factors, when approving the merger agreement.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash by a United States holder in exchange for US Oncology stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of US Oncology common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds US Oncology shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page .

Q:	When and where is the special meeting?

A:	The special meeting of US Oncology stockholders will be held at on , 2004 at the .

Q:	Who can vote on the merger agreement and on the amendment to the 2002 stock option plan?

A:	Holders of the common stock of US Oncology at the close of business on , 2004, the record date for the special meeting, may vote on the merger agreement and the merger, and on the 2002 stock option plan amendment, in person or by proxy at the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of US Oncology common stock that you owned at the close of business on , 2004, the record date for the special meeting.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including the information incorporated by reference and the information in its Appendices, and consider how the merger and the related 2002 stock option plan amendment would affect you. Please complete, sign and date your proxy card or voting instructions and return it in the enclosed postage paid envelope or, if you are a holder of record, submit your voting instructions by telephone or through the Internet, at the phone number or Internet address listed on page of this proxy statement as soon as possible so that your shares may be represented at the special meeting. If your shares are held in an account at a brokerage firm or bank, you will receive instructions on how to vote from your brokerage firm or bank.

Q:	What happens if I do not respond?

A:	The failure to respond by returning your proxy card or submitting your vote through the telephone or the Internet will have the same effect as voting against the merger agreement and the merger unless you vote for the merger agreement and the merger in person at the special meeting. A failure to vote in favor of the 2002 stock option plan amendment, even if you vote in favor of the merger agreement and the merger, could result in the failure to satisfy a condition to the consummation of the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of US Oncology stockholders and vote your shares in person, regardless of whether you sign and return your proxy card or submit your vote by telephone or Internet prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. Regardless of the manner in which you vote, you can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible, including making and processing certain filings with the Securities and Exchange Commission. If the merger agreement and the merger are approved by the requisite stockholder votes and the other conditions to the merger are satisfied or waived, the merger is expected to be completed immediately after the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of US Oncology common stock for the merger consideration, without interest. You should not send in your US Oncology stock certificates until you receive the letter of transmittal. See “The Merger Agreement—Payment for Shares” beginning on page .

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately days after the effective date of the merger. You should expect payment for your shares approximately days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	What rights do I have to seek an appraisal of my shares?

A:	If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages through of this proxy statement and in Appendix C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of US Oncology common stock, which will be paid to you if you seek an appraisal and comply with all such requirements, may be more than, less than or equal to the per share consideration to be paid in the merger.

Merely voting against the merger agreement and the merger will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the Delaware General Corporation Law, as described on pages      through      of this proxy statement and in Appendix C, among other things, you must not vote for approval and adoption of the merger agreement and the merger and you must deliver to US Oncology written demand for appraisal in compliance with Delaware law, prior to the vote on the merger agreement and the merger at the special meeting.

Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights. See “Special Factors—Appraisal Rights” beginning on page      and see Appendix C.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the Appendices. See “Where Stockholders Can Find More Information” beginning on page . If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Shareholder Communications Inc.

1700 State Street, 10th Floor

New York, NY 10004

(800) 903-4377 (Toll-free)

Banks and brokerage firms

please call (212) 440-9800

You may also wish to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

General

The enclosed proxy is solicited by US Oncology on behalf of the board of directors of US Oncology for use at a special meeting of stockholders to be held on                 , 2004, at                  at the                     , or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. US Oncology intends to mail this proxy statement and accompanying proxy card on or about                 , 2004 to all stockholders entitled to vote at the special meeting.

At the special meeting, the stockholders of US Oncology are being asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated as of March 20, 2004, among Holdings, Acquisition Corp. and US Oncology, and the merger. You are also being asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. You are also being asked to consider and vote upon a proposal to approve and adopt an amendment to the 2002 stock option plan. The amendment will accelerate the vesting of certain outstanding options held by executive officers, which is necessary for US Oncology to satisfy the conditions to closing the merger set forth in the merger agreement. Under the merger agreement, Acquisition Corp. will be merged with and into US Oncology and each issued and outstanding share of US Oncology common stock will be converted into the right to receive $15.05 in cash, without interest, except for:

•	treasury shares of US Oncology common stock, all of which will be canceled without any payment;

•	shares of US Oncology common stock owned by Holdings or Acquisition Corp., including any shares held by Welsh Carson, its co-investors and one of the continuing investors that are contributed to Holdings prior to the merger in return for equity interests in Holdings; and

•	shares of US Oncology common stock held by stockholders who validly exercise and perfect appraisal rights in accordance with Delaware law.

At the effective time of the merger, each outstanding stock option will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $15.05 over the per share exercise price of the option and (2) the number of shares of US Oncology common stock subject to the option, net of any applicable withholding taxes. The merger agreement requires the board of directors of US Oncology or any committee administering stock option plans to take all actions necessary to cause all outstanding stock options granted under stock option plans to become vested and exercisable.

In addition, as part of entering into long-term service agreements with physician practices, US Oncology has made nonforfeitable commitments to issue shares of US Oncology common stock at specified future dates for no additional consideration. At the effective time of the merger, all outstanding rights to receive shares of US Oncology common stock under those delayed stock delivery agreements will be canceled in exchange for an amount of cash determined by multiplying (1) $15.05 by (2) the number of shares of US Oncology common stock that had been otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates, net of any applicable withholding taxes.

The board of directors, following the unanimous recommendation of the special committee, approved the terms of the merger agreement and the proposed merger. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger and FOR the approval of any postponement or adjournment of the special meeting referred to above.

The compensation committee of the board of directors has approved the amendment to the 2002 stock option plan, and one of the conditions of the merger will not be satisfied if the amendment is not approved by the affirmative vote of holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting. If the 2002 stock option plan amendment is not approved, the merger could still be consummated if such condition to closing is waived. The board of directors recommends that you vote FOR the approval and adoption of the amendment to the 2002 stock option plan.

Record Date, Quorum and Voting Information

Only holders of record of US Oncology common stock at the close of business on                 , 2004, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on                 , 2004, there were outstanding and entitled to vote                  shares of US Oncology common stock. Of those shares,              shares were held by stockholders other than Holdings, Acquisition Corp., Welsh Carson, its co-investors or the continuing investors. A list of the US Oncology stockholders entitled to vote at the special meeting will be available for review at US Oncology’s executive offices during regular business hours for a period of 10 days prior to the special meeting. Each holder of record of US Oncology common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger or the amendment to the 2002 stock option plan. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The affirmative vote of (a) the holders of a majority of the outstanding shares of common stock entitled to vote and (b) the holders of a majority of the outstanding shares of common stock entitled to vote that are not held by Holdings, Acquisition Corp., Welsh Carson, its co-investors or the continuing investors is required to approve and adopt the merger agreement and the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. Accordingly, the special committee and the board of directors urge the stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

Approval and adoption of the amendment to the 2002 stock option plan requires the affirmative vote of the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting. Accordingly, proxies that reflect abstentions and non-votes, as well as proxies that are not returned, will have no effect on the approval of the amendment. However, a failure to vote in favor of the 2002 stock option plan amendment, even if you vote in favor of the merger agreement and the merger, could result in the failure to satisfy the obligation in the merger agreement that the board of directors of US Oncology take all actions necessary to cause all outstanding options to become fully vested, exercisable and canceled at the effective time of the merger in exchange for the right to receive a cash payment from the surviving corporation. If the 2002 stock option plan amendment is not approved, the merger could still be consummated if this condition to closing is waived.

Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures and requirements of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their shares as set forth in Section 262 of the Delaware General Corporation Law. See “Special Factors—Appraisal Rights” beginning on page      and see Appendix C.

Because Delaware, the state in which US Oncology is incorporated, permits electronic submission of proxies by telephone or through the Internet, as an alternative to submitting proxies by mail on the enclosed proxy card or voting instructions, all holders of record and many stockholders whose banks or brokerage firms permit will have the choice to submit their proxies or voting instructions electronically by telephone or through the Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether you are a record holder and your shares are registered in the stock records in your name or your shares are registered in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which choices are available.

The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

US Oncology holders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www. .com and following the instructions; or

•	by telephone by calling the toll-free number 1-800- in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing with the Secretary of US Oncology at US Oncology’s executive offices located at 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, a written notice of revocation or a duly executed proxy bearing a later date, or a proxy may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

Expenses of Proxy Solicitation

Except as provided below, US Oncology will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. US Oncology has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. US Oncology may reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by directors, officers or other regular employees of US Oncology or by representatives of Georgeson Shareholder Communications. No additional compensation will be paid to directors, officers or other regular employees of US Oncology for their services in connection with the solicitation of proxies.

Adjournments

If the requisite stockholder vote approving the merger proposal has not been received at the time of the special meeting, holders of US Oncology common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The board of directors recommends that you vote FOR the approval of any such adjournment or postponement of the meeting, if necessary.

Stock Certificates

Please do not send in stock certificates at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging existing US Oncology stock certificates for the merger consideration. See “The Merger Agreement—Payment for Shares” beginning on page     .

THE PARTICIPANTS

US Oncology, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(832) 601-8766

US Oncology, Inc., referred to as US Oncology in this proxy statement, is a Delaware corporation headquartered in Houston, Texas, and is a leading national cancer-care services company. US Oncology provides comprehensive services to a network of affiliated practices comprising more than 875 affiliated physicians in over 470 sites, including 78 integrated cancer centers, in 32 states. These practices care for approximately 15 percent of the country’s new cancer cases each year.

If the merger agreement and the merger are approved and adopted by the US Oncology stockholders at the special meeting and the merger is completed as contemplated, US Oncology will continue its operations following the merger as a private company and wholly owned subsidiary of Holdings.

US Oncology Holdings, Inc.

c/o Welsh, Carson, Anderson & Stowe IX, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022-6815

(212) 893-9500

US Oncology Holdings, Inc. (f/k/a Oiler Holding Company), referred to as Holdings in this proxy statement, is a Delaware corporation organized by Welsh, Carson, Anderson & Stowe IX, L.P., referred to as Welsh Carson in this proxy statement, for the purpose of engaging in the merger and the related financing transactions. Holdings has not participated in any activities to date other than those incident to its formation, the formation of its wholly owned subsidiary, Acquisition Corp., and the transactions contemplated by the merger agreement. Holdings is currently a wholly owned subsidiary of Welsh Carson and it will be owned by Welsh Carson, its co-investors (each of whom is listed under “Special Factors—Merger Financing—Holdings’ Equity Commitments”) and the continuing investors immediately following the merger.

Welsh Carson is an investment partnership organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the healthcare services, information and business services and communications services industries. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 12 private investment partnerships with total capital of more than $11 billion and has completed over 200 management buyouts and initial investments. The firm currently invests out of Welsh Carson, a $3.8 billion equity fund. Welsh Carson currently directly owns approximately 14.5% of US Oncology’s common stock. Partnerships affiliated with Welsh, Carson, Anderson & Stowe were the founding investors of US Oncology, Inc. in 1992, and. Russell L. Carson, a managing member of the general partner of Welsh Carson, has been a member of US Oncology’s board of directors since 1992.

Oiler Acquisition Corp.

c/o Welsh, Carson, Anderson & Stowe IX, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022-6815

(212) 893-9500

Oiler Acquisition Corp., referred to as Acquisition Corp. in this proxy statement, is a Delaware corporation organized by Welsh Carson for the purpose of engaging in the merger and the related financing transactions. Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Acquisition Corp. is a wholly owned subsidiary of Holdings.

SPECIAL FACTORS

General

At the special meeting, US Oncology will ask its stockholders to vote on a proposal to approve the merger agreement and the merger of Acquisition Corp. with and into US Oncology. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Partnerships affiliated with Welsh, Carson, Anderson & Stowe were the founding investors of US Oncology in 1992. Welsh Carson currently directly owns approximately 14.5% of US Oncology’s common stock. Russell L. Carson, a managing member of the general partner of Welsh Carson, has been a member of US Oncology’s board of directors since 1992.

Discussions in 2003. In early 2003, representatives of Welsh Carson had discussions with members of management of US Oncology regarding arrangements with management in connection with a possible acquisition of US Oncology by Welsh Carson. On February 7, 2003, Welsh Carson wrote the board of directors of US Oncology expressing interest in exploring an acquisition of all the outstanding common stock of US Oncology for a cash price of between $9.30 and $9.65 per share. Welsh Carson also requested that US Oncology enter into a period of exclusive negotiation with Welsh Carson. Because certain members of US Oncology’s board of directors had actual or potential conflicts of interest in evaluating a transaction with Welsh Carson, the board of directors of US Oncology established a three-member special committee of the board of directors to represent the interests of US Oncology’s stockholders in connection with the potential transaction or any related or alternative transaction, and appointed Boone Powell, Jr., Burton S. Schwartz, M.D. and James E. Dalton, Jr. to serve on the special committee. The special committee was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and to reject on behalf of US Oncology any offer that it could not favorably recommend to the US Oncology board of directors.

As of February 13, 2003, the special committee retained Fulbright & Jaworski L.L.P. to be its counsel in connection with its mandate and activities. Upon the recommendation of Fulbright & Jaworski L.L.P., shortly after the retention of Fulbright & Jaworski L.L.P., the special committee retained Potter, Anderson & Corroon L.L.P. of Wilmington, Delaware, as its special Delaware counsel.

Shortly after the respective counsel were retained by the special committee, Mr. Dalton resigned from the special committee, primarily because Mr. Dalton had, until 2001, been the chief executive officer of a company in which a fund affiliated with Welsh, Carson, Anderson & Stowe had an investment. Mr. Dalton’s resignation was subsequently accepted by the board of directors. The appointments of Messrs. Boone Powell, Jr. and Burton S. Schwartz, M.D. were reaffirmed by the board of directors as the duly appointed and continuing members of the special committee. The members of the special committee were, and continue to be, independent, and are not officers or employees of US Oncology, are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson or its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and have no economic interest or expectancy of an economic interest in Holdings or the surviving corporation. If the merger is completed, two of the members of the special committee will, along with other option holders, receive cash payments for vested “in-the-money” options. See “Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page     . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee.

The special committee interviewed a number of firms as candidates to be the financial advisor to the special committee and, after doing so, retained Merrill Lynch & Co. to act as the exclusive financial advisor to the special committee in connection with the proposed Welsh Carson transaction or any related or alternative transactions.

The special committee met or held discussions with its advisors on numerous occasions from February until April 2003, either in person or by telephone conference, and received various presentations from Merrill Lynch and counsel with respect to the matters being considered by it. In the course of its work, the special committee believed, based on its own knowledge and the advice of Merrill Lynch, that the status quo for US Oncology, a leveraged recapitalization, a possible leveraged buyout transaction or a possible combination with a strategic buyer were each viable alternatives to a transaction with Welsh Carson. Taking into account all the considerations, the special committee continued to believe throughout its process in 2003 that there was not any compelling reason for US Oncology to enter into any particular transaction. US Oncology received no offers or indications of interest as to any other strategic transactions, and US Oncology’s board did not consider any other strategic transactions, during the period in 2003 when discussions with Welsh Carson were taking place and made no decision to solicit bidders during that period. It decided, however, to consider the possibility of a transaction that would enhance stockholder value in light of the Welsh Carson proposal.

With respect to the specific proposal contained in Welsh Carson’s letter of February 7, 2003, the special committee instructed Merrill Lynch to communicate to Welsh Carson that the proposed price range was not consistent with the special committee’s view of US Oncology’s value and, moreover, that the special committee was not prepared to commit to any exclusive negotiation period with Welsh Carson. The special committee did instruct Merrill Lynch to communicate to Welsh Carson that it would provide Welsh Carson and its financing sources with access to US Oncology for due diligence purposes if Welsh Carson believed it would be able to propose a higher price. An appropriate confidentiality and standstill agreement was entered into.

Shortly after the communication of the special committee’s decision to Welsh Carson on March 18, 2003, Welsh Carson expressed a preference for determining a price range acceptable to the special committee prior to holding further due diligence sessions. In this regard, on March 19, 2003, Welsh Carson proposed increasing its price range to $9.75 to $9.90 and indicated a willingness to proceed without any exclusivity commitment from US Oncology. The special committee considered the revised proposal with Merrill Lynch and counsel and after a consideration of continuing the status quo and possible strategic alternatives, the special committee instructed Merrill Lynch to communicate to Welsh Carson that its revised proposal of $9.75 to $9.90 was not consistent with the special committee’s view of US Oncology’s value. This position was communicated to Welsh Carson on March 21, 2003.

Thereafter until March 31, 2003, there were no subsequent conversations between Welsh Carson and representatives of the special committee, but on March 31, Welsh Carson contacted representatives of the special committee and communicated a revised offer price range of $10.05 to $10.25 and a willingness to set the proposed break-up or termination fee at a “below market” amount of $10 million should an agreement be entered into and thereafter a superior offer received. Following a consideration of this revised proposal on April 1, 2003, the special committee instructed Merrill Lynch to inform Welsh Carson of its decision to reject the proposal.

After subsequent discussions between Merrill Lynch and Welsh Carson, Welsh Carson made a proposal at a range of $10.50 to $10.65, which the special committee again rejected on April 3, 2003. This rejection was communicated to Welsh Carson on April 4, 2003, by Merrill Lynch, which had been authorized to encourage Welsh Carson to make a proposal reflecting a higher price.

On April 10, 2003, Welsh Carson contacted representatives of the special committee and communicated a revised offer price range of $10.90 to $11.10 and also communicated the possibility that another private equity firm would potentially participate as an equity investor in the transaction, but that the transaction was not dependent upon such other firm’s participation. Based upon this proposal, the special committee felt it appropriate to allow off-site due diligence by Welsh Carson and the other firm and their financing sources, which due diligence activities took place on April 15 and 16, 2003. The other firm entered into a confidentiality and standstill agreement. Further, Welsh Carson and the other firm and their financing sources were also permitted to conduct limited on-site due diligence. The special committee also authorized counsel to commence negotiations on a possible definitive agreement with respect to a possible transaction. While the special committee had not agreed to any proposed transaction, it did believe that the terms offered were such that it was appropriate to engage in further and more specific negotiations to ascertain whether it could recommend a particular transaction.

In the course of continuing negotiations, it became apparent that there was a significant difference of perspective between the special committee and Welsh Carson as to the matter of accepting risks with respect to possible changes in Medicare reimbursement regulations, which would likely affect reimbursements for oncology pharmaceuticals administered by US Oncology’s affiliated physician practices. By May 1, 2003, the special committee recognized that Welsh Carson could not go forward with its proposed transaction without having financing conditions to a transaction that included its financing sources not having to fund if there were adverse changes in Medicare reimbursement matters that were proposed or applied with respect to US Oncology. However, the special committee did not believe it was in US Oncology’s best interests for the company to be subject to an announced definitive agreement for the acquisition of its public shares for at least a several month period with such major conditions attendant to the closing of a transaction. The special committee also considered the concerns of senior management of US Oncology about the effect on US Oncology’s business of an announced transaction remaining pending for several months and ultimately possibly not being completed because of an event wholly beyond the control of US Oncology and Welsh Carson, namely changes in federal Medicare regulations or other policies. Other issues, including other contract terms and price, also remained. Accordingly, discussions between Welsh Carson and the special committee were terminated on May 1, 2003.

The special committee concluded that, considering the favorable performance of US Oncology at that time, together with Medicare reimbursement issues that had, notwithstanding such favorable performance, apparently depressed US Oncology’s stock price, it could not recommend that US Oncology pursue any other alternative transaction at that time and the special committee’s activities were discontinued thereafter.

Discussions in 2004. US Oncology received no offers or indications of interest in any strategic transactions between May 1, 2003, and February, 2004, and US Oncology’s board did not otherwise consider any strategic transactions during that time. In early February 2004, representatives of Welsh Carson had discussions with members of management of US Oncology regarding arrangements with management in connection with a possible acquisition of US Oncology by Welsh Carson. On February 23, 2004, Welsh Carson wrote to the board of directors of US Oncology expressing interest in exploring an acquisition of all the outstanding common stock of US Oncology for a cash price of between $14.65 and $14.80 per share and requesting a period of exclusivity to pursue a transaction. Such letter also stated that Welsh Carson anticipated that all of US Oncology’s senior management would retain their current positions and be offered the opportunity to participate in the transaction. Because certain members of US Oncology’s board of directors have actual or potential conflicts of interest in evaluating a transaction with Welsh Carson, on February 24, 2004, the board of directors of US Oncology established a three-member special committee of the board of directors to represent the interests of US Oncology’s stockholders in connection with the potential transaction or any related or alternative transaction, and appointed Boone Powell, Jr., Burton S. Schwartz, M.D. and Vicki Hitzhusen, a US Oncology board member elected after the 2003 discussions, to serve on the special committee. The board of directors authorized the special committee to act for the board in representing the interests of US Oncology’s stockholders in connection with the potential transaction or any related or alternative transaction. The special committee was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and to reject on behalf of US Oncology any offer that it could not favorably recommend to the US Oncology board of directors.

The board of directors of US Oncology established the special committee by the following procedure. At its meeting held on February 24, 2004, the board discussed the Welsh Carson proposal and related matters. Messrs. Carson and Ortenzio left the meeting after the Welsh Carson proposal was presented. Stephen E. Jones, M.D., did not participate further in the discussion after the Welsh Carson proposal was made known because he was traveling. After a further discussion as to the advisability of the establishment of a special committee to consider the proposal, directors Ross and Everson left the meeting, leaving five out of 10 directors present who then discussed the advisability of the establishment of a special committee and other matters pertinent to the Welsh Carson proposal. After such discussion, Mr. Ortenzio returned to the meeting solely for the purpose of establishing a quorum, and thereafter the other five directors voted to establish a special committee, as to which vote Mr. Ortenzio abstained. The special committee, thereafter, retained Merrill Lynch and counsel, neither of which are affiliated with US Oncology, for the purpose of assisting the special committee in negotiating the terms of the merger and, in Merrill Lynch’s case, preparing a report for the special committee concerning the fairness from a financial point of view of the consideration to be received by the public stockholders in the transaction. Other than such actions establishing the special committee and such actions by the committee, no unaffiliated representative was retained by a majority of non-employee directors of US Oncology to act solely on behalf of the unaffiliated stockholders for the purpose of negotiating the merger or preparing a report with respect to the fairness of the transaction.

The special committee held a meeting on February 25, 2004, at which time it affirmed that Fulbright & Jaworski L.L.P. and Potter, Anderson & Corroon L.L.P. would represent the special committee in connection with the proposed transaction and related matters. Representatives of Fulbright & Jaworski L.L.P. participated in the meeting. The special committee also authorized an extension of the 2003 arrangement with Merrill Lynch to act as financial advisor to the special committee. The special committee then approved the holding of a meeting on March 1, 2004, at which US Oncology’s management gave a presentation to Welsh Carson, its financing sources and Merrill Lynch with respect to US Oncology’s current activities.

At the March 1, 2004 meeting, US Oncology’s management provided a summary of US Oncology’s historical results of operations through 2003. The presentation included a summary of 2003 results, based upon US Oncology’s February 26, 2004 earnings release, with additional detail as to results of significant practices and other financial measures. In addition, US Oncology’s management disclosed its estimation of the expected impact of Medicare legislation on US Oncology’s results in 2004 and 2005 and discussed its long-range forecast and current development activities. Projections provided at the meeting and used by the special committee’s financial advisor are discussed below under “Opinion of the Special Committee’s Financial Advisor” beginning on page         .

On March 3, 2004, the special committee held a meeting at which representatives of Merrill Lynch and counsel participated. Merrill Lynch representatives made a presentation, dated March 3, 2004, that included, among other information, (i) a review of historical discussions with Welsh Carson, (ii) updated business, financial and public market information as to US Oncology, (iii) a review of certain strategic alternatives, namely, continuing the status quo, a combination of US Oncology with or a sale of US Oncology to a strategic party, a leveraged buyout of US Oncology, and a leveraged recapitalization of US Oncology, (iv) summary valuation ranges as to US Oncology based on historical trading prices, multiples applied to Wall Street estimates of 2005 earnings per share and EBITDA, premiums paid in certain other transactions, estimates of future discounted cash flows based on estimates provided by US Oncology management, and possible value attainable in a leveraged buyout transaction based on estimates provided by US Oncology management, (v) a review of the Welsh Carson proposal and (vi) an overview of process considerations. After the presentation and extensive discussion by all present at the meeting, the special committee preliminarily decided to engage in further discussions with Welsh Carson, but made no determination to put US Oncology up for sale or to otherwise pursue any particular alternative strategy and made no decision to solicit other possible bidders.

The special committee reconvened early on March 4, 2004 in executive session, and later that day with legal and financial advisors. Based on a number of factors considered by the special committee, the special committee asked representatives of Merrill Lynch to contact Welsh Carson to convey that the price range per share included in Welsh Carson’s proposal was inconsistent with the special committee’s notion of US Oncology’s value, but that the special committee would be interested in a transaction with Welsh Carson at a price of $16.50 per share. The special committee reached that price, recognizing it to be a “high end price” in a range by balancing a number of factors, including in particular, continuing US Oncology in the status quo and the implications on US Oncology’s stock price in that regard and the risks as to projected cash flows for future periods and the likely impact of projected future cash flows on future market prices for US Oncology’s common stock. Merrill Lynch representatives also were requested to advise Welsh Carson that the special committee would not approve a contractual period of exclusivity.

Members of the special committee met again on March 5, 2004, with representatives of Merrill Lynch and counsel participating. Merrill Lynch representatives reported to the special committee that Merrill Lynch had received a response from Welsh Carson with respect to the special committee’s counteroffer of $16.50 per share. Welsh Carson had increased the range to between $14.75 and $14.85 per share. The special committee was informed that Welsh Carson would be willing to allow US Oncology to pursue an alternative transaction by testing the market price through a post-signing active solicitation period and by also insisting only upon what it termed a “below market” break-up fee in the event the US Oncology board exercised a right to terminate any contract that may be executed with respect to a Welsh Carson transaction and pursue an alternative superior transaction. After further discussion among the members of the special committee and its advisors, the special committee concluded that it did not believe that the previous counteroffer of $16.50 should be reduced, and that the special committee’s view to be communicated to Welsh Carson was that the special committee was not prepared to take the transaction to US Oncology’s board at the $14.75 to $14.85 per share range proposed by Welsh Carson. Merrill Lynch representatives conveyed that view to Welsh Carson on March 8, 2004.

The special committee met again on March 10, 2004, with representatives of Merrill Lynch and counsel participating. Merrill Lynch reported that Welsh Carson had raised its proposed price range to $14.88 to $14.92 per share, but that Welsh Carson had identified two “negative” factors that it had not previously taken into account. The first factor related to an updated management options schedule which US Oncology provided Welsh Carson. The updated schedule included the existence of additional options that would need to be cashed out in the context of a buyout. The second factor was that, in the course of its due diligence, Welsh Carson identified the fact that the timing of several of US Oncology’s planned cancer center openings had been delayed. Merrill Lynch representatives also made a presentation, dated March 10, 2004, that included, among other information, (i) an updated summary of recent discussions with Welsh Carson, (ii) updated public market information as to US Oncology, (iii) updated summary valuation ranges as to US Oncology based on historical trading prices, multiples applied to Wall Street estimates of 2005 earnings per share and EBITDA, premiums paid in certain other transactions, estimates of future discounted cash flows based on estimates provided by US Oncology management, and possible value attainable in a leveraged buyout transaction based on estimates provided by US Oncology management and (iv) a review of the updated Welsh Carson proposal as it relates to the strategic alternatives reviewed by the special committee. The special committee concluded that Merrill Lynch representatives should discuss with US Oncology’s management the negative factors that had been raised before the special committee could respond to Welsh Carson’s revised proposal.

On March 12, 2004, the special committee met, with representatives of Merrill Lynch and counsel participating. Merrill Lynch representatives reported that, after discussions with US Oncology’s management, appropriate revisions to the US Oncology financial information, taking into account the factors identified by Welsh Carson, had been agreed upon by US Oncology and Welsh Carson, and that US Oncology and Welsh Carson were in agreement on the basic financial information provided, if not necessarily in agreement with the range of conclusions to be drawn from the financial information. Merrill Lynch representatives also made a presentation, dated March 12, 2004, that updated the information contained in its March 10, 2004 presentation. After an extended discussion of the financial information, recent stock market conditions, current world events and other considerations, the special committee authorized Merrill Lynch to present to Welsh Carson a counterproposal of $16.00 per share. Merrill Lynch thereafter conveyed that new counterproposal.

The special committee met again on March 15, 2004, with representatives of Merrill Lynch and counsel participating. A representative of Fulbright & Jaworski L.L.P. reported on the progress of the draft of a merger agreement received from Welsh Carson’s counsel, noting, among other things, that Welsh Carson had orally agreed to accept a requirement, urged by the special committee, that the transaction when submitted to stockholders, be required to receive not only the vote of holders of a majority of shares of US Oncology common stock, but also the vote of the holders of a majority of shares held by unaffiliated or public stockholders. It was also reported to the special committee that there was no resolution of issues between counsel for the special committee and counsel for Welsh Carson with respect to risk allocation with respect to Medicare matters and other reimbursement issues and as to other matters. Merrill Lynch representatives reported at the March 15 meeting that Welsh Carson had made another proposal of a price range of $14.93 to $14.95 per share. Merrill Lynch representatives also made a presentation, dated March 15, 2004, that included, among other information, (i) an updated summary of recent discussions with Welsh Carson, (ii) analysis of the proposed leveraged buyout transaction with Welsh Carson at offer prices between $14.93 and $16.50 and (iii) process considerations regarding the negotiation of transaction protections sought by Welsh Carson. The members of the special committee and their advisors then discussed pricing matters and financial models. The special committee also discussed with its advisors the relationship between current and historical stock prices and how the pricing analysis was affected by Medicare and private commercial payor issues, as well as the market check mechanisms that would be built into the merger agreement, i.e., a post-signing active solicitation period, with the ability to consider unsolicited proposals after that period, an expected relatively low break-up fee and the expected agreement of Welsh Carson to allow the transaction to be subject to a favorable vote of a majority of disinterested shares. The special committee requested Merrill Lynch to continue to seek a higher price and authorized Merrill Lynch to present to Welsh Carson a counterproposal of $15.25 per share.

On March 16, 2004, the special committee met with representatives of Merrill Lynch and counsel participating. Merrill Lynch reported on the status of Welsh Carson’s bank financing commitment letters, on the terms of the proposed tender offer for US Oncology’s existing 9 5/8% senior subordinated notes, including the expected premium to be offered for such notes, and on the proposed terms of participation by US Oncology’s management in the Welsh Carson transaction. Merrill Lynch also reported that Welsh Carson had increased its proposed price range to $14.95 to $14.97 per share.

On March 17, 2004, the special committee met again with representatives of Merrill Lynch and counsel participating. A representative of Fulbright & Jaworski L.L.P. reported on the status of negotiations regarding issues on the merger agreement. The special committee then discussed with its advisors the proposed terms of management participation in the transaction. The discussion included a review of supplemental materials provided by Merrill Lynch, dated March 17, 2004, that included, among other information, (i) analysis of the proposed leveraged buyout transaction with Welsh Carson at an offer price between $14.95 and $14.97 and (ii) certain analyses related to management participation in the transaction. Finally, the special committee authorized Merrill Lynch to negotiate further with Welsh Carson on the proposed price. Later that day, Welsh Carson communicated to Merrill Lynch its “best and final” offer of $15.05 per share and proposed a break-up fee of $12.0 million (and up to $1.0 million in expense reimbursements). Welsh Carson and management continued negotiations of the terms of management’s participation in the proposed merger.

The special committee met again on March 19, 2004, with representatives of Merrill Lynch and counsel participating. The special committee first received a report from R. Dale Ross, Chairman and Chief Executive Officer of US Oncology, regarding management negotiations with Welsh Carson on employment arrangements and management participation in the merger. Mr. Ross then left the meeting and the special committee, led by counsel, discussed in detail a proposed final draft of the merger agreement. Representatives of Merrill Lynch then presented to the special committee discussion materials, dated March 19, 2004, that included, among other information, (i) a review of historical discussions with Welsh Carson, (ii) an analysis of the key terms of the Welsh Carson proposal, (iii) updated business, financial and public market information as to US Oncology, (iv) a review of certain strategic alternatives, namely, continuing the status quo, a combination of US Oncology with or a sale of US Oncology to a strategic party, a leveraged buyout of US Oncology, and a leveraged recapitalization of US Oncology and (v) summary valuation ranges as to US Oncology based on historical trading prices, multiples applied to Wall Street estimates of 2005 earnings per share and EBITDA, premiums paid in certain other transactions, estimates of future discounted cash flows based on estimates provided by US Oncology management, and possible value attainable in a leveraged buyout transaction based on estimates provided by US Oncology management. Merrill Lynch also reviewed with the special committee the text of the draft fairness opinion being prepared by Merrill Lynch. The special committee also discussed the draft commitment letters received by Welsh Carson with respect to Welsh Carson’s financing of the merger transactions. The special committee members then expressed the view that they were tentatively ready to support the merger at $15.05 per share and on the final negotiated terms, but wished to hear more about the final management arrangements proposed between Welsh Carson and US Oncology’s management before making a final decision.

The special committee held another meeting on March 20, 2004, with representatives of Merrill Lynch and counsel participating. The special committee first heard a report from Russell L. Carson, as a representative of Welsh Carson, and Mr. Ross regarding proposed arrangements between management and Welsh Carson and on Welsh Carson’s proposed financing arrangements. Mr. Ross and Mr. Carson then left the meeting and the special committee continued deliberations over the terms of the merger. Representatives of Merrill Lynch made a presentation to the special committee, dated March 20, 2004, that updated the information contained in its March 19, 2004 discussion materials. The special committee then heard representatives of Merrill Lynch report that Merrill Lynch was prepared to issue its fairness opinion if the special committee made a final decision to go forward with the merger. After further discussion and input from legal counsel, the special committee adopted resolutions supporting the transaction and recommending that the board of directors approve and declare advisable the merger and the merger agreement.

Following the special committee’s meeting on March 20, the full board of directors met. The special committee informed the board of directors about its deliberations and the factors that it had considered in reaching its conclusions to recommend the merger to the full board of directors. Merrill Lynch representatives presented their financial analysis of the proposed transaction as it had earlier in the day been presented to the special committee. Merrill Lynch delivered its written opinion dated March 20, 2004, which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $15.05 per share in cash to be received by the “public holders” (defined as holders of US Oncology common stock other than Welsh Carson, its affiliates and the continuing investors) was fair from a financial point of view to the public holders of US Oncology. A representative of Fulbright & Jaworski L.L.P. then reviewed in detail with the board the final draft of the merger agreement, with supplemental legal advice from a representative of Potter Anderson & Corroon LLP. The board also considered the special committee’s conclusion that the merger consideration, at $15.05 per share, was fair and provided an immediate cash return to stockholders, at a premium over recent stock prices. The immediate cash return removed the significant uncertainties regarding achieving projected operating results and share values in the future or pursuing other strategic transactions, and was equal to or better than the likely results of a leveraged recapitalization, which would subject the stockholders to a highly leveraged company, the future stock value of which would still be subject to uncertainties as to future operations. Accordingly, the board of directors adopted the conclusion of the special committee, and the factors considered by the special committee in arriving at such conclusion, based upon the board of directors’ view as to the reasonableness of such conclusion and the factors considered by the special committee, and approved the merger agreement, the merger and the related transactions.

Developments After Execution of the Merger Agreement. The merger agreement permitted US Oncology to solicit alternative acquisition proposals from March 20 until April 6, 2004. During that time, Merrill Lynch contacted 39 potential purchasers, (32 strategic parties and seven financial parties), and two of such potential purchasers entered into confidentiality agreements with US Oncology. US Oncology did not receive any written indications of interest during the solicitation period, as is contemplated by the merger agreement for continued discussions, from any such potential purchasers. On March 30, 2004, one of the potential purchasers that executed a confidentiality agreement indicated that it would not proceed with any further consideration of a transaction with US Oncology. On April 6, 2004, the other potential purchaser was in the process of conducting due diligence and, although it had not provided a written indication of interest, it was nevertheless treated as an “excluded party” by Holdings, Acquisition Corp. and US Oncology so that it could be determined whether it might consider a written indication of interest. As a result, such potential purchaser continued to conduct due diligence following April 6, 2004. On April 27, 2004, such other potential purchaser indicated that it would not proceed with any further consideration of a transaction with US Oncology. See “Summary Term Sheet—Activities During the Solicitation Period” beginning on page      and “The Merger Agreement—Solicitation of Transactions” beginning on page     .

Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger

The special committee of the board of directors unanimously determined that the terms of the merger agreement, including the merger consideration of $15.05 per share of common stock, and the proposed merger are advisable, fair to, and in the best interests of, the US Oncology unaffiliated stockholders. The special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and as described below under “—Reasons for the Special Committee’s Determination,” in determining to make its recommendation. The board of directors, following the special committee’s recommendation, also determined that the terms of the merger agreement and the proposed merger are advisable, fair to, and in the best interests of, the US Oncology unaffiliated stockholders and unanimously approved the merger agreement and the merger, with four directors out of 10, Messrs. Ross, Carson, Everson and Ortenzio, abstaining. Accordingly, the board’s approval of the merger and the merger agreement also reflected approval by a majority of the non-employee directors of US Oncology. The board of directors recommends that US Oncology stockholders vote FOR the approval and adoption of the merger agreement and the merger.

Reasons for the Special Committee’s Determination. The special committee consists solely of directors who are not officers or employees of US Oncology, who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson or any of its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and do not have an economic interest or expectancy of an economic interest in Holdings or the surviving corporation. The members of the special committee are Boone Powell, Jr., Burton S. Schwartz, M.D. and Vicki Hitzhusen. If the merger is completed, Mr. Powell and Dr. Schwartz will, along with other option holders, receive cash payments for vested “in-the-money” options. See “Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page     . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee. In recommending the approval and adoption of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, including:

•	the fact that the merger consideration of $15.05 per share, all in cash, represented a substantial premium over the market price of US Oncology common stock before the public announcement of the merger agreement, namely, an approximately 18.5% premium over the market closing price of $12.70 per share on March 19, 2004, a 28.1% premium over the 90-day trading average price through March 19, 2004, and a 53.3% premium over the 180-day trading average price through March 19, 2004;

•

other metrics of value based on other financial reference points, including future discounted cash flow valuations that were relevant to a continuation of the status quo or continuing US Oncology as a stand-alone going concern, a valuation that might be achieved on the basis of a leveraged recapitalization in which the company would borrow funds and repurchase its common stock and information as to premiums paid in other relevant transactions;

•	the ability of the US Oncology stockholders to recognize a significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainties regarding reimbursement by governmental programs and commercial payors and the unpredictability of future interest rates and stock market valuations, as well as the uncertainty of achieving management’s projections;

•	its familiarity with US Oncology’s recent and current financial performance, including operational uncertainties due to healthcare reimbursement changes resulting from both governmental and, possibly, commercial payor initiatives and the healthcare industry environment and the effects of such factors on the potential market performance of US Oncology common stock on a stand-alone basis;

•	the terms of the merger agreement, including the price, the ability and intent to solicit other possible buyers until April 6, 2004, the ability to consider unsolicited offers thereafter, the requirement that the transaction be approved by not only the holders of a majority of shares of US Oncology common stock but also by holders of a majority of US Oncology common stock excluding Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors and the amount of the termination fee, which the special committee believed should not unduly discourage a third party from offering a proposal that is more favorable than the merger agreement proposal;

•	the fact that the merger agreement permits US Oncology not only to solicit alternative acquisition proposals until April 6, 2004, but also that even after such period, it may provide information and participate in negotiations with respect to parties who have submitted written indications of interest or unsolicited acquisition proposals in the circumstances described in the merger agreement;

•	the intention, in fact, to solicit alternative acquisition proposals until April 6, 2004;

•	the ability to terminate the merger agreement to accept a superior acquisition proposal;

•	its review of the alternatives to a sale of US Oncology, including maintaining the status quo or pursuing a strategic transaction with an industry competitor or carrying out an internal recapitalization by borrowing money to repurchase stock;

•	the fact that the risk of changes in Medicare reimbursement policies had been accepted by Holdings, and that such changes do not constitute a material adverse effect with respect to US Oncology under the merger agreement that would otherwise result in a condition to the closing of the merger not being satisfied;

•	the fact that, as a public company, the market price of US Oncology’s common stock, and thus US Oncology’s stockholders, would be susceptible to adverse effects of earnings fluctuations that may result from changes in reimbursement practices by governmental and private payors and, generally, in the health care services environment, at least in the short term;

•	the financial analysis of Merrill Lynch & Co., including its opinion dated March 20, 2004 to the special committee and board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $15.05 per share merger consideration to be received by public holders of US Oncology common stock, which analysis the special committee considered in its totality, rather than any single analysis or subgroup of analyses;

•	the nature of the financing commitments received by Holdings and Acquisition Corp. with respect to the merger, including the conditions thereto; and

•	the proposed terms of the tender offer for US Oncology’s existing 9 5/8% senior subordinated notes and the likely success of such offer, including the advice of Merrill Lynch with respect to those terms.

The special committee did not consider a possible liquidation of US Oncology as a factor because the nature of US Oncology’s business makes liquidation not feasible. US Oncology is essentially a service company and its tangible assets are incidental to that business. The value of US Oncology is clearly tied to its existence as an integrated going concern. Moreover, part of its success is attributable to its market share and market presence, and any liquidation of its assets or break-up and piecemeal sale of its parts would not maximize stockholder value. Thus, the special committee did not consider a possible liquidation value. Further, the special committee did not consider book value as a factor because the book value of US Oncology’s common stock is less than $7 per share.

The special committee also determined that the merger is procedurally fair because, among other things:

•	the US Oncology board of directors established a special committee of independent directors to consider and negotiate the merger agreement, and the special committee retained its own independent counsel and its own financial advisor;

•	the special committee, which consists solely of directors who are not officers or employees of US Oncology, who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson and who have no economic interest or expectancy of an economic interest in Holdings or the surviving corporation, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and to reject on behalf of US Oncology any offer that it could not favorably recommend to the US Oncology board of directors; (If the merger is completed, two of the members of the special committee will, along with other option holders, receive cash payments for vested “in-the-money” options. See “Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee);

•	the $15.05 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length bargaining between the special committee and Welsh Carson;

•	the transaction must be approved not only by the holders of a majority of shares of US Oncology common stock but also by holders of a majority of the shares of US Oncology common stock excluding Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors;

•	in the press release about the transaction, US Oncology publicly announced its ability to consider higher competing bids and that it would be soliciting other prospective purchasers for a period of time;

•	subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement allow the US Oncology board of directors to exercise its fiduciary duties to consider potential alternative transactions, particularly if it reasonably believes that an acquisition proposal it receives after the date of the merger agreement could result in a superior proposal;

•	the special committee believed, based on financial and legal advice, that the termination fee of $12 million (or less than 1% of the equity value and the enterprise value of the transaction) was substantially lower than is common in most public company merger transactions, even considering the requirement that US Oncology reimburse certain expenses incurred by Welsh Carson and its affiliates in connection with the transaction up to a maximum amount of $1 million, and would not necessarily deter another potential purchaser from considering a transaction with US Oncology at a higher price; and

•	the availability of appraisal rights under Delaware law for stockholders of US Oncology who believe that the terms of the merger are unfair, which rights are described under “Special Factors—Appraisal Rights” beginning on page and Appendix C.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things:

•	that the obligation of Holdings to complete the merger is conditioned upon financing being made available to Holdings and Acquisition Corp., as discussed in “Special Factors—Merger Financing” beginning on page , and that Holdings and Acquisition Corp. may not secure financing for a variety of reasons, including reasons beyond the control of US Oncology, Holdings or Acquisition Corp.;

•	the specific wording of language in the merger agreement and in Holdings’ financing commitments as to material adverse effects on US Oncology’s business that could cause the transaction not to close, including the fact that, even though the risk of a material adverse change on account of governmental action as to reimbursement was assumed by Holdings and its lenders, the risk of a material adverse change on account of commercial payor changes in reimbursement policies will be borne by US Oncology and not by Holdings;

•	that the obligation of Holdings to complete the merger is conditioned upon the tender of not less than a majority of the aggregate principal amount of US Oncology’s existing 9 5/8% senior subordinated notes;

•	that the obligation of Holdings to complete the merger is conditioned upon the total number of dissenting shares not exceeding 8% of the issued and outstanding shares of US Oncology’s common stock as of the effective time of the merger;

•	that if the merger is not consummated under circumstances further discussed in “The Merger Agreement—Termination” beginning on page and “The Merger Agreement—Fees and Expenses; Termination Fee” beginning on page , US Oncology may be required to pay Holdings a termination fee and expenses;

•	the terms of management participation in the merger and the fact that Welsh Carson, its co-investors and the continuing investors, including members of management, had interests in the transaction that are different from those of the public stockholders of US Oncology;

•	that following the merger, US Oncology stockholders (other than Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors) will cease to participate in any future earnings growth of US Oncology or benefit from any increase in the value of US Oncology;

•	that US Oncology stockholders, upon completion of the merger, will be required to surrender their shares involuntarily in exchange for a cash price determined by the board and that stockholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing; and

•	that the transaction is taxable and that US Oncology stockholders may face taxation on the proceeds of the transaction and will forgo the deferral of taxation on their shares.

The foregoing addresses material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable collectively to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

Reasons for the Board of Directors’ Determination. The US Oncology board of directors consists of ten directors, three of whom serve on the special committee. Four members of the board, Mr. Ross, Mr. Carson, Dr. Everson and Mr. Ortenzio, abstained from voting on the merger transaction because of perceived conflicts of interest. Mr. Carson abstained because he is a managing member of the general partner of Welsh Carson and an affiliate of Holdings and Acquisition Corp. Messrs. Ross and Everson abstained because they are members of management who will continue to be members of management of the surviving corporation and will participate in the merger by acquiring an equity interest in Holdings. Mr. Ortenzio abstained because of relationships with Welsh Carson and because he and his father will participate in the merger by acquiring an equity interest in Holdings.

In reporting to US Oncology’s board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of the board of directors of the course of negotiations with Welsh Carson and its legal counsel, its review of the merger agreement and the related financing commitments and the factors it took into account in reaching its determination that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, the US Oncology unaffiliated stockholders. As part of its determination with respect to the merger set forth below, the board of directors adopted the conclusion of the special committee, and the factors considered by the special committee in arriving at such conclusion, based upon the board of directors’ view as to the reasonableness of such conclusion and the factors considered by the special committee. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board based its position on the totality of the information presented and considered.

The board of directors believes that the merger agreement and the proposed merger are advisable, fair to, and in the best interests of, the US Oncology unaffiliated stockholders. In reaching these conclusions, the board of directors considered it significant that:

•	the merger consideration of $15.05 per share represented a substantial premium over the market price of US Oncology’s common stock before the public announcement of the merger agreement, namely, approximately 18.5% premium over the market closing price of $12.70 per share on March 19, 2004, a 28.1% premium over the 90-day trading average closing price through March 19, 2004, and a 53% premium over the 180-day trading average closing price through March 19, 2004;

•	the merger consideration of $15.05 in cash per share of common stock resulted from arm’s-length negotiations between the special committee and representatives of Welsh Carson;

•	US Oncology’s repurchases of shares of its common stock during the last two years had been at prices substantially below $15.05 per share;

•	the $15.05 per share consideration represents an amount in excess of the book value per share as of March 20, 2004, which was less than $7.00;

•	the special committee consists solely of directors who are not officers or employees of US Oncology, and who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson or its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and who do not have any economic interest or expectancy of an economic interest in Holdings or the surviving corporation;

•	the special committee conducted extensive negotiations with Welsh Carson and had the authority to reject the transactions proposed by Welsh Carson (these negotiations led to an increase in the cash consideration to be received by the holders of US Oncology common stock from between $14.65 and $14.80 to $15.05 per share);

•	Welsh Carson did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee had obtained an opinion from its financial advisor (both for its own benefit and for the benefit of the board of directors) as to the fairness, from a financial point of view and as of the date of the opinion, of the $15.05 per share merger consideration to be received by public holders of US Oncology common stock as described more fully below under “Special Factors—Opinion of the Special Committee’s Financial Advisor”;

•	the merger agreement permitted US Oncology to solicit alternative acquisition proposals until April 6, 2004, and the special committee intended to do so, and the merger agreement permits US Oncology to provide information and participate in negotiations after such period with respect to unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior acquisition proposal;

•	the press release announcing the transaction disclosed the solicitation process and the ability thereafter to respond to other proposals;

•	the special committee believed, based on financial and legal advice, that the termination fee of $12 million (or less than 1% of the equity value and the enterprise value of the transaction) was substantially lower than is common in most public company merger transactions, even considering the requirement that US Oncology reimburse certain expenses incurred by Welsh Carson and its affiliates in connection with the transaction up to a maximum amount of $1 million, and would not necessarily preclude another potential purchaser from considering a transaction with US Oncology at a higher price;

•	the requirement that the transaction be approved by holders of a majority of common stock, excluding Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors; and

•	under Delaware law, the stockholders of US Oncology have the right to demand appraisal of their shares.

Special Committee Fees. It was determined that each member of the special committee would be paid $58,333 for such member’s service on the committee, regardless of whether any proposed transaction was entered into or completed. The members of the special committee also are to be reimbursed for their out-of-pocket expenses incurred in connection with their service on the special committee. In addition, Boone Powell, Jr. and Burton S. Schwartz, M.D. each were paid $75,000 for their service on the 2003 special committee.

Opinion of the Special Committee’s Financial Advisor

The special committee engaged Merrill Lynch to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the “public holders” of US Oncology common stock (defined as the holders of US Oncology common stock other than Welsh Carson, its affiliates and the continuing investors) pursuant to the merger was fair from a financial point of view to the public holders.

On March 20, 2004, Merrill Lynch delivered its written opinion to the special committee and the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $15.05 per share in cash to be received by the public holders pursuant to the merger was fair from a financial point of view to the public holders.

The full text of the written opinion of Merrill Lynch, which sets forth assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. The following summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion. The description of the opinion below sets forth the material terms of the opinion. Stockholders are urged to read and should read the entire opinion carefully.

The opinion is addressed to the US Oncology special committee and board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the public holders of US Oncology’s common stock pursuant to the merger. The opinion does not address the merits of the underlying decision by US Oncology to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed merger or any other matter. Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by the public holders was determined by the special committee and Welsh Carson, and was approved by the special committee and the board of directors. Merrill Lynch did not recommend the amount of consideration to be paid in the transaction.

The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of its opinion. Copies of Merrill Lynch’s March 20, 2004 presentation to the special committee are available for inspection and copying at US Oncology’s principal executive office during regular business hours by any US Oncology stockholder or its representative who has been so designated in writing, and will be provided to any US Oncology stockholder upon written request at the expense of the requesting party. The March 20, 2004 presentation is filed as an exhibit to the Schedule 13E-3 filed by US Oncology, Holdings, Acquisition Corp., Welsh Carson and the continuing investors, copies of which may be obtained from the Securities and Exchange Commission. For instructions on how to obtain materials from the Securities and Exchange Commission, see “Where Stockholders Can Find More Information” beginning on page     . The special committee instructed Merrill Lynch to make a presentation as to the fairness from a financial point of view of the consideration to be received by the public holders of US Oncology common stock pursuant to the merger, but did not issue any specific instructions or, except as noted above with respect to solicitations of third-party indications of interest, impose any limitations on Merrill Lynch in preparing its presentation.

In connection with rendering its opinion, Merrill Lynch, among other things:

•	reviewed publicly available business and financial information relating to US Oncology that Merrill Lynch deemed to be relevant;

•	reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of US Oncology furnished to it by US Oncology;

•	conducted discussions with members of senior management of US Oncology concerning the matters described in the preceding two bullet points;

•	reviewed the historical market prices, trading activity and valuation multiples for the US Oncology common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of US Oncology and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

•	participated in discussions and negotiations among representatives of US Oncology, Welsh Carson and Holdings and their financial and legal advisors;

•	reviewed a draft dated March 20, 2004 of the merger agreement and a draft term sheet dated March 20, 2004 of the proposed arrangements with the continuing investors; and

•	reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed appropriate, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch further relied on the assurances of management of US Oncology that they are not aware of any facts that would make such information inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information and has not undertaken any independent evaluation or appraisal of any of the assets or liabilities of US Oncology or been furnished with any such evaluation or appraisal, nor has Merrill Lynch evaluated the solvency or fair value of US Oncology under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of US Oncology. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by US Oncology, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of US Oncology’s management as to the expected future financial performance of US Oncology. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which they were based. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it and that the final arrangements with the continuing investors would be substantially similar to the term sheet reviewed by it.

The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. As of the date of its opinion, Merrill Lynch had not been authorized by US Oncology, the board of directors or the special committee to solicit, nor had Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of US Oncology. However, after the merger agreement was signed, as permitted under the terms of the merger agreement, Merrill Lynch was authorized by the special committee to solicit, and did solicit, third-party indications of interest for the acquisition of US Oncology.

At the meeting of the special committee held on March 20, 2004, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its written opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Historical Share Price Performance. Merrill Lynch reviewed the historical performance of the US Oncology common stock based on a historical analysis of trading prices for the 12 months ending March 19, 2004. The following table reflects the premium that the $15.05 in cash per share merger consideration represents to the various closing prices and average closing prices at various points in time prior to the public announcement of Welsh Carson’s merger proposal:

	Price	Implied Premium
Last full day of trading	$12.70	18.5%

90-Trading day average	$11.75	28.1%

180-Trading day average	$9.82	53.3%

52-Week high	$13.68	10.0%

52-Week average	$9.21	63.4%

52-Week low	$6.85	119.7%

Historical Trading Multiples. Merrill Lynch reviewed the historical trading multiples of the US Oncology common stock based on a historical analysis of enterprise value as a multiple of the trailing 12 months EBITDA (earnings before interest, taxes, depreciation and amortization) for the three years ended March 19, 2004 and compared such historical trading multiples to the implied trailing 12 months EBITDA multiple of 7.2x based on the merger consideration of $15.05 per share. The following table reflects the high, average and low multiples at which the US Oncology common stock traded during various periods prior to the public announcement of Welsh Carson’s merger proposal:

	High	Average	Low
Last 6 Months	6.2x	5.1x	3.8x

Last Year	6.2x	4.8x	3.8x

Last 3 Years	6.9x	5.2x	3.4x

Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information concerning the historical and projected future financial results published by Wall Street equity research analysts, Merrill Lynch compared financial and operating information and ratios for US Oncology with the corresponding financial and operating information for a group of publicly traded companies carrying on a significant portion of their business in either the physician practice management, surgical center or home healthcare services industries and were all of the companies that Merrill Lynch deemed to be reasonably comparable to US Oncology. For the purpose of its analyses, Merrill Lynch selected the following companies as the primary comparable companies to US Oncology:

•	Orthodontic Centers of America

•	Pediatrix Medical Group

•	Amsurg Corporation

•	MedCath Corporation

•	Symbion Incorporated

•	United Surgical Partners International

•	Apria Healthcare Group

•	Lincare Holdings

For each of the comparable companies, Merrill Lynch calculated both stock price as a multiple of estimated earnings per share for the calendar year 2005 and enterprise value as a multiple of EBITDA for the calendar year 2005:

	2005 P/E		Enterprise Value/2005 EBITDA
Home Healthcare Services
Lincare Holdings	17.4	x	11.1	x
Apria Healthcare Group	15.7	x	5.9	x

Physician Practice Management
Pediatrix Medical Group	12.8	x	7.6	x
Othodontic Centers of America	7.4	x	3.6	x

Other Facilities Management
Symbion Incorporated	25.2	x	8.6	x
United Surgical Partners International	12.1	x	8.2	x
Amsurg Corporation	15.4	x	7.7	x
MedCath Corporation	N/A		N/A

The stock price as a multiple of estimated 2005 earnings per share analysis resulted in a range of multiples of 7.4x to 25.2x as of March 19, 2004, as compared to 17.9x for US Oncology pre-announcement, based on publicly available research estimates. The physician practice management (Orthodontic Centers of America and Pediatrix Medical Group) mean equaled 10.1x, the surgical center (Amsurg Corporation, MedCath Corporation, Symbion Incorporated and United Surgical Partners International) mean equaled 20.6x, and the home healthcare services (Apria Healthcare Group and Lincare Holdings) mean equaled 16.5x. Based on the foregoing, Merrill Lynch determined the relevant range to be 12.0x to 20.0x estimated 2005 earnings per share for an implied equity valuation range for US Oncology of approximately $8.50 to $14.25 per share.

The enterprise value as a multiple of 2005 estimated EBITDA resulted in a range of multiples of 3.6x to 11.1x as of March 19, 2004, as compared to 6.2x for US Oncology pre-announcement, based on publicly available research estimates. The physician practice management (Orthodontic Centers of America and Pediatrix Medical Group) mean equaled 5.6x, the surgical center (Amsurg Corporation, MedCath Corporation, Symbion Incorporated and United Surgical Partners International) mean equaled 8.2x, and the home healthcare services (Apria Healthcare Group and Lincare Holdings) mean equaled 8.5x. Based on the foregoing, Merrill Lynch determined the relevant range to be 6.0x to 8.0x estimated 2005 EBITDA for an implied equity valuation range for US Oncology of approximately $12.25 to $17.00 per share.

None of the selected comparable companies is identical to US Oncology. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies, and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of US Oncology. In addition, the financial projections upon which the multiple of market value of equity to estimated earnings for the calendar year 2005 and the multiple of enterprise value to estimated EBITDA for the calendar year 2005 for the selected comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, these estimates may or may not prove to be accurate.

Premiums Paid Analysis. Merrill Lynch performed a premiums paid analysis for US Oncology based upon its review and analysis of the range of premiums paid in announced all-cash public acquisition transactions between $1.2 billion and $1.8 billion in enterprise value for the period from January 1, 2002 through March 19, 2004. The transactions reviewed are as follows:

Clayton Homes, Inc.—Berkshire Hathaway Inc.

Rational Software Corporation—IBM

Veridian Corporation—General Dynamics Corporation

Nortek, Inc.—Kelso & Company, L.P.

The MONY Group Inc.—AXA Financial, Inc.

The range of premiums paid relative to the target company’s stock price one day prior to announcement of the transaction, one week prior to announcement, and one month prior to announcement were as follows:

	One Day	One Week	One Month
High	28.5%	30.8%	51.8%

Low	6.2%	8.5%	9.7%

Average	19.8%	18.3%	29.1%

Based on the foregoing, Merrill Lynch noted that the 18.5% premium to be paid to the US Oncology public holders in the merger relative to the last closing price of US Oncology common stock prior to the public announcement of the merger agreement was slightly below the one-day average premium paid in the all-cash public acquisition transactions examined by Merrill Lynch, slightly above the one-week average premium and below the one-month average premium. Merrill Lynch also observed that the $15.05 price to be paid constituted a 28.1% premium over the average closing price for US Oncology common stock over the 90 trading days ending March 19, 2004, and a 53.3% premium over the average closing price for US Oncology common stock over the 180 trading days ending March 19, 2004.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of US Oncology for the last three quarters of calendar year 2004 and for the calendar years 2005 through 2008. Merrill Lynch based these discounted cash flow analyses upon financial projections furnished by US Oncology management. These analyses also were based on the following:

•	projections of terminal value EBITDA multiples for the calendar year 2008 ranging from 6.0x to 8.0x; and

•	projections of US Oncology’s annual unlevered free cash flow growth in perpetuity from the calendar year 2008 ranging from 3.0% to 4.0%.

In each case, Merrill Lynch applied discount rates reflecting a weighted-average cost of capital ranging from 9.5% to 11.5%. The discount rates utilized in this analysis were based on Merrill Lynch’s estimate of the equity cost of capital of US Oncology after taking into account the estimated betas of the selected comparable companies. After adjusting for US Oncology’s current leverage, these calculations indicated an implied equity valuation range for US Oncology of approximately $10.29 to $17.94 per share.

Discounted cash flow analyses are analyses of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated. Unlevered free cash flows are cash flows that would, following the satisfaction of US Oncology’s outstanding liabilities, be available for distribution to equity holders of US Oncology.

The projections of terminal value EBITDA multiples and of US Oncology’s annual unlevered free cash flow growth in perpetuity were based upon Merrill Lynch’s judgment and expertise as well as its review of publicly available business and financial information and the respective financial and business characteristics of US Oncology and the comparable companies.

The following tables set forth the discount rates and the resulting implied equity values per share:

EBITDA Multiple Method

	6.0x	8.0x
9.5%	$13.89	$17.94

10.0%	$13.59	$17.55

10.5%	$13.29	$17.16

11.0%	$13.00	$16.79

11.5%	$12.71	$16.43

Unlevered Free Cash Flow Method

	3.0%	4.0%
9.5%	$14.17	$16.43

10.0%	$12.99	$14.87

10.5%	$11.97	$13.55

11.0%	$11.07	$12.43

11.5%	$10.29	$11.45

Financial Sponsor Internal Rate of Return Analysis. Merrill Lynch performed a financial sponsor internal rate of return analysis for US Oncology based upon various per share acquisition prices and using projections furnished by US Oncology management. Merrill Lynch examined all the possible acquisition prices for the outstanding US Oncology common stock that would result in internal rates of return to a hypothetical investor of 20.0% to 30.0%, taking into consideration financing constraints and assuming a sale by the investor after a period of four and a half years following the acquisition at terminal year EBITDA multiples of 6.0x to 8.0x. Using this internal rate of return analysis, Merrill Lynch calculated an implied range of equity valuation for US Oncology of approximately $12.25 to $15.75 per share.

The financial sponsor internal rate of return analysis is a hypothetical valuation methodology meant to replicate the manner in which the typical financial sponsor would analyze the price it would be willing to pay and still achieve the returns it requires. This analysis is not specific to one purchaser, but is meant to demonstrate what price a financial sponsor might pay for the US Oncology equity, given the capital structure constraints mandated by both bank and public lenders, and still achieve an internal rate of return of between 20% and 30%. Merrill Lynch assumed that most financial sponsors would typically require a minimum internal rate of return of 20%.

Comparison to Status Quo and Leveraged Recapitalization Scenarios. Merrill Lynch applied US Oncology’s current forward multiple of price to the projected 2005 earnings as calculated under three different scenarios: status quo, status quo with a $200 million share buyback and status quo with a $400 million share buyback. Merrill Lynch estimated the implied weighted average value to current shareholders as the weighted average of the pro forma share implied price and the price at which shares were assumed to be bought back. The following table reflects the theoretical implied values obtained by Merrill Lynch for the various scenarios starting with projections provided by US Oncology as well as the projections provided by Wall Street research analysts:

	Wall Street	Management
Status Quo	$12.70	$13.44

$200 Million Recap	$13.60	$14.20

$400 Million Recap	$14.60	$15.07

General.

The summary set forth above does not purport to be a complete description of the analyses presented by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch included analyses based upon forecasts or future results, which may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which US Oncology common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the special committee and the board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecast.

The US Oncology special committee selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the proposed merger and because Merrill Lynch is familiar with US Oncology and its business. As part of its investment banking and advisory business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch may actively trade shares of US Oncology common stock and other securities of US Oncology, as well as securities of portfolio companies of Welsh Carson or any of its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the terms of a letter agreement dated February 27, 2004 pursuant to which the special committee engaged Merrill Lynch as its financial advisor, US Oncology agreed to pay a fee of approximately $8.3 million to Merrill Lynch for its services, $2.0 million of which has been paid and approximately $6.3 million of which is payable upon consummation of the merger. The approximately $6.3 million success fee will be paid only if the merger is consummated. US Oncology also paid Merrill Lynch a fee of $250,000 pursuant to a letter agreement dated March 18, 2003, pursuant to which the 2003 special committee engaged Merrill Lynch as its financial advisor. In addition to any fees payable to Merrill Lynch under the letter agreements, US Oncology agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. US Oncology also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under U.S. federal securities laws or related to or arising out of the merger or the engagement of Merrill Lynch.

Position of the Buying Group as to the Fairness of the Merger

Under the rules of the Securities and Exchange Commission, Holdings, Acquisition, Welsh Carson, Russell L. Carson and the continuing investors (whom we collectively refer to in this proxy statement as the buying group) are required to express their belief as to the fairness of the proposed merger to US Oncology’s stockholders who are unaffiliated with such investors. Each member of the buying group believes that the merger is both procedurally and substantively fair to such unaffiliated stockholders based on their consideration of the following factors:

•	the fact that the merger consideration of $15.05 per share represented a substantial premium over the market price of US Oncology common stock before the public announcement of the merger agreement, namely, an approximately 18.5% premium over the market closing price of $12.70 per share on March 19, 2004, a 28.1% premium over the 90-day trading average closing price through March 19, 2004, and a 53% premium over the 180-day trading average closing price through March 19, 2004;

•	the fact that the merger consideration of $15.05 in cash per share of common stock resulted from arm’s-length negotiations between the special committee and representatives of Welsh Carson;

•	the fact that the Welsh Carson’s purchases of US Oncology’s common stock in the open market and US Oncology’s repurchases of shares of its common stock during the last two years had been at prices substantially below $15.05 per share;

•	the fact that the $15.05 per share consideration represents an amount in excess of the book value per share as of March 20, 2004, which was less then $7.00;

•	the fact that the merger and the merger agreement were approved by a majority of the non-employee directors of US Oncology;

•	the fact that the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the stockholders of US Oncology;

•	the fact that the merger agreement permitted US Oncology to solicit alternative acquisition proposals until April 6, 2004, and the special committee intended to do so, and the merger agreement permits US Oncology to provide information and participate in negotiations after such period with respect to unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior acquisition proposal;

•	the fact that the press release announcing the transaction disclosed the active solicitation process and the ability thereafter to respond to proposals;

•	the fact that the buying group believes that the termination fee of $12.0 million (or less than 1% of the equity value and the enterprise value value of the transaction) is substantially lower than is common in most public company merger transactions, even considering the requirement that US Oncology reimburse certain expenses incurred by Welsh Carson and its affiliates in connection with the transaction up to a maximum amount of $1.0 million, and would not necessarily preclude another potential purchaser from considering a transaction with US Oncology at a higher price;

•	the fact that the specific wording of language in the merger agreement and in Holdings’ financing commitments as to material adverse effects on US Oncology’s business that could cause the transaction not to close, provided that, even though the risk of a material adverse change on account of commercial payor changes in reimbursement policies will be borne by US Oncology and not by Holdings, the risk of a material adverse change on account of governmental action as to reimbursement was assumed by Holdings and its lenders;

•	the fact that the special committee consists solely of directors who are not officers or employees of US Oncology, and who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson or its affiliates, will not receive cash payments in connection with the termination of any delayed share delivery agreements and who do not have any economic interest or expectancy of an economic interest in Holdings or the surviving corporation;

•	the fact that the special committee conducted extensive negotiations with Welsh Carson and had the authority to reject the transactions proposed by Welsh Carson (these negotiations led to an increase in the cash consideration to be received by the holders of US Oncology common stock from between $14.65 and $14.80 to $15.05 per share);

•	the fact that Welsh Carson did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view and as of the date of the opinion, of the $15.05 per share merger consideration to be received by public holders of US Oncology common stock notwithstanding that the opinion obtained by the special committee from its financial advisor was provided solely for its benefit and for the benefit of the board of directors and that the buying group was not permitted to, and therefore did not, rely on such opinion;

•	the requirement that the transaction be approved by holders of a majority of common stock, excluding Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors; and

•	the fact that under Delaware law, the stockholders of US Oncology have the right to demand appraisal of their shares.

The buying group found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusion as to fairness. The foregoing discussion of the information and factors considered by the buying group as to the fairness of the merger is believed to include all of the material factors considered by the buying group. In their consideration of the fairness of the merger, the buying group did not find it practicable to, and did not, appraise the assets of US Oncology to determine a liquidation value for US Oncology. The buying group’s views as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

Many of the members of the buying group are directors and officers of US Oncology and have an interest in the merger not shared by other stockholders of US Oncology. These interests are described under “Special Factors—Interests of US Oncology Directors and Executive Officers in the Merger.” Each member of the buying group that is a stockholder of US Oncology intends to vote in favor of the approval and adoption of the merger agreement and the merger.

Purpose and Structure of the Merger

The purpose of the merger for US Oncology is to allow its stockholders to realize the value of their investment in US Oncology in cash at a price that represents a premium to the market price of US Oncology common stock before the public announcement of the merger. The special committee and the board of directors of US Oncology believe, based upon the reasons discussed under “Special Factors—Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger,” that the merger is advisable, fair to and in the best interests of, US Oncology unaffiliated stockholders.

For the buying group, the purpose of the merger is to allow them to benefit from any future earnings and growth of US Oncology after its common stock ceases to be publicly traded. The buying group believes that public company status imposed a number of limitations on US Oncology and its management in conducting US

Oncology’s operations, including restraints associated with meeting the expectations of market analysts and the costs of being a public company such as accounting and transfer agent fees and expenses associated with the reporting obligations under the Exchange Act. Accordingly, one of the purposes of the merger for the buying group is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable US Oncology to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies. The members of the buying group, in deciding to engage in the merger, considered these factors as well as the projections for revenues and earnings prepared by US Oncology’s management described under the section entitled “Special Factors—Certain Projections.”

The transaction has been structured as a cash merger in order to provide the public stockholders of US Oncology with cash for all of their shares and to provide a prompt and orderly transfer of ownership of US Oncology with reduced transaction costs.

Effects of the Merger

At the effective time of the merger, current US Oncology stockholders, other than Welsh Carson, its co-investors and the continuing investors, will cease to have ownership interests in US Oncology or rights as US Oncology stockholders. Therefore, the current stockholders of US Oncology, other than such investors, will not participate in any future earnings or growth of US Oncology and will not benefit from any appreciation in value of US Oncology. Upon completion of the merger, Holdings, and indirectly Welsh Carson, its co-investors and the continuing investors, will own all of the capital stock of the surviving corporation outstanding immediately after the merger.

US Oncology’s common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market under the symbol “USON”. As a result of the merger, US Oncology will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to US Oncology. After the effective time of the merger, US Oncology will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Acquisition Corp. will become the directors of the surviving corporation and the officers of US Oncology immediately prior to the effective time of the merger will remain the officers of the surviving corporation. The certificate of incorporation of US Oncology will be amended to be the same as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the effective time of the merger, except that the name, incorporator, registered agent, liability exculpating provisions applicable to directors of US Oncology and indemnification rights of the officers and directors of US Oncology shall not be amended. The bylaws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Each outstanding option will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $15.05 over the per share exercise price of the option and (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes. The merger agreement provides (and, with respect to options under the 2002 stock option plan, subject to the stockholder approval of the 2002 stock option plan amendment contemplated by this proxy statement) for the accelerated vesting of all options at the effective time of the merger in order that all outstanding options may be so canceled in exchange for cash.

As part of entering into long-term service agreements with certain physician practices, US Oncology has made nonforfeitable commitments to issue shares of US Oncology common stock at specified future dates for no further consideration. At the effective time of the merger, all outstanding rights to receive shares of US Oncology common stock under those delayed stock delivery agreements will be canceled in exchange for an amount in cash determined by multiplying (1) $15.05 by (2) the number of shares of US Oncology common stock that had been otherwise issuable under the delayed stock delivery agreements on the scheduled delivery dates, net of any applicable withholding taxes.

Risks that the Merger Will Not Be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved and adopted by (a) the holders of at least a majority of the outstanding shares of US Oncology common stock entitled to vote and (b) the holders of at least a majority of the outstanding shares of US Oncology common stock not held by Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors;

•	that the amendment to the 2002 stock option plan will not be approved and adopted by the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting, which would result in a condition to the merger agreement not being satisfied;

•	that US Oncology will experience an event, change, condition, circumstance or state of facts that, individually or in the aggregate has, or could reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on US Oncology;

•	that Holdings and Acquisition Corp. will not secure the financing necessary to complete the merger on the terms and conditions set forth in the current financing commitments already obtained or other financing arrangements on terms (including amounts and pricing) no less favorable in any material respect than those set forth in the existing commitment letters, as further described in “Special Factors—Merger Financing;”

•	that the total number of dissenting shares will exceed 8% of the issued and outstanding shares of US Oncology’s common stock as of the effective time of the merger;

•	that less than a majority of the aggregate principal amount of US Oncology’s existing 9 5/8% senior subordinated notes will be tendered in a tender offer for those notes;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that US Oncology will not secure required governmental and third party consents to and authorizations for the merger;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger;

•	that there may be brought or pending any suit, action or proceeding by any governmental entity that has, or would reasonably be expected to have, a material adverse effect on US Oncology; and

•	that stockholder lawsuits filed or to be filed will result in an injunction or similar relief against consummation of the merger.

As used in the merger agreement, a material adverse effect with respect to US Oncology means (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of US Oncology and its subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of US Oncology to perform its obligations under the merger agreement; provided, that a material adverse effect with respect to US Oncology is not deemed to include a material adverse effect arising directly as a result of (1) conditions, events or circumstances (other than changes or proposed changes in (A) laws and (B) pricing or reimbursement by any commercial entities (other than governmental payors)) affecting either (x) the United States economy generally or (y) the cancer care services industry generally, which in the case of clause (x) and (y) does not have a materially disproportionate effect on US Oncology and its subsidiaries, taken as a whole, or (2) changes or proposed changes in laws that result in changes in reimbursement by governmental payors (it being understood that any change or proposal of a change in pricing or reimbursement by any commercial entities (other than governmental payors) that has a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of US Oncology and its subsidiaries, taken as a whole, shall be deemed to be a material adverse effect with respect to US Oncology); provided, further, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes a material adverse effect with respect to US Oncology under this definition, the analysis of materiality is not limited to either a long-term or short-term perspective.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if US Oncology stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of US Oncology, under the direction of the board of directors, will continue to manage US Oncology as an ongoing business.

Interests of US Oncology Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, US Oncology stockholders should be aware that some of US Oncology’s executive officers and members of US Oncology’s board of directors have interests in the transaction that are different from, or in addition to, the interests of US Oncology stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of US Oncology, are independent of Welsh Carson, and have no economic interest in Holdings or the surviving corporation to evaluate, negotiate and make a recommendation with respect to the merger agreement and to evaluate whether the merger is in the best interests of US Oncology stockholders other than Holdings, Acquisition Corp., Welsh Carson, its co-investors and the continuing investors. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted. The total amount payable to directors and executive officers of US Oncology in connection with the merger in respect of in-the-money stock options is $56.7 million. Executive officers of US Oncology are expected to invest approximately $10.0 million of this amount to purchase equity interests in Holdings. Except for payments in accordance with the merger agreement for shares of US Oncology common stock owned by such persons, no other payments will be made to executive officers or directors of US Oncology at the time of the merger. However, as noted below, shares held by trusts for the benefit of Russell L. Carson’s children will be exchanged for cash in the merger.

If the merger is completed, two of the members of the special committee will, along with other option holders, receive cash payments for vested “in-the-money” options. See “Interests of US Oncology Directors and Executive Officers in the Merger” beginning on page     . Whether the merger is completed or not, each member of the special committee will be paid $58,333 for such member’s service on the committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the committee.

Interests of US Oncology Directors in the Merger

Russell L. Carson. Russell L. Carson is a managing member of the general partner of Welsh Carson and a founder of Welsh, Carson, Anderson & Stowe. Mr. Carson is a co-investor with Welsh Carson and will purchase equity securities of Holdings for cash immediately prior to the merger. Also, shares of US Oncology common stock directly owned by Mr. Carson will be contributed to Holdings immediately prior to the merger in exchange for the same equity securities to be purchased by Welsh Carson immediately prior to the merger. Excluding the direct investment to be made by Welsh Carson, the aggregate investment in Holdings by Mr. Carson is expected to be approximately $       million (which we anticipate at the time the merger is completed will be approximately       % of the full equity capitalization of Holdings). In addition, stock options held by Mr. Carson will be canceled in exchange for the same consideration to be received by other option holders described below. In addition, shares of stock held by trusts for the benefit of his children will be exchanged for $15.05 in cash in the merger.

Lloyd K. Everson. Lloyd K. Everson is expected to be a continuing investor. Together with other continuing investors described below, Dr. Everson is expected to purchase equity in Holdings for cash which he expects to receive in the merger in exchange for his existing equity interests in US Oncology.

Robert A. Ortenzio. Robert A. Ortenzio and his father often co-invest with Welsh Carson. Mr. Ortenzio is expected to be a continuing investor. Accordingly, he will participate in the merger by making an investment in Holdings and acquiring shares of preferred stock and common stock on the same basis that Welsh Carson and its co-investors are investing in Holdings. Shares held by Mr. Ortenzio and his father will be contributed to Holdings prior to the merger in exchange for the same equity securities to be purchased by Welsh Carson in Holdings immediately prior to the merger. The aggregate investment in Holdings by the Ortenzios is expected to be approximately $       million (which we anticipate at the time the merger is completed will be approximately       % of the full equity capitalization of Holdings).

R. Dale Ross. R. Dale Ross is expected to be a continuing investor. Together with other continuing investors described below, Mr. Ross is expected to purchase equity in Holdings for cash which is expected to be received by him in the merger in exchange for his existing equity interests in US Oncology. In addition, Mr. Ross, similar to the other executive officers of US Oncology, will be entitled to participate in employee plans of Holdings, will receive cash for his stock options and will remain as an executive officer of the surviving corporation with an employment agreement, all as described below.

Interests of US Oncology Executive Officers in the Merger

Equity Investment. Holdings expects that certain executive officers of US Oncology will participate in the merger by making an investment in Holdings and acquiring shares of preferred stock and common stock on the same basis that Welsh Carson and its co-investors are investing in Holdings. These executive officers are: Bruce D. Broussard (Chief Financial Officer and Executive Vice President of Pharmaceutical Services), Atul Dhir, M.B.B.S., D.Phil. (President, Cancer Information and Research), George D. Morgan (Chief Operating Officer), Leo E. Sands (Executive Vice President, Chief Administrative Officer and Secretary), and Phillip H. Watts (General Counsel). Prior to closing, additional employees of US Oncology may also agree to participate in the merger on the same terms as these executive officers. These executive officers and other employees together with Lloyd K. Everson and R. Dale Ross are expected to purchase equity securities in Holdings (which we anticipate at the time the merger is completed will be less than 2% of the full equity capitalization of Holdings) for cash they expect to receive in the merger in exchange for their existing equity interests in US Oncology. The aggregate equity investment of these executive officers and other employees, together with the investment by Lloyd K. Everson and R. Dale Ross, is expected to be approximately $10.0 million.

Employee Plans. In connection with the merger, Holdings will adopt a restricted stock and option plan. The aggregate shares issuable pursuant to grants under that plan are expected to be approximately 20% of the fully diluted common stock of Holdings upon consummation of the merger (which we anticipate at that time will be approximately 4% of the full equity capitalization of Holdings). Depending on the future results of Holdings, the value of the common equity received under the restricted stock and option plan may increase over time as a percentage of the full equity capitalization of Holdings. Members of US Oncology’s management, including some of the continuing investors, will receive awards under this plan upon consummation of the merger. Of the contemplated 20%, 17% of the fully diluted common stock would be in the form of restricted stock (as to which management would have to pay the tax), and 3% of the fully diluted common stock would be in the form of stock options exercisable at the fair market value of the stock at the time the option is granted.

In addition, management will be entitled to participate in a long-term cash incentive plan to the extent US Oncology exceeds targeted returns on invested capital over a period of time preceding a liquidity event, such as a sale of the company or an initial public offering within a specified number of years. The plan will provide that if US Oncology’s actual return on invested capital exceeds targeted return on invested capital for the period between the merger and any such liquidity event, management will be entitled to receive a defined percentage of such excess value, not to exceed 5% of US Oncology’s common stock equity value on a fully diluted basis at the time of the liquidity event.

Options for Shares of US Oncology Common Stock. In connection with the merger and the related stock option plan amendment, all outstanding options (including those held by US Oncology’s directors and executive officers) will become immediately exercisable and canceled in exchange for (1) the excess, if any, of $15.05 over the per share exercise prices of the options multiplied by (2) the number of shares of common stock subject to the

43.1

options exercisable as of the effective time of the merger, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order that the full amount of such options may be canceled in exchange for cash. Pursuant to this provision and, with respect to options under the 2002 stock option plan, subject to the stockholder vote as to the amendment to the 2002 stock option plan contemplated by this proxy statement, US Oncology’s directors and executive officers will receive cash payments for their options with per share exercise prices below $15.05.

The table below sets forth, as of April 12, 2004, for each of US Oncology’s executive officers and directors, (a) the number of shares subject to vested in-the-money options held by such person, (b) the amount of cash that will be paid in respect of cancellation of such vested in-the-money options upon consummation of the merger, (c) the number of additional in-the-money options that will vest upon effectiveness of the merger, (d) the amount of cash that will be paid in respect of cancellation of such additional options upon consummation of the merger, (e) the number of out-of-the money options that will be canceled for no consideration in the merger, (f) the total number of shares subject to in the money options for each such person and (g) the total amount of cash that will be received by each such person in respect of such options upon consummation of the merger. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case, the payment amount is calculated by multiplying (i) the excess of $15.05 over the per share exercise price of the option by (ii) the number of shares subject to the option.

	Vested in-the-money options as of April 12, 2004		Options that will vest as a result of the merger (1)		Out of the money- options(2)	Total in-the-money options
Name	Shares	Consideration	Shares	Consideration	Shares	Shares	Consideration
Members of the Special Committee:
Vicki H. Hitzhusen	0	0	0	0	0	0	0
Boone Powell, Jr.	77,140	536,636	0	0	4,790	77,140	536,636
Burton S. Schwartz, M.D.	35,000	225,350	0	0	0	35,000	225,350

Other Non-Employee Directors:
Russell L. Carson	59,000	$362,720	0	0	2,000	59,000	$362,720
James E. Dalton	54,000	309,610	0	0	0	54,000	309,610
Stephen E. Jones, M.D.	48,000	346,950	7,000	$55,600	0	55,000	402,550
Richard B. Mayor	51,000	269,600	0	0	2,000	51,000	269,600
Robert A. Ortenzio	50,000	298,790	0	0	2,000	50,000	298,790

Executive Officers:
R. Dale Ross	2,634,754	$23,751,190	463,000	$3,655,710	200,000	3,097,754	$27,406,900
Lloyd K. Everson, M.D.	266,018	1,231,352	356,740	2,699,883	175,000	622,758	3,931,236
Bruce D. Broussard	192,667	1,556,930	335,666	2,898,499	0	528,333	4,455,430
Atul Dhir	269,334	2,399,401	275,666	2,299,599	0	545,000	4,699,000
George D. Morgan	232,667	1,950,530	335,666	2,866,499	0	568,333	4,817,030
Leo E. Sands	419,001	2,237,851	289,666	2,308,879	0	708,667	4,546,730
Phillip H. Watts	290,667	2,199,790	277,666	2,249,239	50,000	568,333	4,449,030

All directors and officers as a group (15 persons)	4,679,248	$37,676,700	2,341,070	$19,033,908	435,790	7,020,318	$56,710,612

(1)	This column reflects all unvested in-the-money options for the individuals in the table as of April 12, 2004. Certain of the options could vest according to their original terms prior to the consummation of the merger, depending upon the date the merger is consummated.

(2)	Out-of-the-money options will be canceled without payment of consideration.

As of the record date, directors and executive officers of US Oncology beneficially owned              shares, representing             % of shares outstanding as of such date, not including shares that may be acquired upon the exercise of vested stock options. To the knowledge of the Company, such individuals intend to vote such shares in favor of the merger. Investors should note that, in addition to an affirmative vote by holders of a majority of outstanding shares of US Oncology, approval of the merger requires an affirmative vote by holders of a majority of shares other than shares owned by Holdings, Acquisition Corp., Welsh Carson, its co-investors or the continuing investors.              of the shares held by directors or executive officers will be excluded from such additional majority requirement.

See also “Security Ownership of Certain Beneficial Owners and Management” on page             .

Executive Officers of the Surviving Corporation. It is currently expected that the members of the current management of US Oncology will remain as members of management of the surviving corporation under new employment agreements. The executive officers of US Oncology who are expected to remain executive officers of the surviving corporation following completion of the merger are: R. Dale Ross (Chief Executive Officer), Bruce D. Broussard (Chief Financial Officer and Executive Vice President of Pharmaceutical Services), Atul Dhir, M.B.B.S., D.Phil. (President, Cancer Information and Research), George D. Morgan (Chief Operating Officer), Leo E. Sands (Executive Vice President, Chief Administrative Officer and Secretary) and Phillip H. Watts (General Counsel).

Employment Agreements with the Surviving Corporation. Each of the executive officers of US Oncology currently has an employment agreement with a three year term. Upon completion of the merger, those officers will enter into new employment agreements with substantially the same terms and provisions as the previous agreements, including salaries, entitlement to annual bonuses and noncompetition provisions, except that some or all of the new agreements will have an automatic renewal provision under which, if the surviving company elects not to renew the agreement, the executive officer would receive severance pay of one year’s salary and bonus.

Payments to the Executive Officers of US Oncology. The executive officers of US Oncology will not be entitled to any change of control payments under the terms of their existing employment agreements as a result of the closing of the merger.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of the current and former directors, officers, employees and agents of US Oncology and its subsidiaries, as provided in their respective charters, bylaws or indemnification agreements disclosed to Holdings, shall survive the merger and for six years after the effective time of the merger shall not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

The merger agreement also provides that, for six years after the effective time of the merger, the surviving corporation shall maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by US Oncology’s existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than US Oncology’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 250% of US Oncology’s current annual premium, which is approximately $900,000, and if the provision of existing insurance expires or is terminated during the six-year period, the surviving corporation shall use reasonable best efforts to obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than 250% of the current annual premium.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other entity and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1,530.7 million, consisting of (1) approximately $1,181.0 million to pay US Oncology’s stockholders (other than Holdings and Acquisition Corp.), option holders and holders of rights to receive shares under delayed stock delivery agreements the amounts due to them under the merger agreement, assuming that no US Oncology stockholder validly exercises and perfects its appraisal rights, (2) approximately $240.3 million to refinance existing indebtedness of US Oncology (including the funding of the debt tender offer for US Oncology’s existing 9 5/8% senior subordinated notes contemplated by the merger agreement) and (3) approximately $109.4 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

These funds are anticipated to come from the following sources:

•	an equity investment by Welsh Carson, its co-investors and one of the continuing investors of $302.6 million in Holdings and the contribution to Holdings of 13,995,155 shares of US Oncology common stock;

•	an equity investment by certain US Oncology directors, executive officers and employees of $10.0 million in Holdings, more fully described under “Special Factors—Interests of US Oncology Directors and Executive Officers in the Merger”;

•	approximately $145.0 million of excess US Oncology cash;

•	borrowings by the surviving corporation of $400.0 million of term loans under a $500.0 million senior secured credit facility to be provided by a syndicate of lenders arranged by JPMorgan Securities Inc., referred to as JPMorgan in this proxy statement; and

•	the issuance by Acquisition Corp. of up to $200.0 million of senior unsecured notes and up to $475.0 million of senior subordinated notes, each in a public offering or Rule 144A or other private offering and if, and to the extent, such offering of notes cannot be completed prior to the closing of the merger, borrowings by the surviving corporation of senior subordinated increasing rate bridge loans under a bridge loan facility to be provided by a syndicate of lenders arranged by Citigroup Global Markets, Inc., referred to as CGMI in this proxy statement. The total principal amount of senior subordinated notes and loans under the bridge loan facility shall be reduced by the sum of (i) the aggregate principal amount of US Oncology’s existing 9 5/8% senior subordinated notes not tendered in the debt tender offer contemplated by the merger agreement and (ii) the amount of the tender premium offered in the debt tender offer and accrued but unpaid interest in respect of the untendered notes.

Holdings’ Equity Commitments

Holdings has received two commitment letters from Welsh Carson pursuant to which Welsh Carson has committed, subject to the terms and conditions set forth in the commitment letters, to provide to Holdings up to an aggregate of $304.1 million in cash and to contribute 13,995,155 shares of US Oncology common stock in exchange for stock of Holdings. These contributed shares are currently held by managing members of the general partner of Welsh Carson and an employee of an affiliate of Welsh, Carson, Anderson & Stowe. In addition, Holdings has an understanding with certain additional individuals who often co-invest with Welsh, Carson, Anderson & Stowe whereby such individuals are expected to contribute additional shares of US Oncology common stock to Holdings in return for equity interests in Holdings. The managing members, employee and individuals referred to herein collectively comprise Welsh Carson’s co-investors. Specifically, they are: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean D. Traynor, John Almeida, Jonathan M. Rather, Eric J. Lee, George Weigers, Joelle Kayden, Kenneth Melkus and Rocco Ortenzio.

Senior Secured Credit Facilities

Holdings has received a commitment letter pursuant to which JPMorgan Chase Bank, Wachovia Bank, National Association and Citicorp North America, Inc., are to provide the surviving corporation with up to $550 million in senior secured credit facilities, up to $450 million of which may be used to fund a portion of the merger consideration, to pay certain transaction costs, to refinance existing indebtedness of US Oncology (including the funding of the debt tender offer for US Oncology’s existing 9 5/8% senior subordinated notes contemplated by the merger agreement), to pay related expenses and up to $100 million of which may be used to provide for the ongoing working capital needs of the surviving corporation. As a result of the merger, Acquisition Corp. will be merged with and into US Oncology and, thereafter, US Oncology as the surviving corporation will be the borrower under the senior secured credit facilities.

The commitment of each of JPMorgan Chase Bank, Wachovia Bank, National Association and Citicorp North America, Inc. to provide Acquisition Corp. the senior secured credit financing is subject to a number of conditions set forth in the commitment letter, including but not limited to the following:

•	such party not having discovered or otherwise become aware of information not previously disclosed to it that it believes to be materially inconsistent with its understanding, based on information provided to it prior to March 20, 2004, of the business, operations, assets, financial condition or results of operations of Holdings, Acquisition Corp., US Oncology and their respective subsidiaries;

•	the absence, since December 31, 2003, of one or more events, changes, conditions, circumstances or states of facts that have had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, financial condition or results of operations of Holdings, Acquisition Corp., US Oncology and their respective subsidiaries, taken as a whole, or on Acquisition Corp.’s ability to perform its obligations under the senior secured credit facilities and the bridge facility (including any material adverse change on account of commercial payor changes in reimbursement policies);

•	the absence of any circumstance, change or condition in the loan syndication, financial or capital markets, including the high-yield market, that could in such party’s judgment be expected to materially impair the syndication of the senior secured debt facilities, the bridge facility or the public offering or Rule 144A or other private offering of up to $625 million of notes of Acquisition Corp.;

•	such party’s satisfaction that, prior to and during any syndication of the senior secured credit facilities and bridge facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, Acquisition Corp., US Oncology or any of their respective subsidiaries being offered, placed or arranged (other than the notes of Acquisition Corp.);

•	the funding of the Holdings equity;

•	the delivery of pro forma consolidated financial statements that demonstrate that US Oncology’s (a) ratio of total indebtedness to pro forma EBITDA for the most recent four fiscal quarters ending at least 45 days prior to the closing of the merger does not exceed 5.25 to 1.00, (b) pro forma EBITDA for the most recent 12-month period ending at least 45 days prior to the closing of the merger exceeds $210 million and (c) such pro forma EBITDA, as adjusted for changes and proposed changes in reimbursement amounts applicable on and after January 1, 2005 (or later, if any phase-in period for such changes and proposed changes has not been ended), for the most recent 12-month period ending at least 45 days prior to the closing of the merger exceeds $165 million;

•	the obtaining of all requisite approvals and consents from governmental authorities and third parties;

•	the obtaining of ratings by Standard & Poor’s Rating Services and Moody’s Investors Services; and

•	the preparation and execution of definitive loan agreements.

Senior Unsecured and Senior Subordinated Notes

JPMorgan, CGMI and Wachovia Capital Markets, LLC have been engaged to provide capital markets and other financial advisory services to Holdings in connection with a public offering or Rule 144A or other private offering of both senior unsecured and senior subordinated notes of Acquisition Corp. As a result of the merger, Acquisition Corp. will be merged with and into US Oncology and, thereafter, US Oncology as the surviving corporation will be the issuer of any such notes.

Senior Subordinated Increasing Rate Bridge Loans

The commitment letter also includes commitments by JPMorgan Chase Bank, Wachovia Bank, National Association and Citicorp North America, Inc. to provide up to $625 million of bridge financing in the form of senior subordinated increasing rate bridge loans under a bridge loan facility if and to the extent a public offering or Rule 144A or other private placement of notes cannot be completed prior to the closing of the merger. The commitment to provide Acquisition Corp. the bridge loan facility is subject to substantially the same conditions as the commitment for the senior secured credit facilities. As a result of the merger, Acquisition Corp. will be merged with and into US Oncology and, thereafter, US Oncology as the surviving corporation will be the borrower under the bridge loan facility.

Federal Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, referred to as the HSR Act in this proxy statement, and the rules and regulations promulgated thereunder require that each of US Oncology and Welsh Carson, as the ultimate parent entity of Holdings and Acquisition Corp., file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. On May 7, 2004, US Oncology and Welsh Carson received notice of early termination of the waiting period under the HSR Act. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to (i) United States holders (as defined below) of US Oncology common stock, (ii) Welsh Carson and its co-investors, (iii) the continuing investors and (iv) US Oncology. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

United States Holders

The following discussion applies only to United States holders of US Oncology common stock who hold such shares as capital assets and may not apply to shares of US Oncology common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their US Oncology common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their US Oncology common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold US Oncology common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership holds US Oncology common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding US Oncology common stock should consult its tax advisors.

For purposes of this discussion, a “United States holder” means a holder that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

In general, United States holders of US Oncology stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds US Oncology common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long term gain or loss. The deductibility of capital losses is subject to limitations.

In general, cash received by stockholders who exercise appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

United States holders of US Oncology common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Welsh Carson and its Co-Investors

The following discussion applies only to Welsh Carson and its co-investors who hold any shares of US Oncology held by them as capital assets. Welsh Carson and its co-investors will contribute any shares of US Oncology held by them, as well as an agreed amount of cash, to Holdings in exchange for capital stock of Holdings. Neither Welsh Carson nor any of its co-investors should recognize any gain or loss for U.S. federal income tax purposes in connection with such contribution. The aggregate tax basis of Welsh Carson and its co-investors in their capital stock of Holdings should equal the sum of their tax basis in the shares of US Oncology contributed to Holdings plus the amount of cash contributed by them to Holdings. For purposes of the above discussion, and to the extent that he contributes his shares of US Oncology to Holdings, Robert A. Ortenzio will be considered a co-investor of Welsh Carson, even though he is referred to elsewhere in this proxy statement as a continuing investor.

Continuing Investors

The following discussion applies only to the continuing investors who hold any shares of US Oncology held by them as capital assets. The continuing investors referred to in this discussion are any directors, executive officers and employees of US Oncology who will purchase capital stock in Holdings for approximately $10.0 million in cash which is expected to be received by such investors in the merger in exchange for their existing equity interests in US Oncology. To the extent that the continuing investors are United States holders who are disposing of all of their shares of US Oncology for cash in connection with the merger, the above discussion of the U.S. federal income tax consequences of the merger to United States holders should apply equally to the continuing investors. In addition to receiving cash in exchange for their shares pursuant to the merger, the continuing investors will receive cash in exchange for surrendering their options to purchase shares of US Oncology. The continuing investors will recognize ordinary compensation income with respect to any surrendered option in an amount equal to the product of (1) the excess, if any, of $15.05 over the per share exercise price of the option multiplied by (2) the number of shares of US Oncology subject to the option. In the case of any continuing investor who is an employee of US Oncology, this amount of ordinary compensation income will be subject to federal, state and local income withholding tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. The amount of cash actually distributed to the continuing investors with respect to their surrendered options will be net of these withholding and payroll taxes.

US Oncology

The merger will cause an “ownership change” of US Oncology for purposes of Section 382 of the Internal Revenue Code. As a result, US Oncology’s use of pre-merger tax net operating losses and certain other tax attributes, if any, will be limited following the merger. This limitation should not have any material impact on US Oncology, because US Oncology is not expected to have any significant pre-merger net operating losses or other such tax attributes. In addition, US Oncology should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess, if any, of $15.05 over the per share exercise price of the option multiplied by (2) the number of shares of US Oncology subject to the option. With respect to any such cash payments to its employees, US Oncology will be responsible for withholding federal, state and local income tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. In addition, US Oncology will be responsible for paying the employer’s share of social security, Medicare and other applicable payroll taxes. Subsequent to the merger, US Oncology will join in the U.S. federal income consolidated tax group that includes Holdings. The merger should not cause any other material U.S. federal income tax consequences to US Oncology.

Fees and Expenses of the Merger

The estimated fees and expenses in connection with the merger are as follows (in millions):

Financial Advisor Fees and Expenses (1)	$25.3
Legal, Accounting and Other Professional Fees	$6.3
Printing, Proxy Solicitation and Mailing Costs	$0.6
Financing Related Fees and Debt Prepayment Penalty	$75.3
Filing Fees	$0.2
Paying Agent Fees	$—
Miscellaneous	$1.0

Total:	$109.4

(1)	Of such financial advisor fees and expenses, approximately $8.3 million is expected to be paid to Merrill Lynch for financial advisory services provided to the special committee, and approximately $17.3 million is expected to be paid to WCAS Management Corporation, an affiliate of Welsh Carson, for certain financial advisory services provided to Holdings in connection with structuring the debt financing associated with the merger.

The merger agreement provides that US Oncology, Holdings and Acquisition Corp. will each pay all costs and expenses incurred by it in connection with the merger agreement and the merger. The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the merger. See “Special Factors—Litigation Challenging The Merger” beginning on page     . None of these costs and expenses will reduce the $15.05 per share merger consideration to be received by holders of US Oncology common stock or stock option holders or holders of rights to receive shares of common stock under delayed share delivery agreements.

If the merger agreement is terminated under specified circumstances, including acceptance of a superior proposal, US Oncology may be required to pay to a Welsh Carson affiliate (which we expect will be WCAS Management Corporation) a $12.0 million termination fee and up to $1.0 million in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement—Fees and Expenses; Termination Fee” beginning on page     .

Common Stock Purchase Information

The following directors and executive officers of US Oncology purchased shares of US Oncology common stock in the last two years (all of which purchases were pursuant to exercises of stock options) on the dates and at the prices set forth in the following table:

Name	Dates	Shares	Price
Lloyd K. Everson, M.D.	8/11/03 8/11/03 11/4/03 11/4/03 11/4/03 11/4/03 11/4/03 11/4/03 11/4/03	148,766 71,326 58,180 19,592 200,000 30,000 33,334 64,000 20,000	$4.125 6.125 4.125 6.125 4.050 4.020 4.120 7.700 6.990

Richard B. Mayor	2/3/03 2/3/03	24,000 8,000	$1.335 3.410

Boone Powell, Jr.	12/20/02	8,000	$4.590

Bruce D. Broussard	8/8/03 8/8/03 8/11/03	16,667 80,000 40,000	$4.120 4.810 4.810

Atul Dhir, M.B.B.S., D. Phil.	8/11/03 8/11/03 8/12/03 8/13/03	30,000 30,000 2,900 7,100	$4.050 4.020 4.050 4.050

George D. Morgan	8/8/03 8/8/03	16,667 80,000	$4.120 5.210

Leo E. Sands	12/16/03 12/16/03 12/16/03 12/16/03 12/16/03	33,333 120,000 73,000 64,000 20,000	$4.120 4.050 6.990 7.700 4.020

Phillip H. Watts	4/2/02 4/2/02 8/8/03 8/8/03 8/8/03	30,000 10,000 10,000 16,667 30,000	$4.050 4.020 4.020 4.120 4.050

Welsh Carson has not purchased any shares of US Oncology common stock in the last two years.

The following directors and executive officers of US Oncology were granted options to purchase shares of US Oncology common stock in the last two years on the dates and at the prices set forth in the following table:

Name	Option Date	Shares	Price
R. Dale Ross	7/26/2002	600,000	$6.9900

Russell L. Carson	8/14/2003 6/25/2003 5/9/2002	3,000 5,000 8,000	$7.9800 8.4700 9.5000

James E. Dalton	8/14/2003 6/25/2003 5/9/2002	2,000 5,000 7,000	$7.9800 8.4700 9.5000

Lloyd K. Everson, M.D.	8/19/2003 11/13/2002 8/8/2002	220,092 50,000 100,000	$7.7000 7.9700 6.9900

Stephen E. Jones, M.D.	6/25/2003 5/9/2002 3/21/2002	5,000 5,000 5,000	$8.4700 9.5000 8.2700

Richard B. Mayor	8/14/2003 6/25/2003 5/9/2002	3,000 5,000 8,000	$7.9800 8.4700 9.5000

Robert A. Ortenzio	8/14/2003 6/25/2003 5/9/2002	2,000 5,000 7,000	$7.9800 8.4700 9.5000

Boone Powell, Jr.	8/14/2003 6/25/2003 5/9/2002	3,000 5,000 8,000	$7.9800 8.4700 9.5000

Burton Schwartz, M.D.	6/25/2003 5/9/2002	5,000 5,000	$8.4700 9.5000

Bruce D. Broussard	7/26/2002	365,000	$6.9900

Atul Dhir, M.B.B.S., D. Phil.	7/26/2002	365,000	$6.9900

George D. Morgan	7/26/2002	365,000	$6.9900

Leo E. Sands	7/26/2002	365,000	$6.9900

Phillip H. Watts	7/26/2002	365,000	$6.9900

Prior Public Offerings

US Oncology has not made an underwritten public offering of its common stock for cash at any time during the last three years.

Certain Projections

In connection with Welsh Carson’s review of US Oncology and in the course of the negotiations between US Oncology and Welsh Carson described in “Special Factors—Background of the Merger,” US Oncology provided Welsh Carson with non-public business and financial information. The non-public information US Oncology provided included projections of US Oncology’s future operating performance. Such projections were also provided to Merrill Lynch. These projections do not give effect to the merger or the financing of the merger.

US Oncology does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Welsh Carson in connection with its due diligence investigation of US Oncology. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. PricewaterhouseCoopers, US Oncology’s independent accountants, has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers report incorporated by reference into this proxy statement related to US Oncology’s historical financial information and does not extend to the projections and should not be read to do so. While presented with numerical specificity, these projections reflect numerous assumptions made by US Oncology’s management. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of US Oncology’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

US Oncology does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The projections US Oncology provided to Welsh Carson and Merrill Lynch included estimates of calendar year 2004, 2005, 2006, 2007 and 2008 revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), net income and net income per share. The chart below indicates such projected financial information provided to Welsh Carson and Merrill Lynch. Welsh Carson took this information, together with their own analyses, into account in determining whether to invest in US Oncology.

	Projected Fiscal Year Ending December 31,
Selected Income Statement Information	2004	2005	2006	2007	2008
	Dollars in millions except share amounts
Revenue	$2,231.7	$2,394.2	$2,682.0	$2,944.3	$3,215.8
EBITDA	$227.4	$206.5	$232.6	$255.4	$278.4
Net income	$81.6	$67.4	$82.5	$95.9	$109.6
Net income per share	$0.91	$0.75	$0.91	$1.04	$1.18

Litigation Challenging the Merger

Seven purported class action lawsuits have been filed naming US Oncology and each of its directors as defendants. Four of the lawsuits also name Welsh Carson (or Welsh, Carson, Anderson & Stowe) as a defendant and two also name Acquisition Corp. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of US Oncology by entering into the merger agreement. Among other things, the consideration offered in the merger is alleged to be inadequate and a result of unfair dealing. One of the lawsuits alleges that two of the three directors on the special committee, and several other directors, are not independent, and that certain facts were not disclosed. Boone Powell, Jr. was alleged not to be an independent director on account of an alleged “close connection” between US Oncology and Baylor University of which the Baylor University Medical Center in Dallas is a part. Baylor is alleged to have certain relationships with US Oncology and Mr. Powell is a former director and Chairman of the Baylor Health Care System. Burton S. Schwartz, M.D., is President and Medical Director of Minnesota Oncology Hematology, PA, which has a service agreement with US Oncology, and is alleged not to be an independent director because of amounts paid under such service agreement by such entity to US Oncology. Messrs. Powell and Schwartz are also alleged to be “beholden” to Russell L. Carson, a principal of Welsh Carson, and R. Dale Ross, US Oncology’s President and Chief Executive Officer. The complaints seek an injunction against the proposed transaction or, if it is consummated, rescission of the transaction and imposition of a constructive trust, as well as money damages, attorneys’ fees, expenses and other relief. Additional lawsuits could be filed in the future. US Oncology believes that these lawsuits and the allegations contained therein lack merit and it intends to vigorously defend them. Three of the lawsuits were filed in the Court of Chancery of the State of Delaware and four of the lawsuits were filed in District Courts in Harris County, Texas by purported stockholders of US Oncology on behalf of all similarly situated stockholders. Each lawsuit alleges that a class should be certified and the plaintiff be named as representative of the purported class. No class has been certified at present and, accordingly, US Oncology regards all the actions to date as purported class actions.

Appraisal Rights

To perfect its appraisal rights under Section 262 of the Delaware General Corporation Law, referred to as the DGCL in this proxy statement, a US Oncology stockholder: (1) must deliver to US Oncology, before the special meeting, a demand for appraisal; and (2) must not vote in favor of the merger agreement or the merger. A stockholder’s vote against the merger agreement or the merger: (1) does not constitute a demand for appraisal and (2) does not constitute a waiver of its appraisal rights.

Under Section 262 of the DGCL, any holder of US Oncology common stock who does not wish to accept the per share merger consideration in cash for such holder’s shares may exercise appraisal rights under the DGCL and elect to have the fair value of the holder’s shares on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the holder of record of the shares of US Oncology common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of US Oncology common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes notice to the holders of US Oncology common stock of appraisal rights, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve those rights should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, US Oncology believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal expenses will not be paid for by US Oncology. Failure to comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights.

Filing Written Objection. Any holder of US Oncology common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to US Oncology a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform US Oncology of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of US Oncology common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

Only a holder of record of shares of US Oncology common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of US Oncology common stock owned and that the stockholder intends to demand appraisal of the stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

Any stockholder may withdraw its demand for appraisal and accept the per share merger consideration by delivering to US Oncology a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the merger consideration of $15.05 per share.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to US Oncology, Inc., 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, Attn: Secretary.

Notice by US Oncology. Within 10 days after the effective time of the merger, the surviving corporation must send notice of the effectiveness of the merger to each former stockholder of US Oncology who (1) has made a written demand for appraisal in accordance with Section 262, and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

Within 120 days after the effective time of the merger, any former stockholder of US Oncology who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. US Oncology is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as US Oncology has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $15.05 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion of Merrill Lynch & Co. is not an opinion as to fair value under Section 262.

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Final decisions by the Delaware Court of Chancery in appraisal proceedings are subject to appeal to the Delaware Supreme Court.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

The Merger

The merger agreement provides that, at the effective time of the merger, Acquisition Corp. will merge with and into US Oncology. Upon completion of the merger, Acquisition Corp. will cease to exist as a separate entity and US Oncology will continue as the surviving corporation and will be a wholly owned subsidiary of Holdings.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time. US Oncology and Acquisition Corp. have agreed to file the certificate of merger as soon as practicable, but in any event within two business days after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Certificate of Incorporation; Bylaws and Directors and Officers of US Oncology and the Surviving Corporation

When the merger is completed:

•	the certificate of incorporation of US Oncology will be amended to be the same as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the effective time of the merger, except that certain provisions (including those relating to indemnification, advancement of expenses and exculpation from liability of the officers and directors of US Oncology) shall continue as set forth in US Oncology’s certificate of incorporation;

•	the bylaws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation, except that provisions relating to indemnification of and advancement of expenses to the officers and directors of US Oncology shall continue as set forth in US Oncology’s bylaws;

•	the directors of Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of US Oncology immediately prior to the effective time of the merger will remain the officers of the surviving corporation.

Conversion of Common Stock

At the effective time of the merger, each share of US Oncology common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $15.05 in cash, without interest, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date of the merger agreement until the effective time of the merger, such amount being referred to in this proxy statement as the merger consideration, except for:

•	treasury shares of US Oncology common stock, all of which will be canceled without any payment;

•	shares of US Oncology common stock owned by Holdings or Acquisition Corp., which includes shares held by Welsh Carson and its co-investors and one continuing investor that will be contributed to Holdings prior to the merger in return for equity interests in Holdings; and

•	shares of US Oncology common stock held by stockholders who validly exercise and perfect appraisal rights, which will be subject to appraisal in accordance with Delaware law.

At the effective time of the merger, each share of capital stock of Acquisition Corp. outstanding immediately before the effective time of the merger will be converted into and exchanged for one fully paid and non-assessable share of common stock of the surviving corporation, which shares shall be held by Holdings.

Treatment of Options

At the effective time of the merger (and with respect to options under the 2002 stock option plan, subject to stockholder approval of the stock option plan amendment contemplated by this proxy statement), each outstanding option to acquire shares of common stock of US Oncology granted under the US Oncology stock option plans will become fully vested and exercisable and will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $15.05 over the per share exercise price of the option and (2) the number of shares of US Oncology’s common stock subject to the option, net of any applicable withholding taxes. At the effective time of the merger, each US Oncology stock option plan in effect immediately prior to the merger shall terminate.

Treatment of Shares Issuable Under Delayed Stock Delivery Agreements

US Oncology has agreed to take all actions and obtain all consents necessary so that at the effective time of the merger, each outstanding right to receive shares of US Oncology common stock under delayed stock delivery agreements with physicians will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) $15.05 and (2) the number of shares of US Oncology common stock that had been otherwise issuable under the delayed stock delivery agreements, net of any applicable withholding taxes.

Payment for Shares

Prior to the effective time of the merger, Holdings will select a bank or trust company to act as paying agent for the payment of the consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing the shares of common stock of US Oncology. At the effective time of the merger, the surviving corporation will provide the paying agent the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of shares of US Oncology common stock whose shares were converted into the right to receive the merger consideration, a transmittal letter containing instructions to effect the surrender of the holder’s share certificate(s) in exchange for payment of the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), together with the transmittal letter and other required documentation, duly completed in accordance with the instructions. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and (2) the person requesting the consideration payment either pay any applicable taxes required or establish, to the satisfaction of the paying agent, that the tax has been paid or is not applicable. After the effective time of the merger and until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate, and if required by the surviving corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation. No interest will be paid or accrued on the merger consideration payable upon the surrender of the share certificate(s).

Any funds, including any interest received on the funds, deposited with the paying agent for use in payment of the merger consideration and which have not been disbursed to holders of share certificates 180 days after the effective time of the merger, shall be delivered to the surviving corporation by the paying agent. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to the surviving corporation for payment of any consideration to which they may be entitled, without interest or dividends. None of Holdings, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the consideration payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

After the effective time of the merger, there will be no further registration on the stock transfer books of the surviving corporation of transfers of shares of common stock that were outstanding immediately prior to the effective time of the merger.

If, after the effective time of the merger, any certificates formerly representing shares of common stock are presented to the surviving corporation or the paying agent for transfer, they will be canceled and exchanged for the appropriate merger consideration. All consideration paid upon surrender for exchange of those certificates representing shares, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

Representations and Warranties of US Oncology. The merger agreement contains various representations and warranties made by US Oncology to Holdings and Acquisition Corp., subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of US Oncology and its subsidiaries;

•	the requisite corporate power and authority of US Oncology and its subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses;

•	the due qualification or licensing of US Oncology and its subsidiaries to do business as foreign entities;

•	the good standing of US Oncology and its subsidiaries to conduct business in each jurisdiction where their respective business is conducted;

•	the absence of any violation of or default by US Oncology and its subsidiaries under their respective organizational documents;

•	the capital structure of US Oncology and its subsidiaries;

•	the valid issuance of US Oncology capital stock;

•	the absence of agreements, including voting agreements, relating to US Oncology’s capital stock to which US Oncology or its subsidiaries is a party;

•	the jurisdictions of organization, forms of organization, valid issuance of capital stock and capital structure of US Oncology’s subsidiaries;

•	US Oncology’s ownership of equity interests in and obligations to invest in other entities;

•	the name, form of organization and jurisdiction of organization of entities with which US Oncology has entered into a long-term management services agreement (each referred to in this proxy statement as a Company Managed Practice);

•	the requisite corporate power and authority of US Oncology to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by US Oncology;

•	the validity and binding effect of the merger agreement on US Oncology;

•	the effect of the merger agreement and merger on the material obligations and assets of US Oncology and its subsidiaries;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents of US Oncology and its subsidiaries;

•	the absence of any conflicts between the merger agreement and the merger and the credit agreements, leases, permits, licenses, laws, exchange rules or orders of or to which US Oncology, its subsidiaries and, to the knowledge of US Oncology, any Company Managed Practice is bound;

•	the absence of the necessity for consents or approvals from government entities in connection with the merger agreement or the merger;

•	the adequacy and truthfulness of the reports filed by US Oncology with the Securities and Exchange Commission since December 31, 2001;

•	the adequacy and truthfulness of the information supplied by US Oncology for inclusion or incorporation in this proxy statement, the Schedule 13E-3 required to be filed under Securities and Exchange Commission “going private” rules and the offer documents;

•	the adequacy of and compliance by US Oncology, its subsidiaries and, to US Oncology’s knowledge, any Company Managed Practice with necessary governmental permits and licenses;

•	compliance by US Oncology, its subsidiaries and, to US Oncology’s knowledge, any Company Managed Practice with applicable laws;

•	the holding and compliance by US Oncology with permits licenses and other governmental authorizations and requirements;

•	the absence of any order, claim, suit, action or proceeding pending or threatened against US Oncology, its subsidiaries, any person US Oncology has agreed to indemnify or any Company Managed Practice that would have a material adverse effect;

•	the payment of and compliance with laws related to the payment of taxes by US Oncology and its subsidiaries, and other tax matters;

•	the administration and compliance of, liability under and effect of the merger on the employee benefit plans of US Oncology and its subsidiaries and the Employee Retirement Income Security Act of 1974;

•	the absence of certain changes in the respective business of US Oncology and its subsidiaries since December 31, 2003;

•	the absence of undisclosed material liabilities of US Oncology or its subsidiaries that would have a material adverse effect;

•	the receipt of an opinion from the special committee’s financial advisor;

•	the compliance of US Oncology and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the vote required to adopt the merger agreement and to consummate the merger, including not only the statutory vote required, but also the requirement of approval by holders of a majority of US Oncology’s common stock not held by Welsh Carson and it affiliates and certain members of management;

•	the determination by US Oncology’s board of directors that the merger agreement and the merger are advisable and fair to and in the best interests of US Oncology and the stockholders of US Oncology and the resolution by US Oncology’s board of directors to recommend that US Oncology’s stockholders adopt the merger agreement;

•	the ownership, license, lawful use and confidentiality of intellectual property used by US Oncology and its subsidiaries, and other intellectual property matters;

•	the ownership and valid title of US Oncology, its subsidiaries or the owner trustee of AOR Trust 1997-1 to real property and other real estate matters;

•	the listing, effectiveness of and compliance with insurance policies by US Oncology, its subsidiaries and any Company Managed Practice;

•	the compliance of US Oncology, its subsidiaries and Company Managed Practices with applicable labor laws and other labor matters;

•	the disclosure of certain contracts and obligations of US Oncology, its subsidiaries and Company Managed Practices, and the absence of material defaults thereunder or notifications of termination thereof;

•	the disclosure and absence of affiliated contracts and affiliated transactions with US Oncology, its subsidiaries or their respective properties or assets;

•	the execution of an amendment to US Oncology’s rights agreement dated as of May 29, 1997 rendering the agreement and rights thereunder inapplicable to the merger;

•	the inapplicability of state anti-takeover statutes or regulations to the merger (other than the applicable Delaware statute); and

•	the truth and completeness of representations, warranties or statements by US Oncology and its subsidiaries furnished to Holdings or Acquisition Corp. pursuant to the merger agreement.

Material Adverse Effect. Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on US Oncology and its subsidiaries, taken as a whole. As used in the merger agreement, a material adverse effect with respect to US Oncology means (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of US Oncology and its subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of US Oncology to perform its obligations under the merger agreement; provided, that a material adverse effect with respect to US Oncology is not deemed to include a material adverse effect arising directly as a result of (1) conditions, events or circumstances (other than changes or proposed changes in (A) laws and (B) pricing or reimbursement by any commercial entities (other than governmental payors)) affecting either (x) the United States economy generally or (y) the cancer care services industry generally, which in the case of clause (x) and (y) does not have a materially disproportionate effect on US Oncology and its subsidiaries, taken as a whole, or (2) changes or proposed changes in laws that result in changes in reimbursement by governmental payors (it being understood that any change or proposal of a change in pricing or reimbursement by any commercial entities (other than governmental payors) that has a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of US Oncology and its subsidiaries, taken as a whole, shall be deemed to be a material adverse effect with respect to US Oncology); provided, further, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes a material adverse effect with respect to US Oncology under this definition, the analysis of materiality is not limited to either a long-term or short-term perspective.

Representations and Warranties of Holdings and Acquisition Corp. The merger agreement also contains various representations and warranties by Holdings and Acquisition Corp. to US Oncology, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Acquisition Corp. and Holdings;

•	the requisite corporate power and authority of Acquisition Corp. and Holdings to own, lease and operate their respective properties and to carry on their respective business;

•	the capital structure of Acquisition Corp. and Holdings and the absence of subsidiaries of Acquisition Corp. and Holdings;

•	the requisite corporate power and authority of Acquisition Corp. and Holdings to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by Acquisition Corp. and Holdings;

•	the validity and binding effect of the merger agreement on Acquisition Corp. and Holdings;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents, credit agreements, leases, licenses, laws or orders of or by which Acquisition Corp. and Holdings are bound;

•	the absence of the necessity for consents or approvals from government entities in connection with the merger agreement or the merger;

•	the adequacy and truthfulness of the information supplied by Acquisition Corp. and Holdings for inclusion or incorporation in this proxy statement and the Schedule 13E-3;

•	the purpose for which Acquisition Corp. and Holdings were formed and the limited operations of and the absence of material obligations of each of them; and

•	the existence of the financing commitments obtained by Acquisition Corp. and Holdings in connection with and for the purpose of funding the merger.

Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would be reasonably likely to have a material adverse effect on the ability of Holdings or Acquisition Corp. to consummate the merger.

Unless otherwise provided, none of the representations and warranties in the merger agreement will survive after the effective time of the merger.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of US Oncology. From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement or consented to in writing by Holdings, US Oncology and its subsidiaries shall: (1) carry on their respective business in the usual, regular and ordinary course in substantially the same manner as prior to the signing of the merger agreement; (2) use their reasonable best efforts to preserve their business organizations and goodwill, maintain their rights and franchises, retain the services of their officers and employees, preserve their relationships with customers, suppliers and others having business dealings with them, and keep effective insurance comparable in amount and scope to the coverage carried by them prior to the signing of the merger agreement; and (3) comply in all material respects with all applicable laws.

From the date of the merger agreement to the effective time of the merger, US Oncology has agreed, with limited exceptions, that neither it nor any of its subsidiaries will do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Holdings:

•	declare, set aside, pay dividends or make other distributions, or set aside funds to do so, in respect of any capital stock;

•	adjust, split, combine, reclassify, authorize or propose the issuance of any securities or any securities in respect of or in lieu of any capital stock;

•	purchase, redeem or otherwise acquire any capital stock or securities convertible into or exercisable or exchangeable for capital stock, or set aside funds to do so;

•	issue, deliver, hypothecate, pledge, sell or otherwise encumber any capital stock, voting securities or securities convertible into capital stock, voting securities, “phantom” stock, stock appreciation rights or stock based performance units;

•	amend the terms of any outstanding debt or equity security or any stock option plan;

•	amend its certificate of incorporation, bylaws or any other organizational documents;

•	merge or consolidate with, acquire any interest in, acquire any material assets from, make any loan to or investment in any other entity or division thereof;

•	except in the ordinary course of business as to inventory, dispose of or encumber assets of US Oncology in excess of $500,000 in the aggregate;

•	authorize or propose to adopt a plan of liquidation or dissolution;

•	make grants to or otherwise increase the compensation or benefits of officers and directors and, except in the ordinary course of business consistent with past practice, other employees;

•	enter into any new, or amend any existing, employment related agreement, employee benefit plan or collective bargaining agreement;

•	assume, incur or guarantee indebtedness, issue or sell debt securities or warrants to acquire debt securities or guarantee the obligations of or agree to maintain the financial condition of any other person;

•	except in accordance with SEC guidelines and GAAP, revalue material assets or change its accounting policies, procedures and practices or its fiscal year;

•	settle or compromise any pending or threatened claims or proceedings involving potential payments above specified thresholds, or that admit liability or consent to non-monetary relief or that are material to US Oncology and its subsidiaries, taken as a whole;

•	pay, discharge or satisfy claims or liabilities, cancel indebtedness, or waive or assign substantial rights;

•	make or rescind any tax election or, beyond specified thresholds, take any tax position or settle or compromise any audit, examination, proceeding (whether judicial or administrative) or matter in controversy relating to taxes or change its method of reporting income, deductions or other tax items for tax purposes;

•	enter into any material license with respect to intellectual property;

•	enter into any new line of business;

•	except for amounts disclosed in US Oncology’s 2004 budget, make any capital expenditures that are collectively in excess of $500,000;

•	enter into any agreement relating to noncompete, nonsolicitation or most favored nation obligations or that could reasonably be expected to have a material adverse effect on US Oncology;

•	modify or terminate material agreements of US Oncology and its subsidiaries;

•	enter into any agreement the terms of which would be violated by the merger agreement or consummation of the merger;

•	enter into, modify or terminate any agreement resulting in a material adverse effect on US Oncology, materially impairing US Oncology’s ability to perform its obligations under the merger agreement or preventing or materially delaying consummation of the merger;

•	alter the corporate structure or ownership of US Oncology or any of its subsidiaries;

•	redeem the rights to purchase Series A preferred stock of US Oncology or amend or terminate the stockholder rights agreement, other than to render such rights inapplicable to the merger agreement and the merger or to delay the distribution date; permit the rights to become nonredeemable at the current redemption price; or allow persons other than Holdings or Acquisition Corp. to own 15% or more of US Oncology common stock without causing a distribution or share acquisition date to occur;

•	waive any benefits of, agree to modify, fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which US Oncology or any of its subsidiaries is a party;

•	knowingly or intentionally take any action that is reasonably likely to result in US Oncology’s representations or warranties in the merger agreement being untrue in any material respect; or

•	agree to or make a commitment, oral or written, to take actions prohibited by the merger agreement.

Unless otherwise provided, the covenants in the merger agreement or instruments delivered pursuant to the merger agreement will survive after the effective time of the merger.

Notification

US Oncology, Holdings and Acquisition Corp. have agreed to give prompt written notice to each other of: (1) any notice or other communication alleging that a consent is or may be required in connection with the merger, (2) notice or communication from any governmental entity in connection with the merger, (3) the occurrence, or failure to occur, of any event of which it becomes aware that has caused, or could reasonably be expected to cause, any representation or warranty of the notifying party contained in the merger agreement to be untrue or inaccurate, (4) the notifying party’s failure to materially comply with or satisfy an obligation under the merger agreement, (5) the commencement or threat of any litigation against US Oncology or any other investigation or proceeding which relates to the consummation of the merger, or the issuance of any governmental order affecting US Oncology, its subsidiaries, any Company Managed Practice, or any of their respective properties or assets, which if pending or issued on or prior to the signing of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement. US Oncology has also agreed to provide periodic written information to Holdings with respect to the status of ongoing drug reimbursement negotiations with commercial entities. Delivery of such notification shall not limit or otherwise affect the remedies available under the merger agreement.

Preparation of Proxy Statement; Stockholders’ Meeting

Subject to the potential receipt of any superior proposal for US Oncology and the exercise by the board of directors of its fiduciary duties with respect to a termination of the merger agreement, the merger agreement provides that US Oncology will prepare, and work with the SEC to clear, an appropriate proxy statement and duly call, give notice of, convene and hold (no later than 45 days after mailing the proxy statement to the stockholders) the special meeting of US Oncology’s stockholders to which the proxy statement relates to consider and approve the merger agreement and the merger and shall solicit proxies in favor thereof. The merger agreement provides that the proxy statement will include the recommendation of the board of directors that the stockholders approve the merger agreement and the merger.

Access to Information; Confidentiality

From the date of the merger agreement to the effective time of the merger, US Oncology and its subsidiaries will give and US Oncology will request the Company Managed Practices to give the officers, employees, accountants, counsel and other representatives of Holdings and Acquisition Corp., during normal business hours, access to all of their properties, books, records, leases, contracts, commitments, customers, officers, employees, accountants, counsel and other representatives. All information so furnished will be subject to the confidentiality agreement entered into between Welsh Carson and US Oncology on February 27, 2004.

From the date of the merger agreement to the effective time of the merger, each of US Oncology and its subsidiaries will furnish to Holdings and Acquisition Corp. and each of Holdings and Acquisition Corp. will furnish to US Oncology copies of each of their documents filed with, or received from, the Securities and Exchange Commission, as well as other reasonably requested information.

Solicitation of Transactions

From the date of the merger agreement until April 6, 2004, US Oncology, its subsidiaries and their respective representatives had the right to initiate, solicit, encourage or induce inquiries with respect to, or the making or submission of, an alternative acquisition proposal and to enter into and maintain or continue discussions or negotiations in furtherance of any such inquiries.

US Oncology has agreed that, except as described below and except as may relate to parties from whom US Oncology has received (prior to April 6, 2004) a bona fide written indication of interest that the US Oncology board of directors or the special committee reasonably believes could result in a superior proposal (each such party referred to in this proxy statement as an “excluded party”), during the period beginning on April 6, 2004 until the effective time of the merger or the termination of the merger agreement, it will not, and will not direct, authorize or permit its subsidiaries or representatives to, directly or indirectly: (1) initiate, solicit or encourage (including by way of providing information) any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts constituting, or leading to an acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with, assist, participate in or facilitate any such inquires, proposals discussions or negotiations; or (2) accept an alternative acquisition proposal or enter into any agreement or agreement in principle, other than a confidentiality agreement meeting specified requirements, providing for or relating to any such acquisition proposal or requiring US Oncology to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement. In addition, except as may relate to parties from whom US Oncology has received (prior to April 6, 2004) a bona fide written indication of interest that the US Oncology board of directors or the special committee reasonably believes could result in a superior proposal, on April 6, 2004, US Oncology shall immediately cease and terminate any existing solicitation or discussion with any parties conducted by US Oncology, its subsidiaries or representatives with respect to any alternative acquisition proposal. US Oncology did not receive any such indication of interest prior to April 6, 2004. (One potential purchaser that entered into a confidentiality agreement prior to April 6, 2004 was treated as an ”excluded party” by Holdings, Acquisition Corp. and US Oncology even though such potential purchaser had not provided a written indication of interest so that it could be determined whether it might consider a written indication of interest. As a result, such potential purchaser continued to conduct due diligence following April 6, 2004. On April 27, 2004, such other potential purchaser indicated that it would not proceed with any further consideration of a transaction with US Oncology.)

Under the merger agreement, an acquisition proposal is defined as (1) any inquiry, proposal or offer to directly or indirectly acquire any part of the business of US Oncology constituting 20% or more of the net revenues, net income or assets of US Oncology and its subsidiaries, taken as a whole, or 20% or more of the outstanding common stock of US Oncology, (2) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding common stock of US Oncology or (3) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving US Oncology or any of its subsidiaries whose business constitutes 20% or more of US Oncology’s net revenues, net income or assets. Under the merger agreement, a superior proposal is defined as (1) an acquisition proposal but changing the references to the 20% amounts in the definition of acquisition proposal to 50% or (2) an acquisition proposal resulting in the individuals comprising US Oncology’s board of directors prior to the merger not constituting a majority of the board (or governing body) of the surviving entity or the parent, either of which is made on terms which the board of directors of US Oncology or the special committee in good faith determines, based on matters it deems relevant, including the advice of its independent financial advisor and outside counsel, would, if consummated, result in a transaction that is more favorable from a financial point of view to the US Oncology stockholders than the currently contemplated merger, and is capable of being, and is reasonably likely to be, completed without delay.

Beginning April 6, 2004, US Oncology may take the prohibited actions described above only if, at any time prior to the approval of the merger agreement by its stockholders, US Oncology receives a bona fide alternative acquisition proposal, so long as: (1) US Oncology has otherwise complied with its non-solicitation obligations; (2) the board of directors of US Oncology or the special committee determines in good faith, after consultation with its independent financial advisor and outside counsel, that such alternative acquisition proposal could reasonably be expected to result in a superior proposal; and (3) after consultation with its outside counsel, the board of directors of US Oncology or the special committee determines in good faith that taking such action is necessary to comply with its fiduciary duties under applicable laws. In such instance, US Oncology may take the prohibited actions, provided that US Oncology: (1) prior to providing information or participating in negotiations related to the alternative acquisition proposal, provides notice to Holdings of the identity of the party making the alternative acquisition proposal and the material terms of such proposal, (2) does not and does not allow its subsidiaries or representatives to disclose any non-public information to such other party without entering into a confidentiality agreement meeting specified requirements and (3) promptly provides Holdings any non-public information concerning US Oncology or its subsidiaries provided to such other party which was not previously provided to Holdings.

US Oncology has also agreed to keep Holdings generally informed of the status and material developments of any solicitations, inquiries, proposals and/or negotiations and to provide Holdings copies of written alternative acquisition proposals from any other party. US Oncology must provide two business days’ (but no more than three calendar days’) notice to Holdings of any intent of the board of directors of US Oncology to withdraw or modify its recommendation as to the merger, to recommend an alternative acquisition proposal, to fail to recommend against a tender or exchange offer or to terminate the merger agreement.

Subject to the terms of the merger agreement, the board of directors of US Oncology and any committee thereof may not, directly or indirectly (1) withdraw (or modify in an adverse manner to Holdings) the approval or recommendation of the board or any such committee for the merger agreement or the merger, (2) recommend or approve, or publicly propose to do so, any alternative acquisition proposal or (3) approve, recommend or allow US Oncology or its subsidiaries to enter into an understanding or agreement constituting or leading to an alternative acquisition proposal. Notwithstanding the limitations above, the board may make a recommendation adverse to Holdings under clause (1) or (2) if the board determines in good faith after consultation with its outside counsel that such action is required to comply with the board’s fiduciary duties to the US Oncology stockholders.

The board of directors of US Oncology may take and disclose to the stockholders of US Oncology a position on a third party tender or exchange offer pursuant to Rules 14d-9 and 14e-2(a) of the Exchange Act or make any other disclosure required by applicable law, without violating any limitations on soliciting transactions in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of the current and former directors, officers, employees and agents of US Oncology and its subsidiaries, as provided in their respective charters, bylaws or indemnification agreements disclosed to Holdings, shall survive the merger and for six years after the effective time of the merger shall not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

For six years after the effective time of the merger, the surviving corporation shall maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by US Oncology’s existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than US Oncology’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 250% of US Oncology’s current annual premium, which is approximately $900,000, and if the provision of existing insurance expires or is terminated during the six-year period, the surviving corporation shall use reasonable best efforts to obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than 250% of the current annual premium.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other entity and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Reasonable Best Efforts

Each of US Oncology, Holdings and Acquisition Corp. has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and effect, the transactions contemplated by the merger agreement. If at any time after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all of US Oncology’s properties, assets, rights, approvals, immunities and franchises, all of the parties agree to direct their respective officers and directors to take all such necessary action.

US Oncology has agreed to provide, and to cause its subsidiaries to provide, all necessary cooperation reasonably requested by Holdings or Acquisition Corp. in connection with the arrangement of the financing necessary to compete the merger, including by (1) making available to Holdings, Acquisition Corp. and their financing sources any documents and information of US Oncology and its subsidiaries reasonably requested by Holdings, Acquisition Corp. or such financing sources, (2) cooperating in an offering or syndication of financing and (3) using reasonable best effort to have US Oncology’s independent accountants provide requested reports and letters in connection with the financing. US Oncology has also agreed, at Holdings’ request, to repay or renegotiate certain indebtedness of US Oncology and its subsidiaries and/or to exercise its purchase option under its end loaded lease facility.

Consents and Approvals

Holdings, Acquisition Corp. and US Oncology have agreed to cooperate with one another to determine whether any filing with any government entity is required or if any consents or waivers are required from third parties in connection with the merger and to seek to timely obtain any such consents or waivers. Further, the parties have agreed to use their reasonable best efforts to promptly file any notifications of the merger required under the Hart-Scott-Rodino Act and to respond on a timely basis to all requests for additional information. Holdings, Acquisition Corp. and US Oncology will cooperate with each other in making of all such filings or responses in connection with the merger.

US Oncology and its board of directors have agreed to use their commercially reasonable efforts to exempt the merger from any takeover, business combination, control share acquisition or similar law and, should the merger agreement or merger become subject to any such law, to use their reasonable best efforts to consummate the merger with minimal effect of any such law.

Public Announcements

US Oncology, Holdings and Acquisition Corp. have agreed to consult with each other before issuing, and to mutually agree upon, any press release or other public announcement pertaining to the merger, except as may be required by applicable law, in which case the party proposing to issue the press release or announcement shall use its reasonable best efforts to consult in good faith with the other parties before any such issuance.

Employee Benefits Matters

After the effective time of the merger, the surviving corporation and its subsidiaries will honor, in accordance with their terms, all existing employment, severance, consulting and salary continuation agreements between US Oncology or its subsidiaries and any of their current or former officers, directors, employees or consultants. For one year following the effective time of the merger, the surviving corporation will not materially and adversely alter the benefits available to the employees of US Oncology and its subsidiaries as of the date of the execution of the merger agreement, other than modifications to any employee benefit plans required by law, made in the ordinary course of business consistent with past practice or with respect to any equity-based compensation. To the extent permitted under applicable laws, each employee of US Oncology and its subsidiaries shall be given credit for all service with US Oncology or its subsidiaries under all employee benefit plans and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (1) short-term and long-term disability benefits, (2) severance benefits, (3) vacation benefits and (4) benefits under any retirement plan.

Consequences of Triggered Rights

During the period of time from the date of the merger agreement to the effective time of the merger agreement, if any distribution or share acquisition date occurs under the rights agreement dated as of May 29, 1997 (other than as a result of the action of Holdings, Acquisition Corp. or their respective affiliates), US Oncology, Holdings and Acquisition Corp. shall agree to adjust the per share merger consideration (without any increase in the aggregate merger consideration) to preserve the economic benefit reasonably expected as a result of the merger. The rights agreement was amended in connection with the signing of the merger agreement to exempt the proposed merger and related transactions (including the financing activities of Welsh Carson) from triggering the rights granted under the rights plan.

Stockholder Litigation

US Oncology shall give Holdings the opportunity to participate in the defense and settlement of any stockholder litigation against US Oncology and/or its directors relating to the merger agreement and the merger, and before any settlement is agreed to Holdings must consent in writing, but such consent shall not be unreasonably withheld or delayed.

Debt Tender Offer

At the request of Holdings and Acquisition Corp., US Oncology shall commence a cash tender offer to purchase its outstanding 9 5/8% senior subordinated notes due 2012 and shall solicit the consent of the note holders to amendments set forth in a schedule to the merger agreement to the indenture dated February 1, 2002, both upon certain terms and conditions set forth in such schedule and as otherwise agreed to by Holdings and Acquisition Corp. (including that the closing of the tender offer and consent solicitation shall be contingent on and contemporaneous with the closing of the merger). US Oncology shall waive any conditions to and change the terms of the tender offer and consent solicitation as reasonably requested by Holdings or Acquisition Corp. US Oncology will enter into customary dealer manager and information agent agreements with persons recommended by Holdings and reasonably acceptable to US Oncology.

US Oncology shall promptly prepare documents related to the tender offer, and all such documents shall be subject to the approval of Holdings and Acquisition Corp. Upon termination of the merger agreement in accordance with its terms, US Oncology will have the right to amend the offer documents without Holdings’ consent.

Upon notification by a party of information needed to maintain the accuracy and truthfulness of a statement in the offer documents, the offer documents shall be amended or supplemented to include such information.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation. The obligations of US Oncology, Holdings and Acquisition Corp. to effect the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	the merger agreement must have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of US Oncology common stock entitled to vote, and by the holders of a majority of the outstanding shares of US Oncology common stock entitled to vote and not held by Welsh Carson and its affiliates and members of management participating in the transaction with Welsh Carson;

•	any applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated and all consents, actions of, filings with and notices to all governmental entities required of Holdings, Acquisition Corp. or US Oncology or any of their subsidiaries or other affiliates in connection with the merger shall have been obtained or effected, except for those that would not have a material adverse effect on US Oncology if not obtained or effected; and

•	no governmental order or law prevents or restricts the merger.

Conditions to Holdings’ and Acquisition Corp.’s Obligations. The obligations of Holdings and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the date of the merger agreement and as of the closing of the merger, US Oncology’s representations and warranties qualified as to materiality shall be true and correct and all other representations and warranties of US Oncology shall be true and correct in all material respects, and US Oncology shall provide an officers’ certificate to Holdings and Acquisition Corp. regarding the truthfulness and completeness of those representations and warranties;

•	US Oncology shall have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger, and US Oncology shall provide Holdings and Acquisition Corp. an officers’ certificate regarding the performance of those obligations;

•	there shall not be pending or threatened any suit, investigation or proceeding by any governmental entity (1) challenging the acquisition of shares of US Oncology common stock by Holdings or Acquisition Corp., seeking to restrain or prohibit the consummation of the merger, seeking to limit the ownership of shares of US Oncology’s common stock by Holdings or Acquisition Corp. or seeking to obtain from US Oncology, Holdings or Acquisition Corp. any damages that are material to US Oncology; (2) seeking to prohibit or materially limit the ownership or operation by US Oncology, Holdings or any of their respective subsidiaries of any portion of any business or of any properties or assets of US Oncology, Holdings or any of their respective subsidiaries, or to compel US Oncology, Holdings or any of their respective subsidiaries to divest or hold separate any portion of any business or of any properties or assets of US Oncology, Holdings or any of their subsidiaries, as a result of the merger; (3) seeking to prohibit Holdings or any of its subsidiaries from effectively controlling, in any material respect, the business or operations of US Oncology or any of its subsidiaries or (4) otherwise having, or being reasonably expected to have, a material adverse effect on US Oncology;

•	US Oncology shall have received all written consents and waivers necessary to continue in full force and effect after the effective time of the merger all contracts and obligations of US Oncology and its subsidiaries set forth in a schedule to the merger agreement or which, if not so continued, could be reasonably expected to have a material adverse effect on US Oncology;

•	there shall not have occurred after the date of the merger agreement any event or circumstance, or aggregation of events or circumstances, that has had or could reasonably be expected to have a material adverse effect on US Oncology (whether or not covered by insurance);

•	Holdings and Acquisition Corp. shall have obtained proceeds of the bank financing substantially on the terms contemplated by the commitment letters described above or proceeds of alternative financing on terms no less favorable in any material respect than those set forth in the commitment letters;

•	not less than a majority of the aggregate principal amount of US Oncology’s outstanding 9 5/8% senior subordinated notes due 2012 shall have been tendered and accepted for payment by US Oncology in accordance with the terms and conditions of the debt offer;

•	holders of the senior subordinated notes shall have approved certain amendments to the indenture dated as of February 1, 2002 and those amendments shall be effective concurrently with the effectiveness of the merger; and

•	the total number of dissenting shares shall not exceed 8% of the issued and outstanding shares of US Oncology common stock as of the effective time of the merger.

Conditions to US Oncology’s Obligation. The obligation of US Oncology to complete the merger is subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the date of the merger agreement and as of the closing of the merger, each of the representations and warranties of Holdings and Acquisition Corp. qualified as to materiality shall be true and correct and all other representations and warranties not so qualified shall be true and correct in all material respects, and Holdings and Acquisition Corp. shall each provide US Oncology an officer’s certificate regarding the truthfulness and completeness of those representations and warranties;

•	Holdings and Acquisition Corp. shall have performed, in all material respects, the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, and Holdings and Acquisition Corp. shall each provide US Oncology an officer’s certificate regarding performance of such obligations; and

•	Holdings and Acquisition Corp. shall have obtained the proceeds of the financing or alternative financing in an aggregate amount that is sufficient to allow the surviving corporation to fulfill its obligations under the merger agreement.

Where permitted by law, a condition to the closing of the merger could be waived by the parties. US Oncology is unable to determine on the date of this proxy statement whether it would regard it as legally necessary or advisable to resolicit proxies because of any waiver of a condition. It is possible that US Oncology would deem it advisable to resolicit proxies, based on the particular condition that is waived and the circumstances under which the condition was waived, although in a cash-only transaction such as the merger it is difficult at present to identify a circumstance in which proxies would be required to be resolicited absent any proposed reduction of the merger price of $15.05 per share or some other materially adverse proposed change in the terms of the merger.

Termination

US Oncology, Holdings and Acquisition Corp. may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval, as follows:

•	by mutual written consent of US Oncology, Holdings and Acquisition Corp.;

•	by Holdings or US Oncology, if (1) a court or other governmental entity issues an order or takes any other action permanently restraining or prohibiting the merger and such order or action is final and non-appealable or (2) the effective time of merger does not occur on or before 5:00 p.m. Eastern Standard Time on August 31, 2004, provided that this right to terminate is not available to any party whose failure to fulfill or breach any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•

by Holdings, if (1) any representation or warranty of US Oncology in the merger agreement fails to be true or correct, (2) US Oncology breaches or fails to comply with any of its obligations under the merger agreement, and in the case of (1) and (2) such that the applicable closing conditions in the merger agreement (other than as a result of a material breach by Holdings or Acquisition Corp. of any of its obligations under the merger agreement) are not satisfied and, such failure or breach is either not curable or is not cured after notice from Holdings to US Oncology and the passage of a twenty-day cure period, (3) the US Oncology board of directors or the special committee withdraws or modifies, in any manner materially adverse to Holdings or Acquisition Corp., its recommendation or approval of the merger agreement and the merger, (4) the US Oncology board of directors fails to recommend to the US Oncology stockholders that they approve the merger agreement and the merger at the special meeting, (5) a tender or exchange offer that would constitute an alternative acquisition proposal is commenced on or after the execution date of the merger agreement and the US Oncology board of directors or any committee of the board fails to recommend against the acceptance of such tender or exchange offer by the stockholders of US Oncology (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within ten business days from the commencement of the offer, or (6) the US Oncology board of directors or any committee thereof resolves to take any actions in clauses (3), (4) or (5) above; or

•	by US Oncology, if (1) any representation or warranty of Holdings or Acquisition Corp. fails to be true or correct, (2) Holdings or Acquisition breaches or fails to comply with its obligations under the merger agreement, and in the case of clauses (1) and (2) such that the applicable closing conditions in the merger agreement (other than as a result of a material breach by US Oncology of any of its obligations under the merger agreement) are not satisfied and, such failure or breach is either not curable or not cured after notice from US Oncology to Holdings and the passage of a twenty-day cure period, (3) at any time prior to its obtaining the requisite stockholder approval, in the exercise of its good faith judgment as to its fiduciary duties to the stockholders of US Oncology and after consultation with its independent financial advisors and outside counsel, and otherwise in compliance with the terms of the merger agreement, the board of directors of US Oncology resolves to enter into a definitive agreement containing an alternative acquisition proposal by a third party that constitutes a superior proposal; provided, that US Oncology shall provide Holdings at least two business days’ (but not more than three days’) prior written notice of its intention to terminate the merger agreement and/or enter into a definitive agreement with respect to any superior proposal.

Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be void and except as otherwise provided, there will be no liability on the part of Holdings, Acquisition Corp. or US Oncology or their respective affiliates, officers, directors or stockholders and all rights and obligations of the parties will cease.

Fees and Expenses; Termination Fee

Subject to certain exceptions, each party shall pay all fees and expenses incurred by it in connection with the merger agreement and the merger. US Oncology shall pay all costs for the printing and mailing of this proxy statement and all fees of the Securities and Exchange Commission related to the merger.

US Oncology has agreed to pay WCAS Management Corporation, an affiliate of Welsh Carson, a fee of $12,000,000 and to reimburse WCAS Management Corporation for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $1,000,000 if the merger is terminated:

•	by Holdings, as a result of any representations and warranties of US Oncology in the merger agreement failing to be true and correct or US Oncology’s breach or failure to comply with its obligations under the merger agreement (so long as the breach or failure to perform giving rise to the right of termination is a willful and knowing breach or failure to perform), such that the applicable conditions in the merger agreement (other than as a result of a material breach by Holdings or Acquisition Corp. of any of their obligations under the merger agreement) could not be satisfied and such failure or breach either could not be cured or, if curable, continued for twenty days after US Oncology received written notice from Holdings of the occurrence of such failure or breach;

•	by Holdings, as a result of (1) the board of directors of US Oncology or the special committee having withdrawn or modified, in any manner materially adverse to Holdings or Acquisition Corp., its recommendation or approval of the merger agreement and the merger at the special meeting, (2) the board of directors of US Oncology having failed to recommend to the stockholders of US Oncology that they approve the merger agreement and the merger, (3) a tender or exchange offer that would constitute an alternative acquisition proposal having been commenced on or after the date of the merger agreement and the board of directors of US Oncology or the special committee having failed to recommend against the acceptance of such tender or exchange offer by the stockholders of US Oncology (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within ten business days from the commencement of the offer or (4) the board of directors of US Oncology or the special committee having resolved to take any of the foregoing actions;

•	by US Oncology, as the result of the board of directors, at any time prior to obtaining the requisite stockholder approval, resolving to enter into a definitive agreement containing an alternative acquisition proposal by a third party that constitutes a superior proposal in the exercise of its good faith judgment as to its fiduciary duties to the US Oncology stockholders and after consultation with its independent financial advisor and outside counsel; provided, that US Oncology shall provide Holdings at least two business days’ (but not more than three days’) prior written notice of its intention to terminate the merger agreement and/or enter into a definitive agreement with respect to any superior proposal;

•	by Holdings or US Oncology, as a result of the effective time of merger not occurring on or before 5:00 p.m. Eastern Standard Time on August 31, 2004 (provided that this right to terminate is not available to any party whose failure to fulfill or breach any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date), so long as, (1) a proposed alternative acquisition proposal is communicated to the board of directors or the special committee or is publicly announced prior to August 31, 2004, and such proposed alternative acquisition plan is not withdrawn prior to the 30th day preceding August 31, 2004, and (2) within twelve months of such termination, US Oncology and/or its subsidiaries enter a definitive agreement with respect to or consummate a transaction that would have constituted an alternative acquisition proposal; or

•	by Holdings or US Oncology, as a result of the special meeting (or any reconvened meeting after any adjournment thereof) of US Oncology stockholders contemplated by this proxy statement having been held and US Oncology having failed to obtain the requisite stockholder approval for the merger agreement and the merger, so long as, (1) a proposed alternative acquisition proposal is communicated to the board of directors or the special committee or is publicly announced prior to the special meeting, and such alternative acquisition proposal is not withdrawn prior to the tenth day preceding the mailing date of this proxy statement, and (2) within twelve months of such termination, US Oncology and/or its subsidiaries enter a definitive agreement with respect to or consummate a transaction that would have constituted an alternative acquisition proposal.

Brokers or Finders

No person is entitled to broker’s or finder’s fees from US Oncology in connection with the merger based upon arrangements by or on behalf of US Oncology, Holdings or Acquisition Corp., except for fees and expenses (1) payable to Merrill Lynch & Co. by US Oncology and (2) disclosed in certain financing commitment letters and in the merger agreement.

Amendment

The merger agreement may be amended only by written agreement of Holdings, Acquisition Corp. and US Oncology at any time prior to the effective time of the merger. After the merger agreement is adopted by the US Oncology stockholders, no amendment shall be made in any manner that by law requires further approval by the stockholders of US Oncology without first obtaining such further stockholder approval.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties. Any attempted assignment in violation of such requirement will be null and void.

PROPOSAL TO AMEND

THE 2002 KEY EXECUTIVE PERFORMANCE STOCK OPTION PLAN

At the special meeting, you will also be asked to consider and vote upon a proposal to approve and adopt an amendment to US Oncology’s 2002 Key Executive Performance Stock Option Plan. The amendment will accelerate the vesting of certain outstanding options held by executive officers, which is necessary for US Oncology to satisfy all of the conditions to the merger set forth in the merger agreement. A copy of the plan as proposed to be amended is included as Appendix D to this proxy statement.

The 2002 Stock Option Plan

In 2002, the board of directors and stockholders of US Oncology approved and adopted the 2002 stock option plan. The plan provides for the grant of nonqualified stock options to key executive officers (including officers who may be members of the board of directors) of US Oncology and its subsidiaries, as determined by the compensation committee. Initially, 5,000,000 shares of common stock were available for stock options under the plan, and 3,750,000 of the shares available under the plan were granted in initial grants. Currently, options to purchase 3,714,000 shares of US Oncology common stock are outstanding under the plan, which options are held by approximately 18 participants.

The plan is administered by the compensation committee. The compensation committee is authorized, subject to the terms of the plan, to adopt rules and regulations for carrying out the plan, to select eligible participants and to determine all appropriate terms and conditions of the grant of options thereunder in accordance with the plan, with the decisions of the compensation committee binding on US Oncology and the participants under the plan. Options may not be granted with an exercise prices less than 100% of the fair market value per share of common stock at the date of grant. The number of shares subject to stock options granted pursuant to the plan is subject to adjustment in the event of a subdivision or consolidation of shares, other capital readjustment or payment of a stock dividend. The exercise price of an option may be paid in cash, in shares of common stock or in a combination thereof, and under the terms of the plan, US Oncology may extend financing to any participant to purchase shares or to pay withholding taxes upon exercise of these options on such terms as may be approved by the compensation committee.

Vesting Under the Plan

As required by the plan, the stock option agreements for each of the initial grants contain the following provisions, neither of which may be modified or revised except with the approval of holders of a majority of the shares of common stock that cast votes (in person or by proxy) at a duly called meeting:

•	a provision that vesting of the stock options granted shall not occur until seven years following the date of such grant, unless such vesting is accelerated pursuant to the next provision below; and

•	a vesting schedule setting forth certain internal return on invested capital targets for US Oncology beginning with the fiscal year ending December 31, 2002, which targets, if met, result in some or all of the stock options granted becoming vested and exercisable.

US Oncology met the return on invested capital targets in 2002 and 2003, resulting in 40% of the options initially granted becoming vested and exercisable.

The merger agreement requires the board of directors of US Oncology or any committee administering stock option plans to take all actions necessary to cause all outstanding stock options granted under stock option plans to become vested and exercisable. Under the terms of the merger agreement, all outstanding options will be canceled and holders of options will receive the excess, if any, of $15.05 over the per share exercise prices of such options multiplied by the number of shares of common stock subject to such options held, net of any applicable withholding taxes.

Relationship to the Merger

The 2002 stock option plan provides that stockholder approval is required to accelerate vesting of outstanding options under the plan. The acceleration of vesting, cancellation and payment of cash for outstanding options is a part of the merger transaction. If vesting is not accelerated, one of the conditions to the closing of the merger will not be satisfied. If the 2002 stock option plan amendment is not approved, the merger could still be consummated if such condition to closing is waived. You are being asked to consider and vote upon a proposal to approve and adopt an amendment to the 2002 stock option plan permitting such acceleration of vesting. If the merger is not approved by the stockholders or the merger agreement is terminated, US Oncology will not make the amendment to the 2002 stock option plan.

Plan Benefits Received by Officers and Directors

If the amendment to the 2002 stock option plan is approved, unvested stock options held by the directors and executive officers of US Oncology under the 2002 stock option plan will become vested, and the directors and executive officers will receive payments under the plan as a result of the merger as follows:

	In-the-money Options		Consideration payable in connection with the merger for in-the-money options(2)
Name	Vested(1)	Unvested(1)	Vested(1)	Unvested(1)
Non-Employee Directors:
Russell L. Carson	—	—	—	—
James E. Dalton	—	—	—	—
Vicki H. Hitzhusen	—	—	—	—
Stephen E. Jones, M.D.	—	—	—	—
Richard B. Mayor	—	—	—	—
Robert A. Ortenzio	—	—	—	—
Boone Powell, Jr.	—	—	—	—
Burton S. Schwartz, M.D.	—	—	—	—

Executive Officers and Employees:
R. Dale Ross	240,000	360,000	$1,934,400	$2,901,600
Lloyd K. Everson, M.D.	44,018	176,074	$323,532	$1,294,144
Bruce D. Broussard	146,000	219,000	$1,176,760	$1,765,140
Atul Dhir, M.B.B.S., D. Phil.	146,000	219,000	$1,176,760	$1,765,140
George D. Morgan	146,000	219,000	$1,176,760	$1,765,140
Leo E. Sands	73,000	219,000	$588,380	$1,765,140
Phillip H. Watts	146,000	219,000	$1,176,760	$1,765,140
Other Participants	210,000	932,000	$1,662,800	$7,353,460

(1)	Vested and unvested amounts are as of the date of this proxy statement.
(2)	If the amendment is approved, unvested options will vest and, upon consummation of the merger, all outstanding options will be canceled and holders of options will receive the excess, if any, of $15.05 over the per share exercise prices of such options multiplied by the number of shares of common stock subject to such options held, net of any applicable withholding taxes.

Voting Requirement

Approval and adoption of the amendment to the 2002 stock option plan requires the affirmative vote of the holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting. A failure to vote in favor of the 2002 stock option plan amendment, even if you vote in favor of the merger agreement and the merger, could result in the failure to satisfy a condition to the consummation of the merger.

Board Recommendation

The compensation committee of the board of directors, consisting of Russell L. Carson, Robert A. Ortenzio and Boone Powell, Jr., has approved the amendment to the 2002 stock option plan, and one of the conditions to the merger will not be satisfied if the amendment is not approved by the affirmative vote of holders of at least a majority of the shares that cast votes in person or by proxy on the proposal at the special meeting. If the 2002 stock option plan amendment is not approved, the merger could still be consummated if such condition to closing is waived. The board of directors recommends that you vote FOR the approval and adoption of the amendment to the 2002 stock option plan.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected consolidated financial information set forth below is qualified by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes in US Oncology’s Annual Report on Form 10-K for 2003, as amended, which is incorporated herein by reference.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share data)
Revenue	$1,965,725	$1,648,901	$1,515,414	$1,330,906	$1,099,262
Operating expenses:
Pharmaceuticals and supplies	1,128,537	866,378	780,072	651,214	521,087
Field compensation and benefits	358,809	340,302	322,473	277,962	215,402
Other field costs	199,766	192,145	179,479	161,510	134,635
General and administrative	68,442	63,229	58,859	63,640	45,811
Bad debt expense	—	—	—	10,198	—
Impairment, restructuring and other charges, net	1,652	150,060	5,868	201,846	29,014
Depreciation and amortization	74,078	71,859	71,929	75,148	65,072

	1,831,284	1,683,973	1,418,680	1,441,518	1,011,021
Income (loss) from operations	134,441	(35,072)	96,734	(110,612)	88,241
Other income (expense):
Interest expense, net	(19,508)	(21,291)	(22,030)	(24,644)	(22,288)
Loss on early extinguishment of debt	—	(13,633)	—	—	—
Gain on investment in common stock (unrealized in 1999)	—	—	—	27,566	14,431

Income (loss) before income taxes	114,933	(69,996)	74,704	(107,690)	80,384
Income tax (provision) benefit	(44,277)	24,067	(28,388)	35,047	(32,229)

Net income (loss) and comprehensive income (loss)	$70,656	$(45,929)	$46,316	$(72,643)	$48,155

Net income (loss) per share – basic	$0.79	$(0.47)	$0.46	$(0.72)	$0.48

Shares used in per share computation – basic	89,836	97,658	100,063	100,589	100,183

Net income (loss) per share – diluted	$0.77	$(0.47)	$0.46	$(0.72)	$0.47

Shares used in per share computations – diluted	91,605	97,658	100,319	100,589	101,635

	December 31,
	2003	2002	2001	2000	1999(1)
	(in thousands)
Balance Sheet Data:
Working capital	$148,570	$204,554	$101,881	$194,484	$280,793
Service agreements, net	239,108	252,720	379,249	398,397	537,130
Total assets	1,175,019	1,154,406	1,056,798	1,155,640	1,298,477
Long-term debt, excluding current maturities	188,412	272,042	128,826	300,213	360,191
Stockholders’ equity	578,360	578,540	676,768	624,338	707,164
Book value per share
Non-GAAP Data (2):
EBITDA	$208,519	$36,787	$168,663	$(35,464)	$153,313
Field EBITDA	811,178	577,361	657,144	422,642	513,677

(1)	Results for 1999 have been retroactively restated to combine the accounts of US Oncology (formerly known as American Oncology Resources, Inc.) and Physician Reliance Network, Inc. (PRN) using their historical bases. PRN merged into a subsidiary of ours on June 15, 1999 in a transaction accounted for under the pooling of interests method of accounting and treated as a tax-free exchange.
(2)	For a discussion of Non-GAAP Data, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discussion of Non-GAAP Information” in US Oncology’s Annual Report on Form 10-K for 2003, as amended, which is incorporated herein by reference.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of [earnings (loss) before income tax expense (benefit) and minority interest, plus fixed charges, cash dividends received from equity interests, less the equity income recorded]. Fixed charges consist of [interest expense, including amortization of debt issuance costs and capitalized interest and the interest portion of rental expense, and preferred stock dividend requirements].

	Three Months Ended March 31,	Year Ended December 31,
	2004	2003	2002
Ratio of earnings to fixed charges

(1)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by approximately $ million.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

US Oncology’s common stock is traded on The Nasdaq Stock Market under the symbol “USON.” The high and low closing sale prices of the common stock, as reported by The Nasdaq Stock Market, were as follows for the quarterly periods indicated.

Year Ended December 31, 2002	High	Low
Fiscal Quarter Ended March 31, 2002	$9.53	$7.45
Fiscal Quarter Ended June 30, 2002	$10.00	$8.33
Fiscal Quarter Ended September 30, 2002	$8.97	$6.57
Fiscal Quarter Ended December 31, 2002	$9.14	$7.79

Year Ended December 31, 2003	High	Low
Fiscal Quarter Ended March 31, 2003	$8.83	$6.52
Fiscal Quarter Ended June 30, 2003	$8.76	$6.85
Fiscal Quarter Ended September 30, 2003	$8.25	$6.96
Fiscal Quarter Ended December 31, 2003	$11.00	$7.43

Year Ending December 31, 2004	High	Low
Fiscal Quarter Ended March 31, 2004 (1)	$15.14	$10.71
Fiscal Quarter Ending June 30, 2004 (through May , 2004)

(1)	The highest stock price during this quarter occurred after US Oncology announced the execution of the merger agreement on March 22, 2004. On March 19, 2004, the last trading day before the announcement of the execution of the merger agreement, the closing price of US Oncology’s common stock was $12.70 per share.

As of March 1, 2004 there were approximately 12,401 holders of the common stock. US Oncology has not declared or paid any cash dividends on its common stock. The payment of cash dividends in the future will depend on US Oncology’s earnings, financial condition, capital needs and other factors deemed pertinent by US Oncology’s board of directors, including the limitations, if any, on the payment of dividends under state law and then-existing credit agreements. It is the present policy of US Oncology’s board of directors to retain earnings to finance the operations and expansion of US Oncology’s business. US Oncology’s revolving credit facility currently prohibits the payment of cash dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in US Oncology’s Annual Report on Form 10-K for 2003, as amended, which is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how many shares of US Oncology common stock are beneficially owned as of April 1, 2004 by each director, each executive officer, all directors and executive officers as a group, and each holder of 5% or more of US Oncology’s common stock.

Name	Number of Shares Owned (including shares that may be acquired within 60 days through option exercises)		Number of Shares that May be Acquired Within 60 Days Through Option Exercises	Percentage of Outstanding Common Stock
R. Dale Ross	2,834,754		2,834,754	3.2%
Lloyd K. Everson, M.D.	481,420		441,018	*
Bruce D. Broussard	192,667		192,667	*
Atul Dhir	269,334		269,334	*
George D. Morgan	232,667		232,667	*
Leo E. Sands	420,251		419,001	*
Phillip H. Watts	340,667		340,667	*
Russell L. Carson	14,072,155	(1)	61,000	16.3%
James E. Dalton, Jr.	54,848		54,000	*
Vicki H. Hitzhusen	0		0	*
Stephen E. Jones, M.D.	49,577		48,000	*
Richard B. Mayor	162,454		53,000	*
Robert A. Ortenzio	88,228	(2)	52,000	*
Boone Powell, Jr.	107,090		81,930	*
Burton S. Schwartz, M.D.	35,000		35,000	*
All directors and executive officers as a group (15 persons)	19,341,112	(1)	5,115,038	21.2%
Welsh, Carson, Anderson & Stowe IX, L.P.	14,072,155	(1)	61,000	16.3%
320 Park Avenue, Suite 2500 New York, NY 10022
Barclays Global Investors	5,720,683	(3)	0	6.6%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors	5,519,213		0	6.4%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90491

*	Less than one percent.
(1)	Includes 551,394 directly beneficially owned by Mr. Carson, 61,000 shares issuable upon exercise of presently exercisable options held by Mr. Carson, 16,000 shares held in trusts for the benefit of Mr. Carson’s children, and 12,447,744 shares held by Welsh, Carson, Anderson & Stowe IX, L.P. (which represents 14.5% of the outstanding shares of US Oncology common stock). Mr. Carson is a managing member of WCAS IX Associates, L.L.C, the general partner of Welsh, Carson, Anderson & Stowe IX, L.P. Also includes 996,017 shares held by managing members (other than Mr. Carson) and an employee of WCAS IX Associates, L.L.C.
(2)	Includes 3,390 shares held by a partnership of which Mr. Ortenzio is a general partner.
(3)	Includes shares held by affiliates of Barclays Global Investors. Of these shares, the beneficial owner has the sole power to vote and dispose of 5,268,272 shares and shared power to vote, direct the vote or dispose of none of the shares.

Securities authorized for issuance under equity compensation plans

The following table sets forth, as of December 31, 2003, the number of shares of US Oncology common stock that may be issued upon the exercise of outstanding options issued under equity compensation plans, the weighted average exercise price of those options and the number of shares of common stock remaining available for future issuance under equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders:

• 2002 Key Executive Performance Stock Option Plan	3,979,092	$7.07	1,020,908
• 1993 Key Employee Stock Option Plan	6,382,990	$8.13	0
• 1993 Affiliate Stock Option Plan	1,579,050	$9.01	0
• 1993 Non-Employee Director Stock Option Plan	371,000	$9.22	133,000
• Physician Reliance Network Stock Option Plan for outside directors	64,868	$11.79	0
• Physician Reliance Network Stock Option Plan	502,645	$11.11	0

Total for plans approved by stockholders	12,879,645		1,153,908

Equity Compensation Plan not approved by security holders:

• 2000 Chief Executive Officer Stock Option Plan	1,000,000	$4.96	0

Total for all plans	13,879,645		1,153,908

The 2000 Chief Executive Officer Stock Option Plan provided for a one-time grant of an option to purchase 1,000,000 shares of US Oncology common stock issued to US Oncology’s Chief Executive Officer, R. Dale Ross. The option was granted on December 14, 2000. The option vested in its entirety six months after the grant date and remains exercisable until the tenth anniversary of the grant date. The 2000 Chief Executive Officer Stock Option Plan was approved by US Oncology’s board of directors, but was not submitted for stockholder approval.

FUTURE STOCKHOLDER PROPOSALS

US Oncology will only hold an annual meeting in 2004 if the merger is not completed. If such annual meeting is held, any US Oncology stockholder intending to present a proposal to be included in US Oncology’s proxy statement for the annual meeting of stockholders to be held in 2004 must have delivered a proposal in writing to US Oncology’s principal executive offices no later than                 , 2004. Such proposals must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials.

In addition, in order for a stockholder’s proposal or director nomination to be raised from the floor during the annual meeting held in 2004, if held, written notice must have been received by US Oncology after                 , 2004 but no later than                 , 2004 and must contain all such information as required under US Oncology’s bylaws. A copy of such bylaw requirements for stockholder proposals and nominations is available upon request from US Oncology’s investor relations department, 16825 Northchase Drive, Suite 1300, Houston, Texas 77060.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that US Oncology does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If US Oncology becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

US Oncology files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

US Oncology stockholders may read and copy any reports, statements or other information filed by US Oncology at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. US Oncology’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

We incorporate by reference into this proxy statement the documents listed below, copies of which are being mailed to you along with this proxy statement, and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the merger. The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supercede the previously filed information and be incorporated by reference into this proxy statement.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2003, and Amendment No. 1 thereto.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004.

•	Our Current Reports on Form 8-K filed on March 22, March 24, May 3 and May 21, 2004.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

US Oncology, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

Tel: (832) 601-8766

Attention: Corporate Secretary

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this proxy statement are forward-looking statements.

Although US Oncology believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of Holdings or Acquisition Corp. to obtain financing, the failure of US Oncology to obtain required stockholder approvals or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Additional risks and uncertainties relating to US Oncology’s operations include recent legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the recent legislation on other aspects of our business (such as private payor reimbursement, US Oncology’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), reimbursement for pharmaceutical products generally, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of US Oncology’s affiliated physician practices.

Please refer to US Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2003, as amended, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations. See “Where Stockholders Can Find More Information” beginning on page     .

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

OILER HOLDING COMPANY,

OILER ACQUISITION CORP.

AND

US ONCOLOGY, INC.

Dated as of March 20, 2004

A-i

SCHEDULES

Schedule 1	Management Participants
Schedule 2.3(a)	Stock Option Plans; Delayed Delivery Agreements
Schedule 3.1(a)	Foreign Jurisdiction Qualifications
Schedule 3.1(b)(i)	Capital Structure (Company)
Schedule 3.1(b)(ii)	Agreements Relating to Capital Structure
Schedule 3.1(b)(iii)	Subsidiaries
Schedule 3.1(b)(iv)	Investments
Schedule 3.1(b)(v)	Company Managed Practices
Schedule 3.1(c)(ii)	Conflicts
Schedule 3.1(h)	Litigation
Schedule 3.1(i)	Taxes
Schedule 3.1(j)(i)	Employment Agreements
Schedule 3.1(j)(ii)	Plans
Schedule 3.1(j)(iv)	Determination Letters
Schedule 3.1(j)(v)	Compliance of Plans
Schedule 3.1(j)(xiii)	Plans (Following retirement and termination)
Schedule 3.1(j)(xiv)	Change of Control Benefits
Schedule 3.1(j)(xvii)	Plan Loans
Schedule 3.1(k)	Absence of Changes
Schedule 3.1(n)	Environmental Matters
Schedule 3.1 (q)(i)	Intellectual Property (Ownership Qualifications)
Schedule 3.1(q)(iv)	Company Intellectual Property
Schedule 3.1(r)	Real Property
Schedule 3.1(s)	Insurance
Schedule 3.1(u)	Contracts
Schedule 3.1(v)	Affiliate Relationships
Schedule 4.1	Interim Affirmative Covenants
Schedule 4.2	Interim Negative Covenants
Schedule 5.4(b)	Brokers
Schedule 5.5(a)	Indemnification Agreements
Schedule 5.10(a)	Continuing Employment Agreements
Schedule 5.14	Debt Tender Offer
Schedule 6.2(d)	Closing Consents

EXHIBIT

Exhibit A	Press Release

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2004 (this “Agreement”), is made and entered into by and among OILER HOLDING COMPANY, a Delaware corporation (“Parent”), OILER ACQUISITION CORP., a Delaware corporation (“Acquisition”), and US ONCOLOGY, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby and any alternatives thereto) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement; and

WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “US Oncology, Inc.” and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL. As the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2  Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions) (the “Closing Date”), at the offices of Ropes & Gray, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

1.3  Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4  Effects of the Merger.

(a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(c) Effective upon and as part of the Merger, the Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time (other than provisions relating to the name, incorporator and registered agent of the Company, indemnification and advancement of expenses and exculpation from liability, which shall not be amended) and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

(d) The Company shall take all required corporate action so that the Bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger (other than provisions relating to indemnification and advancement of expenses, which shall not be amended) until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES

OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

2.1  Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) or Parent (“Parent Common Stock”):

(a) Common Stock of Acquisition. Each share of common stock, par value $.01 per share, of Acquisition (the “Acquisition Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (as hereinafter defined) shall be canceled and converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $15.05 (the “Merger Consideration”).

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

(e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

(f) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

2.2  Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates. At the Effective Time, the Surviving Corporation shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of such Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws.

(e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

2.3  Effect of the Merger on Company Stock Options and Delayed Delivery Agreements. (a) A list showing (i) each of the Company’s stock option plans, programs and arrangements (collectively, the “Stock Plans”) and outstanding options to acquire shares of Company Common Stock under the Stock Plans (the “Company Stock Options”), including the name of the Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto, the exercise prices thereof, the dates of scheduled vesting thereof and the terms thereof that require acceleration of such vesting by virtue of the Merger, and (ii) all of the Company’s delayed delivery agreements with physicians (“Delayed Delivery Agreements”), including the names of all physicians with rights thereunder (“Physician Recipients”), the dates and conditions, if any, of scheduled issuances thereunder, the number of shares of Company Common Stock subject thereto and any terms thereof that require acceleration of such scheduled issuances by virtue of the Merger, is set forth on Schedule 2.3(a).

(b) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering the Stock Plans shall take all actions necessary, and obtain all consents necessary, so that all outstanding Company Stock Options heretofore granted under any Stock Plan shall become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. Reasonably promptly after the Effective Time the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 2.3(b).

(c) Prior to the Effective Time the Board of Directors of the Company shall take all actions necessary, and obtain all consents necessary, so that all outstanding rights to receive shares of Company Common Stock under the Delayed Delivery Agreements shall be cancelled and such Delayed Delivery Agreements will evidence only the right to receive at the Effective Time cash payments by the Surviving Corporation, in each case, of an amount equal to (i) the per share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock that had been otherwise issuable under such Delayed Delivery Agreement on such scheduled dates. Reasonably promptly after the Effective Time the Surviving Corporation shall pay the Persons entitled to payments under the Delayed Delivery Agreements the cash payments specified in this Section 2.3(c).

(d) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no holder of a Company Stock Option or any participant in or a party to any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or the Physician Recipients under the Delayed Delivery Agreements such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Physician Recipient under any Delayed Delivery Agreement, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is in violation of or default under the provisions of any such organizational documents. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Schedule 3.1(a). As used in this Agreement, (i) “Company Material Adverse Effect” shall mean (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided, that “Company Material Adverse Effect” shall not be deemed to include a material adverse effect arising directly as a result of (1) conditions, events or circumstances (other than changes or proposed changes in (A) Laws and (B) pricing or reimbursement by any commercial entities (other than governmental payors)) affecting either (x) the United States economy generally or (y) the cancer care services industry generally, which in the case of clause (x) and (y) does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (2) changes or proposed changes in Laws that result in changes in reimbursement by governmental payors (it being understood that any change or proposal of a change in pricing or reimbursement by any commercial entities (other than governmental payors) that has a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, shall be deemed to be a Company Material Adverse Effect); provided, further, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes a “Company Material Adverse Effect” under this definition, the parties agree that the analysis of materiality shall not be limited to either a long-term or short-term perspective, (ii) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, and (iii) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

(b) Capital Structure.

(i) The Company. The authorized capital stock of the Company consists of 252,000,000 shares of stock of which (A) 250,000,000 shares are Company Common Stock and (B) 2,000,000 shares are Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which 500,000 shares are designated as Series A Preferred Stock. As of the close of business on March 19, 2004 (the

“Capitalization Date”), 85,348,766 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; 9,952,036 shares of Company Common Stock were held in the Company’s treasury; 12,628,098 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 925,570 shares of Company Common Stock were reserved for issuance under Delayed Delivery Agreements; and there were outstanding rights (“Rights”) with respect to 85,348,766 one one-thousandths of a share of Series A Preferred Stock of the Company under the Rights Agreement dated as of May 29, 1997 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”). No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the stockholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the stockholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date. Except as set forth above or on Schedule 3.1(b)(i), there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or any other attribute of the Company (other than ordinary course payments to Company employees) and, except as set forth on Schedule 3.1(b)(i), there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. The information contained on Schedule 2.3(a) with respect to the Stock Plans and the Company Stock Options and the Delayed Delivery Agreements is true, correct and complete in all material respects.

(ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Schedule 3.1(b)(ii), there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, stockholders’ agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Schedule 3.1(b)(ii).

(iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization, holders of their respective outstanding capital stock or other equity interests, and their respective jurisdictions of qualification to do business are identified on Schedule 3.l(b)(iii). Except as described on Schedule 3.1(b)(iii), all outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. Except as set forth on Schedule 3.1(b)(iii), there are no outstanding shares of capital stock of any Subsidiary of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company or any outstanding awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to or valued by reference to the value, revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company. Except as set forth on Schedule 3.1(b)(iii), there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company.

(iv) Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Schedule 3.1(b)(iv), the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(v) Company Managed Practices. Schedule 3.1(b)(v) contains a complete and accurate listing of each Person with which the Company or a Subsidiary of the Company has entered into a long-term management services or similar agreement to provide practice management and related services (each a “Company Managed Practice”), including, for each such Company Managed Practice, the form of organization thereof and the jurisdiction of organization thereof.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Vote (as hereinafter defined) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a “Violation”), (A) any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Managed Practice is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, any statute, law, ordinance, rule, regulation, Nasdaq or other stock exchange rule or listing requirement, permit or authorization (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice or their respective properties or assets, or (D) any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity (collectively, “Orders”) applicable to the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice or their respective properties or assets except, in the case of clauses (B), (C) and (D) only, for any Violations that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”), is required by or with respect to the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice, in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and (2) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and could not reasonably be expected to have a Company Material Adverse Effect.

(d) Disclosure Documents. The Company has made available to Parent and Acquisition a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 2001 (the “Company SEC Documents”), which are all the documents that the Company was required to file with the SEC since December 31, 2001, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 12, 2004 (the “2003 10-K”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

(e) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) or the Offer Documents (as hereinafter defined) will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting, in the case of the Schedule 13E-3, on the date that it is filed with the SEC, or in the case of the Offer Documents, on the date first mailed to the holders of the Senior Subordinated Notes (as hereinafter defined) or on the date the Senior Subordinated Notes are accepted for payment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, in the case of the Proxy Statement or the Schedule 13E-3, or the date the Senior Subordinated Notes are accepted for payment, in the case of the Offer Documents, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, the Schedule 13E-3 or the Offer Documents shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, the Schedule 13E-3 or the Offer Documents, such event shall be timely so described by the Company therein. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or the Offer Documents.

(f) Compliance With Laws; Compliance Program. The conduct by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices of their respective businesses has been and is in compliance with all applicable Laws, with such exceptions as have not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a complete and accurate copy of the Company’s corporate compliance program, including all compliance committee minutes, if any, all policies and procedures thereof, interpretive guidance, employee training programs and all hotline actions or non-actions and all similar documents relating to any other body established by the Company for the purpose of monitoring compliance efforts by the Company, its Subsidiaries and the Company Managed Practices, in each such case, only to the extent the Company or one of its Subsidiaries is in possession of such items or has furnished such items to one of its Subsidiaries or a Company Managed Practice.

(g) Company Permits. The Company and its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company, its Subsidiaries and the Company Managed Practices (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice has received any notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in or could reasonably be expected to result in a Violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such events that have not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Litigation; Inspections and Investigations, Etc. Except as set forth and described on Schedule 3.1(h), there is no claim, suit, action, audit, investigation, inquiry or other proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Person that the Company or any such Subsidiary has agreed to indemnify in respect thereof, or, to the knowledge of the Company, any Company Managed Practice or any Person that any Company Managed Practice has agreed to indemnify in respect thereof (“Company Litigation”), the resolution of which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Order outstanding against the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice, or affecting any of their respective properties or assets or business operations the operation or effect of which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Taxes.

(i) Each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation or other entity is or was a member (A) except as set forth on Schedule 3.1(i), has duly filed with the appropriate taxing authority all material tax returns, reports, declarations, estimates, information returns and statements, including any related schedules, attachments or other supporting information and including any amendment thereto (“Tax Returns”) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all material respects; (B) has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company’s accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and has in all material respects timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over. The financial statements contained in the 2003 10-K reflect adequate reserves for all taxes payable by the Company and its Subsidiaries with respect to all taxable periods and portions thereof ended on or before the period covered by such financial statements. Schedule 3.1(i) sets forth the last taxable period through which the federal income Tax Returns of the Company or any of its Subsidiaries have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the 2003 10-K. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.1(i), no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with respect to any federal, state, local or foreign taxes for which the Company or any of its Subsidiaries could reasonably be expected to be liable. No deficiencies for any such taxes have been proposed, asserted or assessed, or to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to any such audit of, or proceeding involving, the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(i), no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax Law that relates to the assets or operations of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(i), neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes. The Company has made available to Parent and Acquisition complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or after December 31, 1999. Except as set forth on Schedule 3.1(i), none of the Company or any of its Subsidiaries (i) has been a member of any “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any liability for the taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (iii) has any liability or potential liability for taxes from any “deferred intercompany transaction” under Treasury Regulation Sections 1.1502-13 or 1.1502-14 (or any similar provision of state or local law), (iv) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement or (v) is a party to any “tax shelter” transaction that is reasonably likely to give rise to a penalty under Section 6662(d) of the Code. Except as set forth on Schedule 3.1(i), Section 162(m) of the Code has not and will not apply to disallow or otherwise limit the deductibility of any compensation realized by any employee of the Company or any of its Subsidiaries, whether such compensation results from the payment of salary and bonus, the exercise of employee stock options or otherwise. Except as set forth on Schedule 3.1(i), neither the Company nor any of its Subsidiaries has made any payments subject to Section 280G of the Code, or is obligated to make any such payments that will not be deductible under Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement the term “taxes” includes all domestic or foreign federal, state or local income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax.

(j) Pension and Benefit Plans; ERISA.

(i) For purposes of this Agreement, the term “Plan” shall refer to any of the following maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement): any plan, program, arrangement, agreement or commitment, whether written or oral, which is an employment, consulting, deferred compensation or change-in-control agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, whether written or oral, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Schedule 3.1(j)(i) sets forth each employment agreement with a person who is entitled to receive at least $100,000 per year from the Company or any of its Subsidiaries (other than employment agreements terminable without material liability on not more than sixty (60) days’ notice).

(ii) Schedule 3.1(j)(ii) identifies each Plan. Except as set forth on Schedule 3.1(j)(ii), none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained or contributed to any of the following:

(A) a defined benefit plan subject to Title IV of ERISA;

(B) a “Multiemployer plan” as defined in Section 4001 of ERISA; or

(C) a “Multiple Employer Plan” as that term is defined in Section 413(a) of the Code.

(iii) No event has occurred and no condition or circumstance currently exists, in connection with which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Plan which has had or could reasonably be expected to have a Company Material Adverse Effect.

(iv) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts that should be accrued (in accordance with GAAP) as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company, (B) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualification as of the date specified in Schedule 3.1(j)(iv) or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Section 401(b) of the Code, and nothing has occurred since the date of such letter that has resulted in or could reasonably be expected to result in a tax qualification defect which has had or could reasonably be expected to have a Company Material Adverse Effect and the Company has either amended such Plans for new GUST law changes within the remedial amendment period under Code Section 401(b) or by December 31, 2001, certified its intention to adopt a GUST plan, and (C) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Company’s knowledge, threatened with respect to such Plan or against the assets of such Plan.

(v) Except as disclosed in Schedule 3.1(j)(v), each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except where any such non-compliance has not and could not reasonably be expected to have a Company Material Adverse Effect.

(vi) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company or any of its ERISA Affiliates, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) or (l) of ERISA, where any such breach, tax or penalty has had or could reasonably be expected to have a Company Material Adverse Effect.

(vii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan, except where any failure to satisfy such obligations has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(viii) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act (“HIPAA”) has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred with respect to any Plan, except where any such noncompliance or tax has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(ix) The Company has made available to Parent and Acquisition, with respect to each Plan for which the following exists:

(A) a copy of the two most recent annual reports on Form 5500, with respect to such Plan including any Schedule B thereto;

(B) the most recent determination letter from the Internal Revenue Service, if any;

(C) a copy of the summary plan description, together with each summary of material modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

(D) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

(x) Except as required by this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except as required by Law or as necessary to maintain tax-qualified status.

(xi) The Company and its ERISA Affiliates have complied in all respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes, except where such noncompliance has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(xii) Notwithstanding anything else set forth herein, neither the Company nor any Subsidiary of the Company has incurred any liability with respect to any Plan under ERISA (including Title I or Title IV of ERISA), the Code or other applicable Law (other than the liability attributable to the provision of benefits under the Plans), which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including Title I or Title IV of ERISA), the Code or other applicable Law with respect to any of the Plans, which liability could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(xiii) Except as disclosed in Schedule 3.1(j)(xiii), no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides material benefits, including death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary of the Company beyond their retirement or other termination of service with the Company or such Subsidiary (other than (A) coverage mandated by applicable Law, (B) deferred compensation benefits properly accrued as liabilities on the books of the Company, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

(xiv) Except as set forth on Schedule 3.1(j)(xiv), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(xv) For purposes of this Agreement, “ERISA Affiliate” means each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of an affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or business described above, within the meaning of Section 414(m) of the Code.

(xvi) The Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Plan into the appropriate trusts or accounts, except for a failure that has not and could not reasonably be expected to have a Company Material Adverse Effect.

(xvii) Each Plan that allows loans to participants has been operated substantially in accordance with the Plan’s written loan policy and all applicable Laws. In addition, except as set forth on Schedule 3.1(j)(xvii) all loans from such Plans will be current as of the Closing Date, and there are no loans in default.

(xviii) No individual who has been classified by the Company or any Subsidiary or ERISA Affiliate as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company or any Subsidiary or ERISA Affiliate for eligibility to participate in any Plan, if such individual is later reclassified as an employee of the Company or any Subsidiary or ERISA Affiliate.

(xix) The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices have complied, in all material respects, with the requirements of the HIPAA Medical Privacy Regulations with respect to each Plan that is subject to such requirements and with respect to the Company’s, its Subsidiaries’ and the Company Managed Practices’ status as “covered entities” as defined therein.

(k) Absence of Certain Changes or Events. Since December 31, 2003 and except as disclosed in Schedule 3.1(k), (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.2 if such Section had been in effect as of and at all times since December 31, 2003 and (iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance), individually or in the aggregate, that has had or that could reasonably be expected to have, a Company Material Adverse Effect.

(l) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the 2003 10-K, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since December 31, 2003.

(m) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Merrill Lynch & Co. (the “Financial Advisor”) dated March 20, 2004 to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates and the Management Participants (as hereinafter defined)) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent and Acquisition in connection with the execution of this Agreement by the parties.

(n) Environmental Matters. (A) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect or except as described on Schedule 3.1(n), (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted (“Environmental Permits”), (iii) neither the Company nor any of its Subsidiaries has received or is subject to, and none of their respective assets, properties, businesses or operations is subject to, any outstanding Order indicating that the Company or any of its Subsidiaries is or may be liable for a violation of any Environmental Law nor, to the knowledge of the Company, has any such Order been threatened nor, to the knowledge of the Company, do any facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any of its Subsidiaries or affiliates (“Company Real Property”) that have resulted or could reasonably be expected to result in a violation of any Environmental Law (iv) there has been no Release (as defined herein), nor, to the knowledge of the Company, is there a threat of a Release, of any Hazardous Substance on, at, from or, to the knowledge of the Company, to any Company Real Property, (v) to the Company’s knowledge, there has been no Release, nor is there a threat of a Release, of any Hazardous Substance on, at, to or from any property adjacent to or in the immediate vicinity of the Company Real Property which, through soil, subsoil, bedrock, surface or ground water migration, has come or could reasonably be expected to come to be located on the Company Real Property, (vi) none of the Company Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (vii) there are no underground storage tanks located on or beneath any of the Company Real Property and (viii) no event has occurred with respect to any Company Real Property which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit. As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term “Release” means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment and (iii) the term “Hazardous Substances” means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

(B) The Company has provided Parent with copies of all environmental assessments (including any Phase I or Phase II environmental assessments), environmental consultant’s reports, environmental technical reports, or environmental audit reports and all other similar environmental studies, information or analyses relating to the Company Real Property that are in the possession of the Company, any of its Subsidiaries or affiliates thereof, and, to the knowledge of the Company, no other such assessments, consultant’s reports, technical reports, audit reports or other similar environmental studies, information or analyses exists or were ever prepared.

(o) Vote Required. The affirmative vote of the holders of (i) a majority of the shares of Company Common Stock outstanding as of the record date for the Special Meeting (the “Record Date”) and (ii) a majority of the shares of Company Common Stock outstanding as of the Record Date not held by any of (1) Parent, (2) Acquisition, (3) WCAS (as hereinafter defined) or any of its affiliates or (4) the Management Participants (the votes required by clauses (i) and (ii) being hereinafter referred to as the “Required Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.

(p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on March 20, 2004 (the “Board Meeting”), has, upon recommendation of the Special Committee, by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and subject to Section 5.2(d), that the holders of the shares of Company Common Stock approve and adopt this Agreement.

(q) Intellectual Property. (A) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect:

(i) With respect to each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned by the Company or one of its Subsidiaries or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the “Company Intellectual Property”) that is owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Schedule 3.1(q)(i), free and clear of all Liens, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

(ii) With respect to each item of Company Intellectual Property licensed to the Company or a Subsidiary of the Company (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property (with which terms the Company or a Subsidiary of the Company, as the case may be, is in full compliance), all of which licenses or other agreements are valid and enforceable, binding on all parties thereto and in full force and effect, and no Person has advised the Company or any Subsidiary of the Company of any claimed Violation of the terms of any such licenses or agreements);

(iii) The conduct of the business of the Company and its Subsidiaries as currently conducted and the use of the Company Intellectual Property by the Company and its Subsidiaries does not conflict with, infringe upon, violate or constitute a misappropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and no Person has advised the Company or any of its Subsidiaries that the conduct of such business or such use of the Company Intellectual Property constitutes such a conflict, infringement, violation, interference or misappropriation;

(iv) The Company has taken reasonable steps in accordance with normal practice for its industry to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property;

(v) To the knowledge of the Company, (1) there has been no misappropriation of any trade secrets (or other proprietary data) or any Company Intellectual Property by any other Person, (2) no employee, independent contractor or agent of the Company or any Subsidiary of the Company has misappropriated any trade secrets (or other proprietary data) of any other Person in the course of such performance as an employee, independent contractor or agent and (3) no employee, independent contractor or agent of the Company or any Subsidiary of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property; and

(B) Schedule 3.1(q)(vi) contains a complete and accurate listing of all Company Intellectual Property that is material to the assets, properties, business, operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole.

(r) Real Property. Schedule 3.1(r) contains a complete and accurate listing of all real property owned by the Company and its Subsidiaries or by the owner trustee (the “Owner Trustee”) under the AOR Trust 1997-1 in respect of the Company’s existing end loaded lease facility (the “Company Owned Real Property”). Except as set forth on Schedule 3.1(r), the Company, a Subsidiary thereof or the Owner Trustee has good, valid and marketable title to all of the Company Owned Real Property and all of their other material properties and assets, in each case free and clear of all Liens, except (A) with respect to such assets and properties other than Company Owned Real Property, imperfections of title and encumbrances that are not material in character, amount or extent and that do not, in any material respect, detract from the value of, or, in any material respect, interfere with the present use of, such properties or assets and (B) with respect to Company Owned Real Property, (1) Liens for real property Taxes not yet due and payable and (2) all covenants, restrictions, easements and agreements of record, if any, provided that the same are not violated by or prevent or interfere with the continued use and operation of such real property as presently used and operated, do not contain any rights of forfeiture or reverter or grant any third parties the right to acquire all or any part of such real property or require the removal, alteration or relocation of any building, structures or improvements included in such real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property”). Schedule 3.1(r) contains a complete and accurate list of all leases which the Company or one of its Subsidiaries is a party relating to the Company Leased Property. To the Company’s knowledge, (i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (ii) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to the knowledge of the Company, of the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of, any default (or any condition or event, which, after notice or a lapse of time or both could constitute a default thereunder) which has had or could reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Insurance. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices taken as a whole, are covered by valid and currently effective insurance policies issued in favor of the Company, its Subsidiaries and the Company Managed Practices that are customary in all material respects for companies of similar size and financial condition in the Company’s industry. Except as set forth on Schedule 3.1(s), all such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.1(s) contains an accurate summary of the coverage provided under such policies issued to the Company and its Subsidiaries. Except as set forth on Schedule 3.1(s), none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice under or in connection with any of their existing insurance policies. None of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company, its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

(t) Labor Matters. None of the Company or any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. None of the Company or any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its ERISA Affiliates and (ii) to the knowledge of the Company, no union certification petition has been filed with respect to the employees of the Company or its ERISA Affiliates. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices are and

have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Practices have at all times complied with the provisions of the Workers Adjustment and Retraining Notification Act of 1988.

(u) Contracts. (A) Subsections (i) through (xiv) of Part A of Schedule 3.1(u) each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company, any Subsidiary of the Company or, when specified below, any Company Managed Practice is a party, together with all amendments, waivers or other changes thereto:

(i) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by or to the Company or any Subsidiary of the Company of more than $500,000;

(ii) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, severance agreements, director or officer indemnification agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(iii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising or marketing contracts and agreements;

(iv) all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) or any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(v) all material contracts and agreements with any Governmental Entity;

(vi) all contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nations” pricing, (E) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to market or co-market any products or services of a third party or (F) any contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation that has had or could reasonably be expected to have a Company Material Adverse Effect;

(vii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary with any third Person, including any Company Managed Practice;

(viii) all management and other similar and related agreements and commitments and all other agreements and commitments between or among Company Managed Practices or any affiliates thereof, on the one hand, and the Company or any Subsidiaries of the Company, on the other hand, and all material agreements entered into by the Company or any Subsidiary thereof with any stockholders of or physicians employed by the Company, any Subsidiary thereof or any Company Managed Practices, including non-competition agreements;

(ix) all material powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(x) all contracts, agreements and arrangements entered into by the Company or any of its Subsidiaries and any other Person providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other Person under such contracts, agreements and arrangements pursuant to any post-closing adjustment to the purchase price (including under any “earnout” or other similar provision);

(xi) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any of its Subsidiaries (other than in the ordinary course of business) except those which have expired by their terms;

(xii) all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations entered into by the Company or any Subsidiary of the Company other than in the ordinary course of business; and

(xiii) all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, the conduct of the business thereof, or the termination or cancellation of which would have or could reasonably be expected to have a Company Material Adverse Effect.

(B) The Company has made available to Parent and Acquisition true, complete and correct copies of all written contracts and agreements required to be listed on Part A of Schedule 3.1(u), together with all amendments, waivers or other changes thereto, and has been given a written summary of all oral contracts required to be listed on Part A of Schedule 3.1(u). Except as set forth on Part B of Schedule 3.1(u), neither the Company nor any of its Subsidiaries or Company Managed Practices is a party to any contract, lease, license or other agreement or instrument required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on Part B of Schedule 3.1(u), and except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Practice is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of the Company, any of its Subsidiaries or any Company Managed Practice thereunder.

(v) Affiliate Contracts and Affiliated Transactions. Except as set forth on Schedule 3.1(v) or as described in the Company SEC Documents filed prior to the date hereof, no officer or director of the Company or of any Subsidiary of the Company (or, to the Company’s knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Company Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

(w) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a “Distribution Date” (as defined in the Rights Agreement), (iii) consummation of the Merger shall not result in WCAS, Parent, Acquisition, the Management Participants or their respective spouses, associates, affiliates, general partners and limited partners or Subsidiaries being an “Acquiring Person” (as defined in the Rights Agreement), result in the occurrence of a “Triggering Event” (as defined in the Rights Agreement) or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement and the Rights will expire immediately prior to the Effective Time.

(x) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary (i) such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement and (ii) to approve WCAS, Parent, Acquisition, the Persons listed on Schedule 1 (the “Management Participants”) and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

(y) Statements True and Correct. No representation or warranty or statement contained in this Agreement or any certificate, schedule, instrument or other writing furnished or to be furnished by the Company or any Subsidiary of the Company to Parent or Acquisition pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.2 Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of Parent Common Stock, all of which shares have been validly issued and are fully-paid, nonassessable and owned by Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”). The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which shares are fully-paid, nonassessable and owned by Parent. Parent has never had and does not have any Subsidiaries other than Acquisition and Acquisition has never had and does not have any Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not result in any Violation of (A) any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c)(iii) have been obtained and all filings and obligations described in Section 3.2(c)(iii) have been made or fulfilled, any Law applicable to Parent or Acquisition or to their properties or assets or (D) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clauses (B), (C) and (D) only, for any Violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) filings under the HSR Act, (B) the filing with the SEC of the Schedule 13E-3 and such other schedules or reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover Laws and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made have not and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, and none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or the Schedule 13E-3, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described by Parent or Acquisition and included by the parties hereto in the Schedule 13E-3 or provided to the Company for inclusion in the Proxy Statement. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(e) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on March 17, 2004 solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities.

(f) Financing. Parent has received a commitment letter, dated as of March 20, 2004 (the “Senior Bank and Bridge Loan Commitment Letter”) from JPMorgan Chase Bank, Wachovia Bank National Association and Citicorp North America, Inc. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) $550,000,000 in senior secured debt financing ($450,000,000 of which would be in the form of term loans and $100,000,000 of which would be in the form of a revolving credit facility) and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of not less than $625,000,000 of senior subordinated notes, up to $625,000,000 of bridge financing in the form of senior subordinated increasing rate bridge loans (such financing described in the Senior Bank and Bridge Loan Commitment Letter, the “Bank Financing”). In addition, Parent has received a commitment letter, dated as of March 20, 2004 (together with the Senior Bank and Bridge Loan Commitment Letter, the “Financing Letters”) from WCAS pursuant to which WCAS has committed, subject to the terms and conditions set forth therein, to provide to Parent an aggregate $304,100,000 in cash and 1,601,228 shares of Company Common Stock in exchange for shares of stock of Parent. True and complete copies of the Financing Letters as in effect on the date of this Agreement have been furnished to the Company. As of the date of this Agreement, the Financing Letters are in full force and effect (such financing described in the Financing Letters, the “Financing”). Parent, Acquisition and the Company agree that the Senior Bank and Bridge Loan Commitment Letter, which has been approved by each such party prior to the execution of this Agreement, shall not be amended after the execution of this Agreement in any manner that might materially adversely affect the consummation of the Merger.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.1 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to:

(a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) use their reasonable best efforts to (i) preserve intact their respective business organizations and goodwill, (ii) maintain their respective rights and franchises, (iii) retain the services of their respective officers and employees, (iv) preserve intact their respective relationships with customers, suppliers and others having business dealings with them and (v) keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by them; and

(c) comply, in all material respects, with all applicable Laws.

4.2 Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.2 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by Subsidiaries of the Company to the Company or a wholly-owned Subsidiary of the Company), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefore (except upon the exercise of Company Stock Options outstanding on the date of this Agreement as set forth on Schedule 3.1(b) to the extent cashless exercises are provided for in the Stock Plan governing such Company Stock Option);

(b) (i) except for shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date of this Agreement in accordance with the current terms thereof, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option) or any Stock Plan;

(c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents);

(d) (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, (ii) acquire or agree to acquire any assets, except for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (iii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company and Company Managed Practices existing on the date of this Agreement in the ordinary course of business consistent with past practice;

(e) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien, any of its assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed does not exceed $500,000;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(g) except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Plan existing on the date of this Agreement, (i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant or (iii) establish, adopt or become obligated under any new Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Plan or arrangement in existence on the date hereof;

(h) (i) assume, incur or guarantee any Indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) guarantee any other obligations of any other Person (other than those of wholly-owned Subsidiaries of the Company) or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

(i) other than as required by SEC guidelines or GAAP, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or to change its fiscal year;

(j) settle or compromise any pending or threatened claims, litigations, arbitrations or other proceedings (A) involving potential payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate (other than pending or threatened claims, litigations, arbitrations or other proceedings involving, in the aggregate, payments of $1,000,000 or less which are settled for amounts not greater than applicable reserves therefor that were reflected in the financial statements included in 2003 10-K), (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(k) (i) other than with respect to the Debt Offer (as hereinafter defined), pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness, (iii) waive or assign any claims or rights of substantial value or (iv) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(l) (i) make or rescind any tax election, (ii) take any tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes (A) involving potential payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate (other than such items involving, in the aggregate, payments of $1,000,000 or less which are settled for amounts not greater than applicable reserves therefor that were reflected in the financial statements included in 2003 10-K), (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) make any change to its method of reporting income, deductions or other tax items for tax purposes;

(m) enter into any material license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

(n) enter into any new line of business;

(o) make any capital expenditures, except for any capital expenditure or series of related capital expenditures which, together with all other capital expenditures made after the date hereof, collectively, is less than $500,000, and except for specific capital expenditures in the amounts set forth in the Company’s 2004 Budget as made available to Parent and Acquisition prior to the date of this Agreement;

(p) enter into any contracts, agreements or arrangements of the type described in Section 3.1(u)(vi);

(q) modify, amend, cancel or terminate any material contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party;

(r) enter into any contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a Violation of such contract, agreement or arrangement;

(s) enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated could reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(t) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(u) (i) except to the extent that the Board of Directors of the Company deems necessary in connection with the entering into of a Permitted Alternative Agreement (as hereinafter defined) in compliance with the provisions of this Agreement, redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) with respect to, or to render the Rights inapplicable to, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become nonredeemable at the redemption price currently in effect, or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

(v) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

(w) agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall make reasonable requests to the Company Managed Practices (and shall use all commercially reasonable efforts to obtain the cooperation of the Company Managed Practices with such requests) to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours, access to all of the Company’s, its Subsidiaries’ and the Company Managed Practices’ properties, books, records, leases, contracts, commitments, customers, officers, employees, accountants, counsel and other representatives. The Confidentiality Agreement dated February 27, 2004 between WCAS and the Company (the “Confidentiality Agreement”), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

(b) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Parent and Acquisition and Parent and Acquisition shall promptly furnish to the Company (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) such other information concerning its business, properties and personnel as may be reasonably requested.

5.2 No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on April 6, 2004 (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right to (i) initiate, solicit and encourage (including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent (x) any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (y) the identity of any Person executing an Acceptable Confidentiality Agreement) inquiries with respect to, or the making or submission of, Company Acquisition Proposals (as hereinafter defined) and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons in furtherance of any such inquiries and to induce the making or submission of Company Acquisition Proposals.

(b) Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a written indication of interest that the Board of Directors of the Company or the Special Committee reasonably believes is bona fide and could reasonably be expected to result in a Superior Proposal (as hereinafter defined) (and the Company shall provide notice of, including the identity of the Person or group of related Persons making such indication of interest and the material terms and conditions thereof, within 24 hours following receipt thereof) (each such Person or group, an “Excluded Party”), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives, and shall be responsible for non-compliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any Excluded Party which was not previously provided to Parent.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company or Special Committee believes in good faith to be bona fide, (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company or the Special Committee determines in good faith that taking such action is necessary for the Board of Directors of the Company or the Special Committee to comply with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will provide notice to Parent of the identity of the Person making such Company Acquisition Proposal and the material terms and conditions thereof prior to furnishing any such information or participating in any such discussions or negotiations, (B) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

(d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to proposed issuer of any such securities); provided, that the Company shall not be prohibited from entering into a Permitted Alternative Agreement (as hereinafter defined) in accordance with Section 7.1(g). Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law.

(e) From and after the date hereof, the Company shall (i) keep Parent generally informed on a current basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (including the identity of the Person making any such inquiry, solicitation or proposal and as to the material terms and price in respect of any Company Acquisition Proposal), (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Company or any Company Representatives from any Person and (iii) provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) or to enter into a Permitted Alternative Agreement (it being understood that the Company shall not be entitled to take any of the actions described in Section 7.1(f), or to terminate this Agreement in accordance with Section 7.1(g) unless and until it provides Parent not less than the lesser of (x) two business days and (y) three calendar days notice of such proposed action or termination, as the case may be).

(f) As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

(g) As used in this Agreement, “Superior Proposal” means (i) either (A) a Company Acquisition Proposal but changing the references to “20% or more” in the definition of “Company Acquisition Proposal” to “50% or more” or (B) a Company Acquisition Proposal as a result of which the individuals comprising the Board of Directors of the Company prior to such transaction do not constitute a majority of the board of directors (or other governing body) of the entity surviving or resulting from such transaction or the ultimate parent entity following such transaction, and (ii) which the Board of Directors of the Company or the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (A) would, if consummated, result in a transaction that is more favorable to the stockholders of the Company entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) is capable of being, and is reasonably likely to be, completed without undue delay.

(h) As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement.

5.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

(b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(d) (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform) or Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Parent or the Company under Section 7.1(c) or 7.1(h) if, but only if (in the case of termination under Section 7.1(c) or Section 7.1(h) only) (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the (x) Termination Date (as hereinafter defined) and not withdrawn (as defined below) prior to the 30th day preceding the Termination Date, in the case of a termination under Section 7.1(c), or (y) Special Meeting and not withdrawn prior to the tenth day preceding the mailing date of the Proxy Statement, in the case of a termination under Section 7.1(h), and (B) within twelve months after such termination pursuant to 7.1(c) or 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal (the “Subsequent Transaction”), then the Company shall (A) pay to WCAS Management Corporation (“WCAS Management”), a fee in the amount of $12,000,000 (the “Company Termination Fee”) and (B) reimburse WCAS Management for the documented out-of-pocket fees and expenses reasonably incurred by it, Parent and Acquisition in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to WCAS Management, Parent and its affiliates) in an aggregate amount not to exceed $1,000,000 (the “Expenses”), in each case, in cash, by wire transfer of immediately available funds to an account designated by WCAS Management. The Company shall pay the Company Termination Fee and the Expenses to WCAS Management (x) in the case of a termination pursuant to Section 7.1(d) (in the case of a willful or knowing breach or failure to perform), 7.1(f) or 7.1(g), on the day of termination of this Agreement or (y) in the case of a termination pursuant to Section 7.1(c) or 7.1(h), on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in clause (iii)(B) above. As used herein, with respect to any Company Acquisition Proposal, “withdrawn” shall mean that (i) such offer was withdrawn publicly or, if such Company Acquisition Proposal has not been publicly announced, that the Board of Directors of the Company or the Special Committee has confirmed in writing to Parent that is has been withdrawn, (ii) since the withdrawal of such Company Acquisition Proposal, there shall have been no further negotiations with respect thereto between the Person or group of Persons making such Company Acquisition Proposal (or such Person’s or group’s representatives) and the Company (or any Company Representatives) and no further delivery of confidential information by the Company (or any Company Representatives) to such Person or group (or such Person’s or group’s representatives) and (iii) the Company shall have requested that the Person or group making such Company Acquisition Proposal return or destroy all confidential information previously delivered to such Person or group (or such Person’s or group’s representatives); provided, that no Company Acquisition Proposal shall be considered to have been “withdrawn” for purposes of this Section 5.3(b) if, within twelve months after the termination of this Agreement, the Company (and/or any of its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a Subsequent Transaction with the Person or group of Persons who made such Company Acquisition Proposal (or any affiliate thereof).

5.4 Brokers or Finders.

(a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

(b) Parent and Acquisition represent that no agent, broker, investment banker, financial advisor or other firm or person engaged by Parent or Acquisition is or will be entitled to receive from the Company any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition except as set forth in the Financing Letters and as set forth on Schedule 5.4(b).

5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective charters and/or bylaws (or similar organizational documents) or in any indemnification agreement listed on Schedule 5.5(a) shall survive the Merger and, for a period of six years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or each Indemnitee affected thereby otherwise consents in writing thereto.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, to the extent available (“D&O Insurance”) covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous in the aggregate to such indemnified parties than such existing insurance (copies of which policies have been made available to Parent and Acquisition); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 250% of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be $897,815 (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 250% of the Current Premium.

(c) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

(d) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation and the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement).

5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement.

(b) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

(c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof), including (i) by making available to Parent and Acquisition and such financing sources and their representatives, personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of Financing (or such substitutions or replacements) reasonably satisfactory to Parent and Acquisition and such financing sources and (iii) by using reasonable best efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to repay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries identified by Parent and/or to exercise its purchase option under its end loaded lease facility; provided in each case that such call or any agreement to repay, redeem, exercise and/or renegotiate may be rescinded if the Merger is not completed on or prior to the effective date of any such prepayment, repayment, redemption, exercise and/or renegotiation, as the case may be, and, provided, further, that the Company and its Subsidiaries shall not be required to make any non-cancelable payments in connection with such actions.

5.7 Publicity. The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger, the Debt Offer, the Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties have agreed that the Company may issue the press release attached hereto as Exhibit A promptly following the execution and delivery of this Agreement.

5.8 Consents and Approvals; State Takeover Laws.

(a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

(b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company, its Subsidiaries and the Company Managed Practices to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

(c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

(d) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

5.9 Notification of Certain Matters. Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) the commencement or threat of any Company Litigation or any other action, suit, investigation, inquiry or proceeding which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company, any of its Subsidiaries or, to the extent known by the Company, any Company Managed Practice or any of their respective properties or assets, in either case which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The Company shall provide bi-weekly written updates to Parent on an aggregated basis regarding the status of negotiations between the Company, its Subsidiaries or if known to the Company, the Company Managed Practices, on the one hand, and commercial entities, on the other hand, relating to the pricing for drugs or other pharmaceutical products for purposes of reimbursement. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

5.10 Continuation of Employee Benefits.

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all of the existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants that are set forth on Schedule 5.10(a).

(b) Until the first anniversary of the Effective Time the Surviving Corporation will not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

(c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

(d) This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Surviving Corporation and any Person referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in paragraph (a) above, nothing contained in this Section 5.10 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation with respect to continued employment for any specified period of any nature or kind whatsoever.

5.11 Preparation of the Proxy Statement; Special Meeting.

(a) As soon as practicable following the date of this Agreement (but in any event no later than fifteen (15) business days after the date hereof), the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection), prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Certificate of Incorporation and the Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.2(d), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s stockholders and shall include such recommendation, together with a copy of the opinion referred to in Section 3.1(m), in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.11(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(g), the Company’s obligations pursuant to the first sentence of this Section 5.11(b) shall terminate.

5.12 Consequences If Rights Are Triggered. If any Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration)

as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

5.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

5.14 Debt Tender Offer. (a) At such time as requested by Parent and Acquisition (provided that Parent and Acquisition shall coordinate with the Company regarding such timing), the Company shall (i) commence a cash tender offer to purchase all of the Company’s outstanding 9-5/8% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”) and (ii) solicit the consent of the holders of the Senior Subordinated Notes regarding the amendments (the “Indenture Amendments”) described on Schedule 5.14 hereto to the covenants contained in the Indenture, dated as of February 1, 2002, among the Company, certain Subsidiaries of the Company, as guarantors, and JP Morgan Chase Bank, as trustee. Such offer to purchase and consent solicitation (the “Debt Offer”) shall be made on such terms and conditions as are described on Schedule 5.14 and such other terms and conditions agreed to by Parent and Acquisition; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the closing of the Merger. The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Parent and Acquisition, and the Company shall not, without Parent’s and Acquisition’s prior consent, waive any condition to the Debt Offer described on Schedule 5.14, or make any changes to the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offer, it will accept for payment, and pay for, the Senior Subordinated Notes and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time. The Company shall enter into a customary dealer manager agreement and a customary information agent agreement with a dealer manager and information agent, respectively, recommended by Parent (and reasonably acceptable to the Company).

(a) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Parent and Acquisition, an offer to purchase the Senior Subordinated Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offer (collectively, the “Offer Documents”). In the event that this Agreement is terminated in accordance with Article VII, the Company will have the right to amend the Offer Documents without Parent’s consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Parent and Acquisition; provided, however, that the comment and approval of Parent and Acquisition shall not be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Parent and Acquisition under paragraph (a) above to do so.

(b) If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the Required Vote.

(b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated, and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Order or Law shall be in effect that prevents or restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

6.2 Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(c) There shall not be pending or threatened any suit, action, investigation, inquiry or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Acquisition of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock by Parent or Acquisition or seeking to obtain from the Company, Parent or Acquisition any damages that are material to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any properties or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any properties or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Company Material Adverse Effect.

(d) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries (i) listed on Schedule 6.2(d) hereof or (ii) which, if not so continued as a result of the consummation of the Merger, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, whether or not covered by insurance.

(f) Parent and Acquisition shall have obtained the proceeds of the Bank Financing substantially on the terms contemplated by the Senior Bank and Bridge Loan Commitment Letter or alternative financing on terms (including amounts and pricing) no less favorable to Parent and Acquisition (or Parent’s equity investors and their affiliates) in any material respect than those set forth in the Senior Bank and Bridge Loan Commitment Letter.

(g) Not less than a majority of the aggregate principal amount of the Senior Subordinated Notes shall have been tendered and accepted for payment by the Company in accordance with the terms and conditions of the Debt Offer, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the effectiveness of the Merger.

(h) The total number of Dissenting Shares shall not exceed 8% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(c) Parent and Acquisition shall have obtained the proceeds of the Financing or alternative financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by mutual written consent of the Company, Parent and Acquisition;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on August 31, 2004 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date);

(f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s stockholders that they approve this Agreement and the Merger at the Special Meeting, (iii) a tender or exchange offer that would constitute an alternative Company Acquisition Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against the acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof or (iv) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

(g) by the Company, at any time prior to obtaining the Company Stockholder Approval, upon the Board of Directors of the Company resolving to enter into, subject to the terms of this Agreement, including Section 5.3, a definitive agreement containing a Company Acquisition Proposal by a third party; provided, that (i) the Board of Directors of the Company shall not so resolve unless (A) the Company shall have complied with its obligations under Section 5.2, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal and such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (C) the Company shall have fully negotiated the final terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; (iii) such termination pursuant to this Section 7.1(g) shall not be effective until the end of the earlier of (x) the second business day and (y) the third calendar day after Parent’s receipt of notice of the final terms and conditions of such Company Acquisition Proposal; and (iv) the Company shall have the right to enter into a definitive agreement (a “Permitted Alternative Agreement”) containing a Company Acquisition Proposal during the period commencing upon the Board of Directors of the Company so resolving in accordance with this Section 7.1(g) and ending upon the termination of this Agreement pursuant to this Section 7.1(g) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 5.2, Section 5.3 and this Section 7.1(g), (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 7.1(g) and (C) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; or

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

7.2 Effect of Termination. In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that (a) the last sentence of Section 5.1(a), Section 5.3, Section 5.4, this Section 7.2 and Article VIII shall survive such termination and (b) no such termination shall relieve any party from liability for a material and willful breach of any term or provision hereof.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

8.2 Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a) if to Parent or Acquisition, to it:

c/o Welsh, Carson, Anderson & Stowe IX, L. P.

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Attn: D. Scott Mackesy

Facsimile: (212) 893-9566

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attn: Othon A. Prounis, Esq.

Facsimile: (212) 841-5725

(b) if to the Company, to:

US Oncology, Inc.

16825 Northchase Drive

Houston, Texas 77060

Attn: Boone Powell, Jr., Burton S. Schwartz, M.D., Vicki Hitzhusen and Phil Watts, Esq.

Facsimile: 832-601-6688

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Attn: Charles H. Still, Esq.

Facsimile: (713) 651-5246

8.4 Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of” any Person or any similar phrase means the actual knowledge of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.5 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.5 and 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7 Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

8.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.9 Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

8.10 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.11 Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any assignment in violation of the foregoing shall be null and void.

8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY: US ONCOLOGY, INC.

By:	/s/ R. Dale Ross

Name: R. Dale Ross Title: Chairman and Chief Executive Officer

PARENT: OILER HOLDING COMPANY

By:	/s/ D. Scott Mackesy

Name: D. Scott Mackesy Title: President

ACQUISITION: OILER ACQUISITION CORP.

By:	/s/ D. Scott Mackesy

Name: D. Scott Mackesy Title: President

APPENDIX B

Global Markets & Investment Banking Group

[LOGO] Merrill Lynch	3075B Hansen Way Palo Alto, CA 94304 (650) 849-2100

March 20, 2004

Special Committee of the Board of Directors

US Oncology, Inc.

16825 Northchase Drive

Suite 1300 Houston, TX 77060

Board of Directors

US Oncology, Inc.

16825 Northchase Drive

Suite 1300

Houston, TX 77060

Members of the Special Committee of the Board of Directors and

Members of the Board of Directors:

US Oncology, Inc. (the “Company”), OILER HOLDINGS, INC. (the “Acquiror”) and OILER ACQUISITION CORP., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Acquisition Sub will be merged with the Company in a merger (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the Company Shares”), other than any Company Shares held in treasury or held by the Acquiror or the Acquisition Sub or as to which dissenter’s rights have been perfected, would be converted into the right to receive $15.05 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the “public holders” of the Company Shares (defined as the holders of Company Shares other than (a) the Acquiror and its affiliates and (b) the Management Participants (as defined in the Agreement)) pursuant to the Merger is fair from a financial point of view to such public holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the historical market prices, trading activity and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed a draft dated March 20, 2004 of the Agreement and a draft term sheet dated March 20, 2004 of the proposed arrangements with the Management Participants; and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the final arrangements with the Management Participants will be substantially similar to the term sheet reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company, the Board of Directors of the Company or the Special Committee of the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company as of the date hereof.

We are acting as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares or other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the public holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the public holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the public holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

2

APPENDIX C

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and. who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

US Oncology, Inc.

First Amendment to

2002 Key Executive Performance Stock Option Plan

Recitals

WHEREAS, US Oncology, Inc. (the “Company”) has entered into an Agreement and Plan of Merger among the Company, US Oncology Holdings, Inc. (f/k/a Oiler Holding Company) and Oiler Acquisition Corp. (“Acquisition”), dated as of March 20, 2004 (the “Merger Agreement”), providing for the merger of Acquisition with and into the Company; and

WHEREAS, pursuant to the Merger Agreement, the Company has agreed to take all actions necessary on the part of its board of directors and compensation committee to cause all Stock Options granted under the 2002 Key Executive Performance Stock Option Plan (the “Plan”) to become fully vested and exercisable as of the Effective Time (as defined in the Merger Agreement), and promptly after the Effective Time to pay the holders of such options the cash payment specified in the Merger Agreement;

NOW THEREFORE, the Plan is hereby amended as follows:

1. The following clause shall be inserted at the end of Section 6(c) of the Plan:

“Notwithstanding anything to the contrary in Section 6(h) or in this Section 6(c) of the Plan or any Stock Option Agreement or otherwise, (i) as of the “Effective Time,” as such term is defined in the Agreement and Plan of Merger, dated as of March 20, 2004, among US Oncology Holdings, Inc. (f/k/a Oiler Holding Company), Oiler Acquisition Corp. and the Company (the “Merger Agreement”), all Stock Options granted under the Plan shall become fully vested, exercisable and cancelable; and (ii) from and after the Effective Time, each outstanding Stock Option shall entitle the applicable Participant to receive an amount of cash per share equal to the excess of $15.05 over the per share exercise price of such Stock Option in accordance with the Merger Agreement, and upon surrender by such Participant to the Surviving Corporation (as defined in the Merger Agreement) of such Participant’s original Stock Option Agreement (or upon satisfaction of alternate arrangements acceptable to the Surviving Corporation).”

2. Capitalized terms used in this First Amendment that are not defined herein shall have the meanings set forth in respect thereof in the Plan.

3. Except as amended hereby, the Plan and all Stock Option Agreements and Stock Options granted thereunder shall remain in full force and effect.

D-1

Front Side of Proxy

US ONCOLOGY, INC.

SPECIAL MEETING

                        , 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. DALE ROSS and LEO E. SANDS, or either of them, each with power to appoint his substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of Common Stock of US Oncology, Inc. that the undersigned would be entitled to vote if personally present, and to act for the undersigned at the special meeting to be held on                     , 2004, or any adjournment or postponement thereof.

This proxy will be voted in the manner directed herein and in accordance with the accompanying Proxy Statement. Receipt of the Proxy Statement is hereby acknowledged. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 which are being proposed by the Board of Directors of US Oncology, Inc.

The Board of Directors recommends that you vote FOR the approval of proposals 1, 2 and 3.

(TO BE SIGNED ON THE REVERSE SIDE)

Back Side of Proxy

PLEASE MARK, DATE AND SIGN THIS PROXY

1.	To approve and adopt the Agreement and Plan of Merger dated as of March 20, 2004, among US Oncology, Inc., US Oncology Holdings, Inc. (f/k/a/ Oiler Holding Company) and Oiler Acquisition Corp., and the merger contemplated by the merger agreement, under which each share of US Oncology common stock will be converted automatically into the right to receive $15.05 in cash, except as set forth in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the postponement or adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve and adopt the amendment to US Oncology, Inc.’s 2002 Key Executive Performance Stock Option Plan to accelerate the vesting of unvested stock options held by key executive officers of US Oncology, Inc. under that plan so that those officers may receive the excess, if any, of $15.05 over the per share exercise prices of such unvested options multiplied by the number of shares of common stock subject to such unvested options held by those officers, as contemplated under the terms of the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In accordance with their discretion, to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

The signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign the full partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: , 2004	IMPORTANT: Please insert date.

INDIVIDUAL OR JOINT HOLDER:

Signature

Print Name Here

Signature (if jointly held)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: